                                                                   EXHIBIT 10.a

                                                                 CONFORMED COPY


===============================================================================





                                CREDIT AGREEMENT

                          DATED AS OF DECEMBER 1, 1995


                                      Among


                           BW/IP INTERNATIONAL, INC.,


                    THE FINANCIAL INSTITUTIONS NAMED HEREIN,



                               CITICORP USA, INC.,
                                    as Agent,


                                       and


                               ABN AMRO BANK N.V.,
                                   as Co-Agent





===============================================================================

                               TABLE OF CONTENTS

                                                                                      Page
                                        ARTICLE I
                             DEFINITIONS AND ACCOUNTING TERMS.......................    1

SECTION 1.01.    Certain Defined Terms..............................................    1
SECTION 1.02.    Computation of Time Periods........................................   21
SECTION 1.03.    Accounting Terms...................................................   21
SECTION 1.04.    Currency Equivalents Generally.....................................   22

                                        ARTICLE II
                            AMOUNTS AND TERMS OF THE ADVANCES.......................   22

SECTION 2.01.    The Committed Advances.............................................   22
SECTION 2.02.    Making the Committed Advances......................................   23
SECTION 2.03.    The Bid Advances...................................................   28
SECTION 2.04.    Fees...............................................................   32
SECTION 2.05.    Optional Increase of the Commitments...............................   33
SECTION 2.06.    Reduction of the Commitments.......................................   35
SECTION 2.07.    Repayment of the Committed Advances................................   35
SECTION 2.08.    Interest on the Committed Advances.................................   35
SECTION 2.09.    Interest Rate Determination........................................   36
SECTION 2.10.    Voluntary Conversion or Continuation of Committed Advances.........   37
SECTION 2.11.    Prepayments........................................................   38
SECTION 2.12.    Increased Costs, Etc...............................................   39
SECTION 2.13.    Payments and Computations..........................................   42
SECTION 2.14.    Taxes..............................................................   45
SECTION 2.15.    Sharing of Payments, Etc...........................................   48
SECTION 2.16.    Evidence of Debt...................................................   49
SECTION 2.17.    Currency Equivalents...............................................   50
SECTION 2.18.    Letters of Credit..................................................   50
SECTION 2.19.    Use of Proceeds....................................................   61

                                       ARTICLE III
                                  CONDITIONS OF LENDING.............................   61

SECTION 3.01.    Conditions Precedent to Initial Advances...........................   61
SECTION 3.02.    Conditions Precedent to Each Committed Borrowing...................   65
SECTION 3.03.    Conditions to All Letters of Credit................................   65
SECTION 3.04.    Conditions Precedent to Each Bid Borrowing.........................   66

                                        ARTICLE IV
                              REPRESENTATIONS AND WARRANTIES........................   66

SECTION 4.01.    Due Incorporation, Etc.............................................   66
SECTION 4.02.    Authorization of Borrowing, Etc....................................   66
SECTION 4.03.    Financial Condition................................................   67
SECTION 4.04.    Absence of Litigation; Litigation Description......................   68



                            (i)

SECTION 4.05.    Payment of Taxes...................................................   68
SECTION 4.06.    Governmental Regulation............................................   68
SECTION 4.07.    Not a Purpose Credit...............................................   68
SECTION 4.08.    ERISA..............................................................   69
SECTION 4.09.    Disclosure.........................................................   69
SECTION 4.10.    Insurance..........................................................   70
SECTION 4.11.    Environmental Matters..............................................   70
SECTION 4.12.    Performance of Agreements..........................................   70

                                        ARTICLE V
                                 COVENANTS OF THE COMPANY...........................   71

SECTION 5.01.    Affirmative Covenants..............................................   71
SECTION 5.02.    Negative Covenants.................................................   77

                                        ARTICLE VI
                                    EVENTS OF DEFAULT...............................   92

SECTION 6.01.    Events of Default..................................................   92
SECTION 6.02.    Actions in Respect of Letters of Credit............................   96

                                       ARTICLE VII
                                THE AGENT AND THE CO-AGENT..........................   97

SECTION 7.01.    Authorization and Action...........................................   97
SECTION 7.02.    Agent's and Co-Agent's Reliance, Etc...............................   98
SECTION 7.03.    CUSA, ABN AMRO and Affiliates......................................   99
SECTION 7.04.    Lender Credit Decision.............................................   99
SECTION 7.05.    Indemnification....................................................   99
SECTION 7.06.    Successor Agent....................................................  100

                                       ARTICLE VIII
                                   THE PARENT GUARANTY..............................  100

SECTION 8.01.    Guaranty of the Guarantied Obligations.............................  100
SECTION 8.02.    Liability of the Company...........................................  101
SECTION 8.03.    Waivers by the Company.............................................  104
SECTION 8.04.    Payment by the Company.............................................  105
SECTION 8.05.    Subrogation........................................................  105
SECTION 8.06.    Subordination of Other Obligations.................................  106
SECTION 8.07.    Expenses...........................................................  106
SECTION 8.08.    Continuing Guaranty; Termination of Parent Guaranty................  107
SECTION 8.09.    Authority of the Company or the Borrowers..........................  107
SECTION 8.10.    Financial Condition of the Borrowers...............................  107
SECTION 8.11.    Rights Cumulative..................................................  107
SECTION 8.12.    Bankruptcy; Post-Petition Interest; Reinstatement of the Parent
                 Guaranty...........................................................  108
SECTION 8.13.    Set Off............................................................  109
SECTION 8.14.    Successors and Assigns.............................................  109
SECTION 8.15.    Further Assurances.................................................  109

                                        ARTICLE IX



                            (ii)

                                                                                      Page
                                      MISCELLANEOUS.................................  110
SECTION 9.01.    Amendments, Etc....................................................  110
SECTION 9.02.    Notices, Etc.......................................................  110
SECTION 9.03.    No Waiver; Remedies................................................  111
SECTION 9.04.    Costs, Expenses and Taxes..........................................  111
SECTION 9.05.    Right of Setoff....................................................  112
SECTION 9.06.    Judgment...........................................................  112
SECTION 9.07.    Binding Effect.....................................................  113
SECTION 9.08.    Assignments, Designations and Participations.......................  113
SECTION 9.09.    Consent to Jurisdiction............................................  120
SECTION 9.10.    Waiver of Jury Trial...............................................  120
SECTION 9.11.    Governing Law......................................................  121
SECTION 9.12.    Execution in Counterparts..........................................  121
SECTION 9.13.    Indemnification....................................................  121
SECTION 9.14.    Confidentiality....................................................  122
SECTION 9.15.    Independence of Covenants..........................................  123
SECTION 9.16.    Survival of Warranties and Certain Agreements......................  123
SECTION 9.17.    Severability.......................................................  123
SECTION 9.18.    Headings...........................................................  123



                                      (iii)

                                    EXHIBITS

EXHIBIT A      -  FORM OF ASSIGNMENT AND ACCEPTANCE
EXHIBIT B      -  FORM OF BORROWER DESIGNATION AND ACCEPTANCE
EXHIBIT C      -  FORM OF NOTICE OF COMMITTED BORROWING
EXHIBIT D      -  FORM OF NOTICE OF BID BORROWING
EXHIBIT E      -  FORM OF DESIGNATION AGREEMENT
EXHIBIT F-1 -     FORM OF PROMISSORY NOTE (COMMITTED ADVANCES)
EXHIBIT F-2 -     FORM OF PROMISSORY NOTE (BID ADVANCES)
EXHIBIT G      -  FORM OF NOTICE OF ISSUANCE OF LETTER OF
                  CREDIT
EXHIBIT H      -  FORM OF LETTER OF CREDIT
EXHIBIT I      -  FORM OF OPINION OF DEBEVOISE & PLIMPTON
EXHIBIT J      -  FORM OF OPINION OF SENIOR COUNSEL OF BORROWER
EXHIBIT K      -  FORM OF OPINION OF O'MELVENY & MYERS
EXHIBIT L      -  SUBSIDIARY GUARANTY
EXHIBIT M      -  FORM OF INCREASED COMMITMENT ACCEPTANCE
EXHIBIT N      -  FORM OF NEW COMMITMENT ACCEPTANCE
EXHIBIT O      -  SUBORDINATION PROVISIONS



                                   SCHEDULES

SCHEDULE 1.01(A)     -  ADDRESS OF LENDER'S OFFICES
SCHEDULE 1.01(B)     -  DESIGNATED SUBSIDIARIES
SCHEDULE 1.01(C)     -  EXISTING LETTERS OF CREDIT
SCHEDULE 4.01        -  GOOD STANDING JURISDICTIONS
SCHEDULE 5.02(a)     -  EXISTING DEBT OF BORROWER &
                        SUBSIDIARIES
SCHEDULE 5.02(c)(v)  -  EXISTING JOINT VENTURES
SCHEDULE 5.02(d)(x)  -  SURETY & PERFORMANCE BONDS
SCHEDULE 5.02(m)     -  EXISTING AFFILIATE AGREEMENTS



                                      (iv)

                                CREDIT AGREEMENT

                          DATED AS OF DECEMBER 1, 1995


                  BW/IP INTERNATIONAL, INC., a Delaware corporation (the "Company"), as a Borrower and Parent Guarantor, the financial institutions (the "Financial Institutions") listed on the signature pages hereof, CITICORP USA, INC. ("CUSA"), as agent (the "Agent") for the Lenders hereunder, and ABN AMRO BANK ("ABN AMRO") N.V., as co-agent for the Lenders hereunder (the "Co-Agent") agree as follows:


                                    ARTICLE I
                        DEFINITIONS AND ACCOUNTING TERMS

                  SECTION 1.01. CERTAIN DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

                  "ACCEPTED LENDER" has the meaning specified in
         Section 2.05.

                  "ADJUSTED CONSOLIDATED TOTAL DEBT" means Consolidated Total Debt minus 50% of the aggregate amount of Minority Interest Subsidiary Debt; provided that Minority Interest Subsidiary Debt shall not be subtracted to the extent that the Company or another Subsidiary of the Company has a Contingent Obligation with respect to such Minority Interest Subsidiary Debt.

                  "ADVANCE" means a Committed Advance or a Bid
         Advance.

                  "ALTERNATIVE CURRENCY" means any currency other than a Major Currency that in the opinion of the Majority Lenders is freely traded in the offshore interbank foreign exchange markets and is freely transferable and freely convertible into Dollars and in which dealings in deposits are carried out on the London interbank market.

                  "APPLICABLE LENDING OFFICE" means, with respect to each Lender, such Lender's Domestic Lending Office in the case of a Base Rate Advance, such Lender's Eurocurrency Lending Office in the case of a Eurocurrency Advance and, in the case of a Bid Advance which is not a Eurocurrency Advance, the office of such Lender notified by such Lender to the Agent as its Applicable Lending Office with respect to such Bid Advance.

                  "APPLICABLE MARGIN" means, for any date of determination, (i) 0.215% per annum if Level 1 is applicable, (ii) 0.275% per annum if Level 2 is applicable, (iii) 0.325% per annum if Level 3 is applicable,
         (iv) 0.425% per annum if Level 4 is applicable and (v) 0.50% per annum if Level 5 is applicable. For purposes of this definition, (a) if any change in the rating established by S&P or Moody's with respect to Long-Term Debt shall result in a change in the Level, the change in the Applicable Margin shall be effective as of the date on which such rating change is publicly announced and (b) if any change in the Company's Leverage shall result in a change in the Level, the change in the Applicable Margin shall be effective as of the last date of the period covered by the financial statements delivered by the Company pursuant to Section 5.01(a) hereof reflecting such change in Leverage; provided that there shall not be a change in the Applicable Margin with respect to a Eurocurrency Advance if the Eurocurrency Interest Period for such Eurocurrency Advance ends prior to the date of delivery of such financial statements.

                  "ARRANGER" means Citicorp Securities, Inc.

                  "ASSIGNMENT AND ACCEPTANCE" means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of EXHIBIT A hereto.

                  "BANKRUPTCY CODE" means Title 11 of the United States Code entitled "Bankruptcy" as now and hereafter in effect, or any successor statute.

                  "BASE RATE" means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time which rate per annum shall at all times be equal to the highest of:

                           (a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank's base rate; or

                           (b) 1/2 of one percent per annum above the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average being determined weekly on each Monday (or, if any such date is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from three New York certificate of deposit dealers of recognized standing selected by Citibank, in either case adjusted to the nearest 1/16 of one percent or, if there is no nearest 1/16 of one percent, to the next higher 1/16 of one percent; or

                           (c) for any day 1/2 of one percent per annum above the Federal Funds Rate.

                  "BASE RATE ADVANCE" means a Committed Advance which bears interest at a rate per annum determined on the basis of the Base Rate, as provided in Section 2.08(a).

                  "BID ADVANCE" means an advance by a Lender to a Borrower as part of a Bid Borrowing resulting from the auction bidding procedure described in Section 2.03(a).

                  "BID BORROWING" means a borrowing consisting of simultaneous Bid Advances of the same Type from each of the Lenders whose offer to make one or more Bid Advances as part of such borrowing has been accepted by a Borrower under the auction bidding procedure described in
         Section 2.03(a).

                  "BID REDUCTION" has the meaning specified in
         Section 2.01(a).

                  "BORROWER" means (i) the Company, in the Company's capacity as a borrower hereunder or (ii) any Designated Subsidiary, and "BORROWERS" means the Company and all Designated Subsidiaries, collectively.

                  "BORROWER DESIGNATION AND ACCEPTANCE" means a designation by the Company of a Designated Subsidiary, and the acceptance of such Subsidiary of its designation by the Company, as a Borrower under this Agreement, and the Agent's consent to such designation, in substantially the form of EXHIBIT B hereto.

                  "BORROWING" means a Committed Borrowing or a Bid
         Borrowing.

                  "BUSINESS DAY" means a day of the year on which banks are not required or authorized to close in New York City and if the applicable Business Day relates to any Eurocurrency Advances, on which dealings are carried on in the London interbank market and on which banks are open for business in the country of issue of the currency of such Eurocurrency Advance (if other than Dollars).

                  "CAPITAL LEASE OBLIGATION" means, with respect to any lease of property which, in accordance with GAAP, should be capitalized on the lessee's balance sheet or for which the amount of the assets and liabilities thereunder, if so capitalized, should be disclosed in a note to such balance sheet, the amount of the liability which should be so capitalized or disclosed.

                  "CHANGE OF CONTROL" means the acquisition by any Person, or two or more Persons acting in concert, in each case excluding Holding, of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of 40% or more of the outstanding shares of voting stock of Holding or the Company.

                  "CITIBANK" means Citibank, N.A.

                  "CLOSING DATE" means the date and time on or before December 1, 1995 on which all of the closing conditions in Article III are satisfied.

                  "COMMERCIAL LETTER OF CREDIT" means any letter of credit issued for the account of a Borrower for the purpose of providing the principal payment mechanism in connection with the purchase of goods by the Company or any of its Subsidiaries in the ordinary course of business.

                  "COMMITMENT" has the meaning specified in Section
         2.01(a).

                  "COMMITTED ADVANCE" means an advance by a Lender to a Borrower as part of a borrowing consisting of simultaneous Advances from each of the Lenders pursuant to Section 2.01.

                  "COMMITTED BORROWING" means a borrowing consisting of simultaneous Committed Advances made by each of the Lenders pursuant to
         Section 2.01(b).

                  "COMPANY" means BW/IP International, Inc., a Delaware corporation, in its capacity as a Borrower hereunder, in its capacity as Parent Guarantor hereunder or both, as the context may require.

                  "CONSOLIDATED FIXED CHARGES" means, for any period, (i) total net interest expense (including any interest expense or discount of the Company or any of its Subsidiaries associated with any sale or other financing of accounts permitted under Section 5.02(n)) plus (ii) the sum of the payments of principal that were scheduled to be made by the Company and its Subsidiaries during such period including payments with respect to Capital Lease Obligations plus (iii) operating lease payments, all on a consolidated basis for the Company and its Subsidiaries.

                  "CONSOLIDATED GROSS CASH FLOW" means, for any period, (i) the sum of (A) net income, plus (B) net interest expense (including any interest expense or discount of the Company or any of its Subsidiaries associated with any sale or other financing of accounts permitted under
         Section 5.02(n)), plus (C) depreciation expense, plus (D) amortization expense of goodwill and financing costs, plus (E) operating lease payments and payments made in respect of Capital Lease Obligations, plus (F) extraordinary losses, plus (G) Federal, state, local and foreign income tax expense, plus (H) other non-cash charges that could never be converted to cash to the extent deducted from net income minus
         (ii) extraordinary gains, all of the foregoing shall be on a consolidated basis for the Company and its Subsidiaries.

                  "CONSOLIDATED NET INCOME" means, for any period, the net income of the Company and its Subsidiaries on a consolidated basis for such period determined in accordance with GAAP.

                  "CONSOLIDATED TANGIBLE NET WORTH" of any Person means the consolidated shareholders' equity of such Person and its consolidated Subsidiaries determined in accordance with GAAP (but without taking into account any adjustments for the effects of foreign currency translation pursuant to Statement No. 52 of the Financial Accounting Standards Board, or any similar statement issued in substitution therefor), minus, without duplication, the carrying value of goodwill, debt issuance costs and any covenant not to compete, capitalized organizational expenses, intellectual property and licenses therefor and rights therein, and other similar intangibles, and any other items which are treated as intangibles in conformity with GAAP (except for prepaid expenses).

                  "CONSOLIDATED TOTAL ASSETS" means, as of any date of determination, all assets that should be reflected as assets on a consolidated balance sheet of the Company and its Subsidiaries on such date prepared in accordance with GAAP.

                  "CONSOLIDATED TOTAL CAPITALIZATION" means Consolidated Total Assets minus (i) Consolidated Total Liabilities, plus (ii) Adjusted Consolidated Total Debt.

                  "CONSOLIDATED TOTAL DEBT" means items (i), (ii), (iii) and
         (iv) of the definition of Debt plus the aggregate amount of liability assumed or net cash proceeds received with respect to outstanding accounts receivables subject to a Receivables Program in a sale or other financing of accounts permitted by Section 5.02(n)(iii), all on a consolidated basis for the Company and its Subsidiaries.

                  "CONSOLIDATED TOTAL LIABILITIES" means, as of any date of determination, all liabilities that should be reflected as liabilities on a consolidated balance sheet of Company and its Subsidiaries on such date prepared in accordance with GAAP.

                  "CONTINGENT OBLIGATION", as applied to any Person, means any direct or indirect liability, contingent or otherwise, of the Person with respect to any Debt, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guarantied, endorsed (other than for collection or deposit in the ordinary course of business), co-made, or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable, including without limitation, any such obligation for which that Person is in effect liable through any agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain the solvency or any balance sheet item, level of income or other financial condition of the obligor of such obligation, or to make payment for any products, materials or supplies or for any transportation, services or lease regardless of the non-delivery or non-furnishing thereof, in any case if the purpose or intent of such agreement is to provide assurance that such obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guarantied or otherwise supported.

                  "CONVERT," "CONVERSION" and "CONVERTED" each refers to a conversion of Advances of one Type into Advances of another Type pursuant to Section 2.10.

                  "DEBT" means, without duplication, (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds (other than performance bonds), debentures, notes or other similar instruments,
         (iii) obligations to pay the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business and not more than 60 days past due or being contested in good faith by appropriate proceedings), (iv) Capital Lease Obligations, (v) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (iv) above, and (vi) liabilities in respect of unfunded vested benefits under plans covered by Title IV of ERISA.

                  "DESIGNATED BIDDER" means (i) an Eligible Assignee or (ii) a special purpose corporation which is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and that issues (or the parent of which issues) commercial paper rated at least "Prime-1" by Moody's or "A-1" by S&P or a comparable rating from the successor or either of them, that, in either case, (w) is organized under the laws of the United States or any State thereof, (x) shall have become a party hereto pursuant to Section 9.08(d), (e) and (f), (y) is not otherwise a Lender and (z) shall have been consented to by the Company, which consent shall not be unreasonably withheld.

                  "DESIGNATED ISSUER" means a financial institution which has been designated by a Lender as such Lender's "Designated Issuer" for purposes of issuing Letters of Credit and (x) in the case of a Lender which is a party to this Agreement on the Closing Date, which has executed this Agreement and (y) in each case shall have been consented to by the Company, which consent shall not be unreasonably withheld.

                  "DESIGNATED SUBSIDIARY" means each Subsidiary of the Company
         (x) which has been designated by the Company as a Borrower under this Agreement, (y) which is listed on SCHEDULE 1.01(B) or is acceptable to Agent and 100% of the Lenders (which acceptance shall not be unreasonably withheld) and (z) which has evidenced corporate acceptance of such designation by executing and delivering to the Agent a Borrower Designation and Acceptance.

                  "DESIGNATION AGREEMENT" means a designation agreement entered into by a Lender (other than a Designated Bidder) and a Designated Bidder, and accepted by the Agent, in substantially the form of EXHIBIT E hereto.

                  "DOLLARS" and the sign "$" each means lawful money of the United States of America.

                  "DOMESTIC LENDING OFFICE" means, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" opposite its name on SCHEDULE 1.01(A) hereto or in the Assignment and Acceptance or New Commitment Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrowers and the Agent.

                  "DUTCH FACILITY" means the unsecured Dutch Guilder 50,000,000 Credit Agreement, dated July 5, 1991, as amended, between BW/IP International B.V. and ABN AMRO Bank N.V. (formerly Algemene Bank Nederland N.V.) and the guaranty executed and delivered in connection therewith by the Company.

                  "ELIGIBLE ASSIGNEE" means any financial institution or entity engaged in the business of extending credit or buying loans approved in writing by the Company and the Agent as an Eligible Assignee for purposes of this Agreement, provided that the Company's approval shall not be unreasonably withheld.

                  "ENVIRONMENTAL LAW" means any and all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions of any federal, state or local governmental authority within the United States or any State or Territory thereof and which relate to the environment or the release of any materials into the environment.

                  "EQUITY PROCEEDS" means, as of any date of determination, the aggregate amount of the net proceeds received by the Company from the sale or sales of, or capital contributions with respect to, its or Holding's common stock, preferred stock or other capital stock or rights, options or warrants therefor, after deduction of costs, discounts and commissions incurred in connection with such sale or sales, to such date of determination.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

                  "ERISA AFFILIATE" means any Person who for purposes of Title IV of ERISA is a member of the Company's controlled group, or under common control with the Company, within the meaning of Section 414 of the Code and the regulations promulgated and rulings issued thereunder.

                  "ERISA EVENT" means (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the PBGC; (ii) the provision by the administrator of any Pension Plan of a notice of intent to terminate such Pension Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (iii) the cessation of operations at a facility in the circumstances described in Section 4068(f) of ERISA; (iv) the withdrawal by the Company or an ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA;
         (v) the failure by the Company or any ERISA Affiliate to make a payment to a Pension Plan required under Section 302(f)(1) of ERISA, which
         Section imposes a lien for failure to make required payments; (vi) the adoption of an amendment to a Pension Plan requiring the provision of security to such Pension Plan, pursuant to Section 307 of ERISA; or
         (vii) the institution by the PBGC of proceedings to terminate a Pension Plan, pursuant to Section 4042 of ERISA, or the occurrence of any event or condition which, in the reasonable judgment of the Company, might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, a Pension Plan.

                  "EUROCURRENCY ADVANCE" means a Committed Advance which bears interest at a rate per annum determined on the basis of the Eurocurrency Rate, as provided in Section 2.08(b), or a Bid Advance which bears interest at a rate per annum determined on the basis of the Eurocurrency Rate, as provided in Section 2.03(a).

                  "EUROCURRENCY INTEREST PERIOD" means, for any Eurocurrency Advance, the period commencing on the date of such Advance or, if applicable, the date of any Conversion of any Advance (pursuant to Section 2.10) into such an Advance or any continuance of any Advance and ending on the last day of the period determined pursuant to the provisions below and in Section 2.13(f). The duration of the Eurocurrency Interest Period for any Eurocurrency Advance which is a Committed Advance shall be one, two, three or six or, if available to all of the Lenders (as determined by each of them in its sole judgment), 12 months and the duration of the Eurocurrency Interest Period for any Eurocurrency Advance which is a Bid Advance shall be a period of whole months ranging from one month to 12 months in duration, in each case, as the applicable Borrower may select in the applicable Notice of Committed Borrowing or Notice of Bid Borrowing. The Agent shall promptly advise the Lenders of the Eurocurrency Interest Period determined as above provided for the Eurocurrency Advances comprising each Borrowing.

                  "EUROCURRENCY LENDING OFFICE" means, with respect to any Lender, the office of such Lender specified as its "Eurocurrency Lending Office" opposite its name on SCHEDULE 1.01(A) hereto or in the Assignment and Acceptance or New Commitment Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrowers and the Agent.

                  "EUROCURRENCY LIABILITIES" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

                  "EUROCURRENCY RATE" means, for any Eurocurrency Interest Period for each Eurocurrency Advance comprising part of the same Committed Borrowing or the same Bid Borrowing, as the case may be, an interest rate per annum equal to the rate per annum obtained by dividing (i) the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in Dollars or in the relevant Major Currency or Alternative Currency are offered by the principal office of the Eurocurrency Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Eurocurrency Interest Period in an amount substantially equal to the amount of such Borrowing and for a period equal to such Eurocurrency Interest Period by (ii) a percentage equal to 100% minus the Eurocurrency Reserve Percentage. The Eurocurrency Rate for any Eurocurrency Interest Period for each Eurocurrency Advance comprising part of the same Borrowing shall be determined by the Agent on the basis of applicable rates furnished to and received by the Agent from the Eurocurrency Reference Banks two Business Days before the first day of such Eurocurrency Interest Period, subject, however, to the provisions of Section 2.09.

                  "EUROCURRENCY REFERENCE BANKS" means Citibank, Bank of America National Trust and Savings Association and ABN AMRO Bank N.V.

                  "EUROCURRENCY RESERVE PERCENTAGE" of any Lender for any Eurocurrency Interest Period for any Eurocurrency Advance means the reserve percentage applicable during such Eurocurrency Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Eurocurrency Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) or, with respect to any Eurocurrency Advance denominated in a Major Currency other than Dollars or an Alternative Currency, any Governmental Authority having jurisdiction with respect to such currency, for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Eurocurrency Interest Period.

                  "EVENTS OF DEFAULT" has the meaning specified in Section 6.01.

                  "EXISTING CREDIT AGREEMENT" means the Credit Agreement dated as of August 23, 1991 among the Company, the lenders named therein and Citibank, N.A., as agent, as amended to the date hereof.

                  "EXISTING LETTERS OF CREDIT" means the letters of credit issued pursuant to the Existing Credit Agreement that have not been drawn upon or expired as of the Closing Date and are listed on SCHEDULE 1.01(C) hereto.

                  "FEDERAL FUNDS RATE" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

                  "FINANCIAL STANDBY LETTER OF CREDIT" means any Standby Letter of Credit that is not a Performance Standby Letter of Credit.

                  "FIXED RATE" means, for the period for each Fixed Rate Advance comprising part of the same Bid Borrowing, the fixed interest rate per annum determined for such Advance, as provided in Section 2.03(a).

                  "FIXED RATE ADVANCE" means a Bid Advance which bears interest at a fixed rate per annum determined as provided in Section 2.03(a).

                  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

                  "GOVERNMENTAL AUTHORITY" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                  "GUARANTIED OBLIGATIONS" has the meaning specified in Section 8.01.


                  "HOLDING" means BW/IP, Inc., a Delaware corporation and the Company's parent.


                  "INCREASE DATE" has the meaning specified in Section 2.05.

                  "INCREASED COMMITMENT ACCEPTANCE" means an acceptance of a Proposed Increased Commitment entered into by a Lender and accepted by the Agent, in substantially the form of EXHIBIT M hereto.

                  "INCREASE REMAINDER" has the meaning specified in Section
         2.05.

                  "INSUFFICIENCY" means the amount of outstanding unfunded benefit liabilities under Section 4001(a)(18) of ERISA plus, in the case of a terminated Pension Plan, any liability owed under Section 4062(c) of ERISA (excluding interest).

                  "INVESTMENT", as applied to any Person means any direct or indirect purchase or other acquisition by that Person of, or a beneficial interest in, stock or other Securities of any other Person, or any direct or indirect loan, advance (other than advances to employees or consultants for moving and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by that Person to any other Person, including all Debt and accounts receivable from that other Person which are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

                  "ISSUING BANK" means (i) with respect to Syndicated Letters of Credit each of the Lenders acting severally, and not any single Lender individually, either directly or through its Designated Issuer, pursuant to the procedures and on the terms and conditions described in
         Section 2.18 (other than Section 2.18(c)), (ii) with respect to Non-Syndicated Letters of Credit, Citibank, acting either directly or through its Designated Issuer and (iii) with respect to the Existing Letters of Credit, the Lenders that have issued such Existing Letters of Credit, acting either directly or through their respective Designated Issuers.

                  "JOINT VENTURE" means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

                  "LENDERS" means the Financial Institutions and each Eligible Assignee and Accepted Lender that shall become a party hereto pursuant to Section 9.08 and, except when used in reference to a Committed Advance, a Committed Borrowing, a Commitment or a related term, each Designated Bidder.

                  "LETTERS OF CREDIT" means Standby Letters of Credit and Commercial Letters of Credit issued by the Issuing Banks for the account of a Borrower pursuant to Section 2.18.

                  "LETTER OF CREDIT USAGE" means, as at any date of determination, the sum of (i) the maximum aggregate amount that is or at any time thereafter may become available for drawings under all Letters of Credit then outstanding plus (ii) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Banks and not theretofore reimbursed by a Borrower; provided that the term Letter of Credit Usage shall include the amount of all outstanding Existing Letters of Credit as described in Section 2.18(e).

                  "LEVEL" means Level 1, Level 2, Level 3, Level 4 or Level 5, as the case may be.

                  "LEVEL 1" means that, as of any date of determination, at least one of the following conditions is satisfied: (a) the Company's Long-Term Debt has a rating of BBB+ or better by S&P, (b) the Company's Long-Term Debt has a rating of Baa1 or better by Moody's, or (c) Leverage of the Company is less than 0.25:1.00.

                  "LEVEL 2" means that, as of any date of determination, none of the conditions set forth in the definition of "Level 1" are satisfied and at least one of the following conditions is satisfied: (a) the Company's Long-Term Debt has a rating of BBB or better by S&P, (b) the Company's Long-Term Debt has a rating of Baa2 or better by Moody's, or
         (c) Leverage of the Company is greater than or equal to 0.25:1.00 and less than 0.35:1.00.

                  "LEVEL 3" means that, as of any date of determination, none of the conditions set forth in the definitions of "Level 1" and "Level 2" are satisfied and at least one of the following conditions is satisfied: (a) the Company's Long-Term Debt has a rating of BBB- or better by S&P, (b) the Company's Long-Term Debt has a rating of Baa3 or better by Moody's, or (c) Leverage of the Company is greater than or equal to 0.35:1.00 and less than 0.45:1.00.

                  "LEVEL 4" means that, as of any date of determination, none of the conditions set forth in the definitions of "Level 1", "Level 2" and "Level 3" are satisfied and at least one of the following conditions is satisfied: (a) the Company's Long-Term Debt has a rating of BB+ or better by S&P, (b) the Company's Long- Term Debt has a rating of Ba1 or better by Moody's, or (c) Leverage of the Company is greater than or equal to 0.45:1.00 and less than 0.50:1.00.

                  "LEVEL 5" means that, as of any date of determination, none of the conditions set forth in the definitions of "Level 1", "Level 2", "Level 3" and "Level 4" are satisfied.

                  "LEVERAGE" means Adjusted Consolidated Total Debt divided by Consolidated Total Capitalization.

                  "LIEN" means any lien, mortgage, pledge, security interest, charge, encumbrance, easement, exception or assessment of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and, with respect to an asset or assets that are material, any agreement to give any security interest in the future).

                  "LOAN DOCUMENTS" means this Agreement and any Subsidiary Guaranty entered into pursuant to Section 5.01(b) hereto and any promissory note executed and delivered by a Borrower pursuant to
         Section 2.16(d) hereof.

                  "LONG-TERM DEBT" means, as of any date of determination, senior, unsecured debt securities of the Company with a scheduled maturity in excess of twelve months from such determination date.

                  "MAJOR CURRENCY" means Dollars, Canadian Dollars, Pounds Sterling, Deutschemarks, and Japanese Yen.

                  "MAJORITY LENDERS" means at any time Lenders owed 51% or more of the aggregate unpaid principal amount of the Committed Advances then outstanding or, if no Committed Advances are then outstanding, Lenders having 51% or more of the Commitments.

                  "MATERIAL ADVERSE EFFECT" means a material adverse effect, individually or in the aggregate, upon (i) the business, operations, properties, prospects, assets or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or (ii) the financial ability of the Company and its Subsidiaries, taken as a whole, or otherwise the Company or any

         Subsidiary (if a party thereto) to perform or of the Lenders to enforce the Obligations under the Loan Documents.

                  "MATERIAL SUBSIDIARY" means (i) any Subsidiary Guarantor and
         (ii) any Subsidiary having total assets in excess of $1,000,000. For purposes of this definition, "total assets" means all assets that should be reflected as such on the balance sheet of such Subsidiary in accordance with GAAP.

                  "MAXIMUM PERMITTED AGGREGATE COMMITMENT" means $150,000,000; provided that at any time any Commitments are reduced in accordance with Section 2.06 hereof, the Maximum Permitted Aggregate Commitment shall be reduced by the aggregate amount of such reduction of the Commitments.

                  "MINORITY INTEREST SUBSIDIARY DEBT" means the portion of the Debt of a Subsidiary of the Company which is allocable to third-party owners of the capital stock of such Subsidiary based on the ownership interest of such third party owners in relation to the ownership interests of the Company and its Subsidiaries.

                  "MOODY'S" means Moody's Investors Service, Inc.

                  "MULTIEMPLOYER PLAN" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which the Company or any ERISA Affiliate of the Company is making, or is obligated to make, contributions or has within any of the preceding five plan years made or accrued an obligation to make contributions.

                  "MULTIPLE EMPLOYER PLAN" means a single employer plan, as defined in Section 4001(a)(15) of ERISA, which (i) is maintained for employees of the Company or an ERISA Affiliate and at least one Person other than the Borrower and its ERISA Affiliates or (ii) was so maintained and in respect of which the Company or an ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

                  "NEW COMMITMENT ACCEPTANCE" means an acceptance of a Proposed New Commitment entered into by an Accepted Lender and accepted by the Agent, in substantially the form of EXHIBIT N hereto.

                  "NON-HOSTILE ACQUISITION" means an acquisition (whether by purchase of capital stock or assets, merger or otherwise) which has been approved by resolutions of the Board of Directors of the Person being acquired or by similar action if the Person is not a corporation and as to which such approval has not been withdrawn.

                  "NON-RECOURSE DEBT" means, as applied to any Receivables Program, Debt under the terms of which no personal recourse may be had against the Company or any of its Subsidiaries for the payment of the principal of or interest or premium on such Debt solely as a result of a default by one or more account debtors in the payment of any accounts receivable included in such Receivables Program.

                  "NON-SYNDICATED LETTER OF CREDIT" means a Letter of Credit (i) denominated in a currency other than Dollars, (ii) requested by a Borrower to be a Non- Syndicated Letter of Credit in such Borrower's request for a Letter of Credit or (iii) issued pursuant to the first proviso of the last paragraph of Section 2.18(b).


                  "NOTICE OF BID BORROWING" has the meaning specified in Section 2.03(a).

                  "NOTICE OF BORROWING" means a Notice of Committed Borrowing or a Notice of Bid Borrowing, as the case may be.

                  "NOTICE OF COMMITTED BORROWING" has the meaning specified in
         Section 2.02(a).

                  "OBLIGATIONS" means all loans, advances, debts, reimbursement obligations, liabilities, obligations, covenants and duties owing by the Company or any of its Subsidiaries to any Lender, the Agent, the Co-Agent, the Issuing Banks, any affiliate of any Lender or the Agent or the Co-Agent, or any Person entitled to indemnification pursuant to
         Section 9.13 of this Agreement, of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, arising under this Agreement or under any Guaranties executed by any of the Company's Subsidiaries in favor of the Agent on behalf of the Lenders, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification, letter of credit transactions or bankers' acceptance transactions or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term includes, without limitation, all interest, charges, expenses, fees, attorneys' fees and disbursements and any other sum chargeable to the Company or any of its Subsidiaries under this Agreement or any Guaranties executed by any of the Company's Subsidiaries in favor of the Agent on behalf of the Lenders.

                  "OTHER TAXES" has the meaning specified in Section 2.14(b).

                  "PARENT GUARANTOR" means the Company, in its capacity as guarantor of the Guarantied Obligations pursuant to the Parent Guaranty.

                  "PARENT GUARANTY" shall have the meaning set forth in Section 8.01.

                  "PAYMENT OFFICE" means, for Dollars, the principal office of Citibank, located on the date hereof at 1 Court Square, 7th Floor, Long Island City, New York 11120 (or such other place as the Agent may designate by notice to the Borrowers and the Lenders from time to time), and, for any Major Currency (other than Dollars) or Alternative Currency, such office of Citibank as shall be from time to time selected by the Agent and notified by the Agent to the Borrowers and the Lenders.

                  "PBGC" means the U.S. Pension Benefit Guaranty Corporation.

                  "PENSION PLAN" means any employee plan that is subject to the provisions of Title IV of ERISA or subject to the minimum funding standards of Section 412 of the Internal Revenue Code and that is maintained for employees of the Company or any ERISA Affiliate of the Company, other than a Multiemployer Plan.

                  "PERFORMANCE STANDBY LETTER OF CREDIT" means a Standby Letter of Credit covering potential default by the Person for whose account the Standby Letter of Credit is issued of performance-related, non-financial contractual obligations. By way of example, and not by limitation, performance-related contractual obligations include construction, bid or performance bonds, performance warranties payable upon breach, releases of funds retained to cover performance and refunds of advance payments on contractual obligations where default of a performance related contract has occurred.

                  "PERSON" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, Joint Venture or other entity, or a government or any political subdivision or agency thereof.

                  "POTENTIAL EVENT OF DEFAULT" means a condition or event which, after notice or lapse of time or both, would constitute an Event of Default if that condition or event were not cured or removed within any applicable grace or cure period.

                  "PROPOSED AGGREGATE COMMITMENT INCREASE" has the meaning specified in Section 2.05.

                  "PROPOSED INCREASED COMMITMENT" has the meaning specified in
         Section 2.05.

                  "PROPOSED NEW COMMITMENT" has the meaning specified in Section 2.05.

                  "RECEIVABLES PROGRAM" has the meaning specified in Section 5.02(n).

                  "REGISTER" has the meaning specified in Section 9.08(j).

                  "RESPONSIBLE OFFICER" of any Person shall mean the chief executive officer, the chief operating officer, the chief financial officer, the chief accounting officer, the treasurer, the chief legal officer of such Person or any individual designated by such Person from time to time to receive notices.

                  "RESTRICTED SUBSIDIARY DEBT" means Debt of a Subsidiary of the Company owed to any Person other than the Company or a Subsidiary of the Company and reimbursement obligations under letters of credit issued for the account of a Subsidiary of the Company, except for (i) Debt of any Subsidiary Guarantor under a Subsidiary Guaranty, (ii) Debt of Subsidiaries set forth on SCHEDULE 5.02(A) and any refinancings thereof permitted pursuant to Section 5.02(a)(v), (iii) Debt of Subsidiaries permitted by Section 5.02(a)(x), and (iv) Contingent Obligations of Subsidiaries permitted by Sections 5.02(d)(i), 5.02(d)(iv), 5.02(d)(vi), 5.02(d)(x) (other than in respect of letters of credit) and Contingent Obligations constituting performance bonds.

                  "S & P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc.

                  "SECURITIES" means any stock, shares, partnership interests, voting trust certificates, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

                  "SENIOR DEBT DOCUMENTS" means collectively the Company's 7.92% Senior Notes due 1999 issued in the aggregate principal amount of $50,000,000 and any and all agreements and instruments executed in connection with the issuance of such Senior Notes, as in effect from time to time and after giving effect to any waivers thereunder.

                  "STANDBY L/C RATE" means, for any date of determination: (a) 0.215% per annum if Level 1 is applicable, (b) 0.275% per annum if Level 2 is applicable, (c) 0.325% per annum if Level 3 is applicable,
         (d) 0.425% per annum if Level 4 is applicable and (e) 0.5% per annum if Level 5 is applicable.

                  "STANDBY LETTER OF CREDIT" means any standby letter of credit or similar instrument issued for the account of a Borrower for the purpose of supporting performance, payment, deposit or surety obligations of the Company or any of its Subsidiaries.

                  "SUBSIDIARY" of any Person means any corporation, association, partnership or other business entity of which at least 50% of the total voting power of shares of stock or other Securities entitled to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof.

                  "SUBSIDIARY GUARANTOR" means any Subsidiary of the Company which is required to execute a Subsidiary Guaranty pursuant to Section 5.01(b).

                  "SUBSIDIARY GUARANTY" means any guaranty executed by a Subsidiary of the Company pursuant to Section 5.01(b).

                  "SYNDICATED LETTER OF CREDIT" means a Letter of Credit denominated in Dollars other than a Non- Syndicated Letter of Credit or an Existing Letter of Credit.

                  "TAXES" has the meaning specified in Section 2.14(a).

                  "TERMINATION DATE" means the earliest of (i) December 1, 2000,
         (ii) the date of termination in whole of the Commitments pursuant to
         Section 2.06 or 6.01 or (iii) delivery by the Agent, at the request of the Majority Lenders, to the Company of notice of termination at any time on or after the date on which a Change of Control shall occur.

                  "THIRD PARTY" has the meaning specified in Section 2.05.

                  "TOTAL UTILIZATION OF COMMITMENTS" means at any date of determination the sum of (i) the aggregate principal amount of all Committed Advances outstanding at such date plus (ii) the aggregate principal amount of all Bid Advances outstanding at such date plus
         (iii) the Letter of Credit Usage determined as of such date.

                  "TYPE" means, with reference to an Advance, a Base Rate Advance, a Eurocurrency Advance or a Fixed Rate Advance.

                  "UNITED STATES" and "U.S." each means United States of
         America.

                  "WHOLLY-OWNED SUBSIDIARY" has the meaning specified in Section 5.02(g).

                  "WITHDRAWAL LIABILITY" has the meaning given such term under
         Part I of Subtitle E of Title IV of ERISA.

                  SECTION 1.02. COMPUTATION OF TIME PERIODS. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding".

                  SECTION 1.03. ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. If any changes in accounting principles from those used in the preparation of the financial statements referred to in Section 4.03 hereafter occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions) result in a change in the method of calculation of financial covenants, standards or terms found in Articles I and V hereof, the parties hereto agree promptly to enter into good faith negotiations in order to amend such provisions so as to equitably reflect such changes, effective as of the date of such changes, with the desired result that the criteria for evaluating the financial condition of the Company and its Subsidiaries shall be the same after such changes as if such changes had not been made.

                  SECTION 1.04. CURRENCY EQUIVALENTS GENERALLY. For all purposes of this Agreement other than Article II, the equivalent in any Major Currency (other than Dollars) or Alternative Currency of an amount in Dollars shall be determined at the rate of exchange quoted by Citibank in New York City, at 9:00 A.M. (New York City time) on the date of determination, to prime banks in New York City for the spot purchase in the New York foreign exchange market of such amount of Dollars with such Major Currency or Alternative Currency.


                                   ARTICLE II
                        AMOUNTS AND TERMS OF THE ADVANCES

                  SECTION 2.01. THE COMMITTED ADVANCES.

                  (a) Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Committed Advances to the Borrowers from time to time on any Business Day during the period from the date hereof to, but excluding, the Termination Date in an aggregate amount for the Borrowers, taken together, not to exceed at any time outstanding the amount set forth opposite such Lender's name on the signature pages hereof under the caption "Commitments" or, if such Lender has entered into any Assignment and Acceptance, Increased Commitment Acceptance or New Commitment Acceptance, set forth as such Lender's Commitment in the Register maintained by the Agent pursuant to Section 9.08(j), or the equivalent thereof in one or more Major Currencies or Alternative Currencies, as such amount may be reduced pursuant to Section 2.06 (such Lender's "Commitment"); provided that the aggregate amount of the Commitments of the Lenders shall be deemed used from time to time to the extent of the aggregate amount of the Bid Advances and the Letter of Credit Usage and such deemed use of the aggregate amount of the Commitments shall be applied to the Lenders ratably according to their respective Commitments (such deemed use of the aggregate amount of the Commitments resulting from the Bid Advances being the "Bid Reduction"); provided further that (i) in no event shall the aggregate principal amount of Committed Advances from any Lender outstanding at any time exceed its Commitment then in effect and (ii) the Total Utilization of Commitments shall not exceed the aggregate Commitments then in effect.

                  (b) Each Committed Borrowing shall be in an aggregate amount not less than (i) $500,000 or integral multiples of $500,000 in excess thereof with respect to Base Rate Advances and
(ii) $1,000,000 (or the equivalent thereof in any Major Currency or Alternative Currency) or integral multiples of $500,000 (or the equivalent thereof in any Major Currency or Alternative Currency) in excess thereof with respect to Eurocurrency Advances and shall consist of Committed Advances made in the same currency on the same day by the Lenders ratably according to their respective Commitments. Within the limits of each Lender's Commitment, each Borrower may borrow, repay pursuant to Section 2.07 and reborrow under this Section 2.01(b). For purposes of this Section 2.01 and all other provisions of this Article II, the equivalent in Dollars of any Major Currency (other than Dollars) or Alternative Currency or the equivalent in any Major Currency (other than Dollars) or Alternative Currency of Dollars or of any other Major Currency or Alternative Currency shall be determined in accordance with Section 2.17.

                  SECTION 2.02. MAKING THE COMMITTED ADVANCES.

                  (a) Each Committed Borrowing shall be made on notice, given:

                  (i) not later than 1:00 P.M. (New York City time) on the day of a proposed Base Rate Advance, in each case in Dollars,

                  (ii) not later than 1:00 P.M. (New York City time) on the third Business Day prior to the requested date of a proposed Committed Borrowing consisting of Eurocurrency Advances in any Major Currency, and

                  (iii) not later than 1:00 P.M. (New York City time) on the tenth Business Day prior to the requested date of a proposed Committed Borrowing in an Alternative Currency,

by the Borrower requesting the proposed Advance to the Agent, which shall give to each Lender prompt notice thereof by telecopier, telex or cable. Each such notice of a Committed Borrowing (a "Notice of Committed Borrowing") shall be by telecopier, telex or cable, confirmed immediately in writing, in substantially the form of EXHIBIT C hereto, specifying therein the requested (i) date of such Committed Borrowing, (ii) aggregate amount of such Committed Borrowing, (iii) currency of such Committed Borrowing, (iv) whether such Borrowing will be a Base Rate Advance or a Eurocurrency Advance and (v) in the case of a Committed Borrowing comprised of Eurocurrency Advances, the initial Eurocurrency Interest Period for each Committed Advance to be made as part of such Committed Borrowing, and specifying therein that the Total Utilization of Commitments (after giving effect to the proposed borrowing) does not exceed the aggregate Commitments then in effect.

                  In the case of a proposed Committed Borrowing comprised of Eurocurrency Advances in an Alternative Currency, the obligation of each Lender to make its Eurocurrency Advance in the requested Alternative Currency as part of such Committed Borrowing is subject to the confirmation by such Lender to the Agent not later than the seventh Business Day before the requested date of such Committed Borrowing that such Lender agrees to make its Eurocurrency Advance in the requested Alternative Currency, which confirmation shall be notified immediately by the Agent to the Borrower requesting the proposed Advance. If any Lender shall not have so provided to the Agent such confirmation, the Agent shall promptly notify the Borrower requesting the proposed Advance and each Lender that a Lender has not provided such confirmation, whereupon such Borrower may, by notice to the Agent not later than the fifth Business Day before the requested date of such Committed Borrowing, withdraw the Notice of Committed Borrowing relating to such requested Committed Borrowing. If such Borrower does so withdraw such Notice of Committed Borrowing, the Committed Borrowing requested in such Notice of Committed Borrowing shall not occur and the Agent shall promptly so notify each Lender. If such Borrower does not so withdraw such Notice of Committed Borrowing, the Agent shall promptly so notify each Lender and such Notice of Committed Borrowing shall be deemed to be a Notice of Committed Borrowing which requests a Committed Borrowing comprised of Eurocurrency Advances in an aggregate amount in Dollars equivalent, on the date the Agent so notifies each Lender, to the amount of the originally requested Committed Borrowing in an Alternative Currency; and in such notice by the Agent to each Lender the Agent shall state such aggregate equivalent amount of such Committed Borrowing in Dollars and such Lender's ratable portion of such Committed Borrowing. Notwithstanding the foregoing, the Agent may (but shall not be required to), if any Lender shall not have so provided to the Agent such confirmation described above, upon fulfillment of the applicable conditions set forth in Article III and with notice to the Borrower requesting the proposed Advance, make available to such Borrower for the account of such Lender such Lender's pro rata share of such Borrowing in the Alternative Currency. If Agent makes a Eurocurrency Rate Advance in the requested Alternative Currency for the account of all or any of the other Lenders, the Agent shall promptly notify each such Lender of the Agent's action and shall promptly notify all Lenders of the aggregate equivalent amount of such Borrowing in Dollars and each Lender's pro rata share of such Borrowing.

                  The Lenders agree that in the event the Agent exercises its option to make an Advance for the account of any other Lender in accordance with the preceding paragraph and the Borrower fails to pay in full the principal amount of such Advance when due, the Agent shall promptly advise any such Lender of such failure and each such Lender shall pay to the Agent the excess of (i) the principal amount of such Advance in Dollars over (ii) the amount, if any, actually received by the Agent from the Borrower. The Agent shall advise each such Lender of the amount payable by such Lender pursuant to the preceding sentence and such Lender shall pay such amount to the Agent in same day funds at the office advised by the Agent no later than 11:00 A.M. (New York time) on the day after the date notified by the Agent. In the event that any such Lender fails to make available to the Agent the amount payable by such Lender as provided in this Section, the Agent shall be entitled to recover such amount on demand from such Lender together with interest at the customary rate set by the Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. Each Lender's obligations under this Section shall be absolute and unconditional and shall not be affected by any circumstance or condition affecting or relating to (i) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Agent, any Borrower or any other corporation or Person for any reason whatsoever; (ii) the occurrence or continuance of an Event of Default or a Potential Event of Default; (iii) any adverse change in the condition (financial or otherwise) of any Borrower; (iv) any breach of this Agreement by any Borrower or any other Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. The Agent shall transfer to each Lender which has paid all amounts payable by it under this Section with respect to any Advance made for its account by the Agent all payments received by the Agent from the Borrower in respect of such Advance made for its account when such payments are received.

                  Each Lender shall, before 1:30 P.M. (New York City time) on the date of such Committed Borrowing, make available for the account of its Applicable Lending Office to the Agent (i) in the case of a Committed Borrowing in Dollars, at such account maintained at the Payment Office for Dollars as shall have been notified by the Agent to the Lenders prior thereto and in same day funds, such Lender's ratable portion of such Committed Borrowing in Dollars, and (ii) in the case of a Committed Borrowing in Major Currency (other than Dollars) or an Alternative Currency, at such account maintained at the Payment Office for such Major Currency or Alternative Currency as shall have been notified by the Agent to the Lenders prior thereto and in same day funds, such Lender's ratable portion of such Committed

Borrowing in such Major Currency or Alternative Currency. After the Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrower requesting the proposed Borrowing at the aforesaid applicable Payment Office.

                  (b) Anything in subsection (a) above to the contrary notwithstanding,

                  (i) if any Lender shall, at least one Business Day before the date of any requested Committed Borrowing, Conversion or continuation in the case of a Eurocurrency Advance in any Major Currency or any Alternative Currency, notify the Agent and the Borrower requesting the proposed Borrowing that any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other governmental authority asserts that it is unlawful, for such Lender or its Eurocurrency Lending Office to perform its obligations hereunder to make Eurocurrency Advances in such Major Currency or Alternative Currency, as the case may be, or to fund or maintain Eurocurrency Advances in such Major Currency or Alternative Currency, as the case may be, hereunder, the amount of such requested Committed Borrowing, Conversion or continuation shall at such Borrower's option (x) be deemed to be reduced by such Lender's ratable share thereof or (y) be converted to a request for a Committed Borrowing as a Base Rate Advance, the obligation of such Lender to make, to Convert Advances into or to continue Eurocurrency Advances in such Major Currency or Alternative Currency, as the case may be, shall be terminated and (x) if such Advances which are the subject of such notice are Eurocurrency Advances in Dollars, such Advances of such Lender shall be automatically Converted into Base Rate Advances within 5 days following such Borrower's receipt of such notice from such Lender and (y) if such Advances which are the subject of such notice are Eurocurrency Advances in a Major Currency (other than Dollars) or an Alternative Currency, such Borrower shall prepay the outstanding principal amount of such Advances of such Lender together with interest accrued thereon to the date of such prepayment within 5 days following such Borrower's receipt of such notice from such Lender; provided that, before giving any such notice to the Agent and the Borrower, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurocurrency Lending Office if the making of such designation would avoid such unlawfulness or the assertion thereof and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender;

                  (ii) if any two of the Eurocurrency Reference Banks do not furnish timely information to the Agent for determining the Eurocurrency Rate for any Eurocurrency Advances comprising any requested Committed Borrowing, Conversion or continuation in any Major Currency or Alternative Currency, as the case may be, the obligation of any Lender to make, to Convert Advances into or to continue such Committed Advances or any subsequent Committed Advances at Eurocurrency Rates in such Major Currency or Alternative Currency, as the case may be, shall be suspended until the Agent shall notify the Borrower requesting the Advance and the Lenders that the circumstances causing such suspension no longer exist and (x) if such Advances which are the subject of such suspension are Eurocurrency Advances in Dollars, such Advances shall, so long as such suspension continues, be automatically converted into Base Rate Advances within 5 days following such suspension and (y) if such Advances which are the subject of such suspension are Eurocurrency Advances in a Major Currency (other than Dollars) or an Alternative Currency, such Borrower shall, so long as such suspension continues, prepay the outstanding principal amount of such Advances together with interest accrued thereon to the date of such prepayment within 5 days following such suspension;

                  (iii) if, at least one Business Day before the date of any requested Committed Borrowing, Conversion or continuation comprised of Eurocurrency Advances in any Major Currency or Alternative Currency, either (A) the Eurocurrency Reference Banks notify the Agent that deposits are not being offered in the London interbank market in such Major Currency or Alternative Currency, as the case may be, for the applicable Eurocurrency Interest Period in amounts substantially equal to the amount of such Borrowing or (B) the Majority Lenders notify the Agent that the Eurocurrency Rate for Eurocurrency Advances comprising such Committed Borrowing will not adequately reflect the cost to such Majority Lenders of making, funding or maintaining their respective Eurocurrency Advances for such Committed Borrowing, the obligation of any Lender to make, to Convert Advances into or to continue such Committed Advances or any subsequent Committed Advances comprised of Eurocurrency Advances in such Major Currency or Alternative Currency, as the case may be, shall be suspended until the Agent shall notify the Borrower requesting the Advance and the Lenders that the circumstances causing such suspension no longer exist and (x) if such Advances which are the subject of such suspension are Eurocurrency Advances in Dollars, such Advances shall, so long as such suspension continues, be automatically converted into Base Rate Advances within 5 days following such suspension and (y) if such Advances which are the subject of such suspension are Eurocurrency Advances in a Major Currency (other than Dollars) or an Alternative Currency, such Borrower shall, so long as such suspension continues, prepay the outstanding principal amount of such Advances together with interest accrued thereon to the date of such prepayment within 5 days following such suspension;

                  (iv) if a Borrower requesting an Advance shall fail to select the duration of any Eurocurrency Interest Period for any Eurocurrency Advances in accordance with the provisions contained in the definition of "Eurocurrency Interest Period" in Section 1.01, the Agent will forthwith so notify such Borrower and the Lenders and (x) if such Advances are Eurocurrency Advances in Dollars, then such Advances will automatically, on the last day of the then existing Eurocurrency Interest Period therefor, Convert into Base Rate Advances and (y) if such Advances are Eurocurrency Advances in a Major Currency (other than Dollars) or an Alternative Currency, then, subject to subparagraphs
         (i), (ii) and (iii) above in this Section 2.02(b), such Advances will automatically, on the last day of the then existing Eurocurrency Interest Period therefor, continue as Eurocurrency Advances in such Major Currency or Alternative Currency with a Eurocurrency Interest Period ending one month after such last day or, if earlier, ending on the Termination Date.

                  (c) The failure of any Lender to make the Advance to be made by it as part of any Committed Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date at such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Committed Borrowing.

                  SECTION 2.03. THE BID ADVANCES.

                  (a) Each Lender severally agrees that the Borrowers may make Bid Borrowings in Dollars under this Section 2.03 from time to time on any Business Day during the period from the Closing Date until the date occurring one month prior to the Termination Date, in the manner set forth below; provided that, after giving effect to the making of each Bid Borrowing, the Total Utilization of

Commitments shall not exceed the aggregate Commitments then in effect and the aggregate amount of the Bid Advances of all Lenders then outstanding shall not exceed the aggregate Commitments then in effect.

                  (i) Each Borrower may request a Bid Borrowing under this
         Section 2.03 by delivering to the Agent, by telecopier, telex or cable, confirmed immediately in writing, a notice of a Bid Borrowing (a "Notice of Bid Borrowing"), in substantially the form of EXHIBIT D hereto, specifying the date and aggregate amount of the proposed Bid Borrowing, the maturity date for repayment of each Bid Advance to be made as part of such Bid Borrowing (which maturity date may not be earlier than the date occurring one month after the date of such Bid Borrowing, or in any case later than the Termination Date), whether the Lenders should offer to make Fixed Rate Advances or Eurocurrency Advances, the interest payment date or dates relating thereto, and any other terms to be applicable to such Bid Borrowing, not later than 10:00 A.M. (New York City time) (A) at least two Business Days prior to the date of a proposed Bid Borrowing consisting of Fixed Rate Advances and (B) at least four Business Days prior to the date of a proposed Bid Borrowing consisting of Eurocurrency Advances. The Agent shall in turn promptly notify each Lender of each request for a Bid Borrowing received by it from a Borrower by sending such Lender a copy of the related Notice of Bid Borrowing.

                  (ii) Each Lender may, if, in its sole discretion, it elects to do so, irrevocably offer to make one or more Bid Advances to the Borrower requesting such Bid Advance as part of such proposed Bid Borrowing at a Fixed Rate or Rates or a margin or margins relative to the Eurocurrency Rate, as requested by the Borrower. Each Lender electing to make such an offer shall do so by notifying the Agent (which shall give prompt notice thereof to the Borrower), before 10:00 A.M. (New York City time) (A) one Business Day before the date of such proposed Bid Borrowing, in the case of a Notice of Bid Borrowing delivered pursuant to clause (A) of paragraph (i) above and (B) three Business Days before the date of such proposed Bid Borrowing, in the case of a Notice of Bid Borrowing delivered pursuant to clause (B) of paragraph (i) above, of the amount of each Bid Advance which such Lender would be willing to make as part of such proposed Bid Borrowing (which amount may, subject to the proviso to the first sentence of this Section 2.03(a), exceed such Lender's Commitment, if any), the Fixed Rate or Rates or margin or margins relative to the Eurocurrency Rate, as requested by the Borrower, which such Lender would be willing to accept for such

         Bid Advance and such Lender's Applicable Lending Office with respect to such Bid Advance; provided that if the Agent in its capacity as a Lender, or any affiliate of the Agent in its capacity as a Lender, shall, in its sole discretion, elect to make any such offer, it shall notify the Borrower of such offer before 9:00 A.M. (New York City time) on the date on which notice of such election is to be given to the Agent by the other Lenders.

                  (iii) The Borrower requesting the Bid Advance shall, in turn,
         (A) before 12:00 P.M. (New York City time) one Business Day before the date of such proposed Bid Borrowing, in the case of a Notice of Bid Borrowing delivered pursuant to clause (A) of paragraph (i) above and
         (B) before 12:00 Noon (New York City time) three Business Days before the date of such proposed Bid Borrowing, in the case of a Notice of Bid Borrowing delivered pursuant to clause (B) of paragraph (i) above, either

                           (x) cancel such Bid Borrowing by giving the Agent
                  notice to that effect, or

                           (y) accept one or more of the offers made by any
                  Lender or Lenders pursuant to paragraph (ii) above, in its sole discretion, by giving notice to the Agent of the amount of each Bid Advance to be made by each Lender as part of such Bid Borrowing, and reject any remaining offers made by Lenders pursuant to paragraph (ii) above by giving the Agent notice to that effect; provided that acceptance of offers may only be made on the basis of ascending rates for Bid Borrowings of the same Type and duration; and provided further that the Borrower may not accept offers in excess of the aggregate amount requested in the Notice of Bid Borrowing; and provided further still if offers are made by two or more Lenders for the same Type of Bid Borrowing for the same duration and with the same rate of interest, in an aggregate amount which is greater than the amount requested, such offers shall be accepted on a pro rata basis.

                  (iv) If the Borrower requesting a Bid Advance notifies the Agent that such Bid Borrowing is cancelled pursuant to paragraph
         (iii)(x) above, the Agent shall give prompt notice thereof to the Lenders and such Bid Borrowing shall not be made.

                  (v) If the Borrower requesting a Bid Advance accepts (which acceptance may not be revoked) one or more of the offers made by any Lender or Lenders pursuant to paragraph (iii)(y) above, the Agent shall in turn promptly notify (A) each Lender that has made an offer as described in paragraph
         (ii) above, of the date and aggregate amount of such Bid Borrowing and whether or not any offer or offers made by such Lender pursuant to paragraph (ii) above have been accepted by the Borrower, (B) each Lender that is to make a Bid Advance as part of such Bid Borrowing, of the amount of each Bid Advance to be made by such Lender as part of such Bid Borrowing, and (C) each Lender that is to make a Bid Advance as part of such Bid Borrowing, upon receipt, that the Agent has received forms of documents appearing to fulfill the applicable conditions set forth in Article III.

                  (b) Each Lender that is to make a Bid Advance as part of a Bid Borrowing shall, before 12:00 Noon (New York City time) on the date of such Bid Borrowing specified in the Notice of Bid Borrowing relating thereto, make available for the account of its Applicable Lending Office to the Agent at such account maintained at the Payment Office for Dollars as shall have been notified by the Agent to the Lenders prior thereto and in same day funds, such Lender's portion of such Bid Borrowing. Upon fulfillment of the applicable conditions set forth in Article III and after receipt by the Agent of such funds, the Agent will make such funds available to the Borrower requesting a Bid Advance at the aforesaid applicable Payment Office. Promptly after each Bid Borrowing the Agent will notify each Lender of the amount of the Bid Borrowing, the consequent Bid Reduction and the dates upon which such Bid Reduction commenced and will terminate.

                  (c) Each Bid Borrowing shall be in an aggregate principal amount of not less than $5,000,000 with increments of $1,000,000 and, following the making of each Bid Borrowing, the Borrower requesting a Bid Advance and each Lender shall be in compliance with the limitations set forth in the proviso to the first sentence of subsection (a) above.

                  (d) Within the limits and on the conditions set forth in this
Section 2.03, each Borrower may from time to time borrow under this Section 2.03, repay or prepay pursuant to subsection (e) below, and reborrow under this
Section 2.03, provided that a Notice of Bid Borrowing shall not be given within seven Business Days of the date of any other Notice of Bid Borrowing.

                  (e) The Borrowers shall repay to the Agent for the account of each Lender which has made, or holds the right to repayment of, a Bid Advance to such Borrower on the maturity date of each Bid Advance (such maturity date being that specified by the Borrower for repayment of such Bid Advance in the related Notice of Bid Borrowing delivered pursuant to subsection (a)(i) above) the then unpaid principal amount of such Bid Advance. No Borrower shall have the right to prepay any principal amount of any Bid Advance unless, and then only on the terms, specified by such Borrower for such Bid Advance in the related Notice of Bid Borrowing delivered pursuant to subsection (a)(i) above.

                  (f) Subject to Section 2.08(c), the Borrowers shall pay interest on the unpaid principal amount of each Bid Advance from the date of such Bid Advance to the date the principal amount of such Bid Advance is repaid in full, at the rate of interest for such Bid Advance specified by the Lender making such Bid Advance in its notice with respect thereto delivered pursuant to subsection (a)(ii) above, payable on the interest payment date or dates specified by the applicable Borrower for such Bid Advance in the related Notice of Bid Borrowing delivered pursuant to subsection (a)(i) above.

                  SECTION 2.04. FEES.

                  (A) FACILITY FEE. The Company agrees to pay to the Agent for the account of each Lender (other than the Designated Bidders) a facility fee on such Lender's daily average Commitment, whether used or unused and without giving effect to any Bid Reduction, from the Closing Date in the case of each Financial Institution and from (A) the effective date specified in the Assignment and Acceptance or (B) the Increase Date specified in the New Commitment Acceptance, pursuant to which it became a Lender in the case of each such other Lender until the Termination Date, payable quarterly, in arrears, on the first day of each January, April, July and October during the term of such Lender's Commitment, commencing January 1, 1996, and on the Termination Date, in an amount equal to the product of (i) such Lender's daily average Commitment, whether used or unused and without giving effect to any Bid Reduction, in effect during the period for which such payment that is to be made and (ii) the Daily Weighted Average Rate. The "Daily Weighted Average Rate" for any period is a per annum rate determined by (I) multiplying the following rates by the number of days during such period for which such rate was applicable: (a) a rate of 0.110% per annum with respect to each day during such period that Level 1 was applicable, (b) a rate of 0.125% per annum with respect to each day during such period that Level 2 was applicable, (c) a rate of 0.150% per annum with respect to each day during such period that Level 3 was applicable, (d) a rate of 0.175% per annum with respect to each day during such period that Level 4 was applicable and (e) a rate of 0.250% per annum with respect to each day during such period that Level 5 was applicable, (II) summing the results of item (I), and dividing such sum by the number of days in such period. If any change in the rating established by S&P or Moody's with respect to Long-Term Debt shall result in a change in the Level, the change in the Applicable Margin shall be effective as of the date on which such rating change is publicly announced, and if any change in the Company's Leverage shall result in a change in the Level, the change in the facility fee rate shall be effective as of the last date of the period covered by the financial statements delivered by the Company pursuant to Section 5.01(a) hereof reflecting such change in Leverage.

                  (B) BID ADVANCE ADMINISTRATION FEE. The Company agrees to pay the Agent for its own account a handling fee as set forth in that certain fee letter dated December 1, 1995 between the Agent and the Company in connection with each request for a Bid Advance pursuant to Section 2.03.

                  (C) AGENT'S FEE. The Company agrees to pay the Agent, for its own account, an Agent's Fee as set forth in that certain fee letter dated December 1, 1995 between the Agent and the Company.

                  SECTION 2.05. OPTIONAL INCREASE OF THE COMMITMENTS. (a) Not more than once in any calendar year, the Company may propose to increase the aggregate Commitments by an aggregate amount of not less than $10,000,000 or an integral multiple of $10,000,000 in excess thereof (the "Proposed Aggregate Commitment Increase") in the manner set forth below; provided that the then current aggregate Commitments plus the Proposed Aggregate Commitment Increase shall not be greater than the Maximum Permitted Aggregate Commitment; provided further that immediately prior to and after giving effect to the Proposed Aggregate Commitment Increase no event has occurred and is continuing that constitutes an Event of Default or that would constitute a Potential Event of Default; provided, still further, that on the date the aggregate Commitments would be increased by the Proposed Aggregate Commitment Increase (the "Increase Date"), if any Eurocurrency Rate Advances are then outstanding, any payments which would be payable under Section 9.04(b) in connection with a prepayment of such Eurocurrency Rate Advances on such date shall be paid if the reallocation of Commitments on the Increase Date requires payments among the Lenders as provided for in Section 9.08(j).

                  (b) The Company may request the Proposed Aggregate Commitment Increase by delivering to the Agent, not later than 10:00 A.M. (New York City time) at least thirty days prior to the proposed Increase Date, a notice specifying (i) the Proposed Aggregate Commitment Increase,

(ii) the proposed Increase Date and (iii) any banks, financial institutions or other entities, that are not Lenders (the "Third Parties"), to whom, in addition to the existing Lenders, the Company desires to offer the opportunity to commit to all or a portion of the Proposed Aggregate Commitment Increase. The Agent shall in turn promptly notify each Lender by sending each Lender a copy of such notice.

                  (c) Each Lender, in its sole discretion, may irrevocably offer to commit to all or a portion of the Proposed Aggregate Commitment Increase in increments of $1,000,000 (the "Proposed Increased Commitment") by notifying the Agent (which shall give prompt notice thereof to the Company) before 11:00 A.M. (New York City time) five Business Days before the Increase Date; provided that if the amount of Proposed Increased Commitments exceeds the Proposed Aggregate Commitment Increase, such Proposed Increased Commitments shall be allocated on a pro rata basis based on the ratio of each Lender's Proposed Increased Commitment, if any, to the aggregate of all Proposed Increased Commitments; provided further that each Lender that submits a Proposed Increased Commitment shall execute and deliver to the Agent (for its acceptance and recording in the Register upon an increase in the aggregate Commitments on any related Increase
Date) an Increased Commitment Acceptance in accordance with the provisions of
Section 9.08 hereof.

                  (d) Four Business Days before the Increase Date the Agent shall notify each Third Party acceptable to the Majority Lenders (determined without giving effect to any increase in Commitments then being proposed) (which acceptance shall not be unreasonably withheld) (each an "Accepted Lender") of the opportunity to commit to that portion of the Proposed Aggregate Commitment Increase not committed to by Lenders pursuant to subsection (b) (the "Increase Remainder").

                  (e) Each Accepted Lender may irrevocably commit to all or a portion of the Increase Remainder (a "Proposed New Commitment") by notifying the Agent (which shall give prompt notice thereof to the Company) before 11:00 A.M. (New York City time) one Business Day before the Increase Date; provided that the minimum Proposed New Commitment of each Accepted Lender shall be in an aggregate amount of not less than $5,000,000; provided further that each Accepted Lender that submits a Proposed New Commitment shall execute and deliver to the Agent (for its acceptance and recording in the Register upon an increase in the Aggregate Commitment on any related Increase Date) a New Commitment Acceptance in accordance with the provisions of Section 9.08 hereof.

                  (f) In the event the aggregate amount of Proposed Increased Commitments and Proposed New Commitments, if any, equal the Proposed Aggregate Commitment Increase and the Agent shall have received on or before the Increase Date certified copies of the resolutions of the Executive Committee of the Board of Directors of the Company approving such increase of the Commitments, and of all documents evidencing other necessary corporate action, if any, with respect to such increase, then on the Increase Date, the Current Aggregate Commitment shall be increased by the Proposed Aggregate Commitment Increase.

                  (g) In the event the aggregate amount of Proposed Increased Commitments and Proposed New Commitments, if any, is less than the Proposed Aggregate Commitment Increase, then the then current aggregate Commitments shall remain unchanged; provided, however, that, unless the aggregate amount of Proposed Increased Commitments and Proposed New Commitments is zero, the Company may within the same calendar year again propose to increase the aggregate Commitments pursuant to the terms of this Section 2.05.

                  SECTION 2.06. REDUCTION OF THE COMMITMENTS.

                  The Company shall have the right, upon at least two Business Days' notice to the Agent, to terminate in whole or reduce ratably in part the unused portions of the respective Commitments of the Lenders; provided, however, that (i) each partial reduction shall be in the aggregate amount of $1,000,000 or an integral multiple of $500,000 in excess thereof, (ii) the aggregate of the Commitments of the Lenders shall not be reduced to an amount which is less than the Total Utilization of Commitments. Once so reduced or terminated pursuant to this Section 2.06, Commitments of the Lenders shall not be reinstated.

                  SECTION 2.07. REPAYMENT OF THE COMMITTED ADVANCES.

                  Each Borrower shall repay the principal amount of each Committed Advance made by each Lender to such Borrower on the Termination Date.

                  SECTION 2.08. INTEREST ON THE COMMITTED ADVANCES. Each Borrower shall pay to each Lender interest on the unpaid principal amount of each Committed Advance made by such Lender to such Borrower from the date of such Committed Advance until such principal amount shall be paid in full, at the following rates per annum:

                  (A) BASE RATE ADVANCES. Subject to Section 2.08(c), if such Committed Advance is a Base Rate Advance, a rate per annum equal at all times to the Base Rate in effect from time to time payable quarterly, in arrears, on the first day of each January, April, July and October during such periods and on the Termination Date.

                  (B) EUROCURRENCY ADVANCES. Subject to Section 2.08(c), if such Committed Advance is a Eurocurrency Advance, a rate per annum equal at all times during the Eurocurrency Interest Period for such Committed Advance to the sum of the Eurocurrency Rate for such Eurocurrency Interest Period plus the Applicable Margin payable on the last day of such Eurocurrency Interest Period and, if such Eurocurrency Interest Period has a duration of more than three months, on each day which occurs during such Interest Period every three months from the first day of such Eurocurrency Interest Period.

                  (C) DEFAULT RATE. Notwithstanding any provisions contained in
Section 2.08(a) or (b) or Section 2.03, following the occurrence and during the continuance of an Event of Default described in Section 6.01(a), Section 6.01(e), Section 6.01(f) or Section 6.01(c) with respect to the reference therein to Sections 5.02(a), (b), (c), (d), (e), (f), (g), (h), (i), (j), (k),
(l), (m) or (n), to the extent permitted by applicable law, the Advances and other Obligations shall bear interest until paid in full at a rate per annum that is (x) 2.0% above the rate otherwise payable on such Advances and (y) 2.0% above the Base Rate, in effect from time to time, in the case of such other Obligations due and unpaid; provided that, in the case of Eurocurrency Advances, upon the expiration of the Eurocurrency Interest Period in effect at the time any such increase in interest rate is effective, such Eurocurrency Advances shall thereupon become Base Rate Advances and shall thereafter bear interest payable upon demand at a rate which is 2.0% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Advances.

                  SECTION 2.09. INTEREST RATE DETERMINATION. The Eurocurrency Reference Banks each agree to furnish to the Agent timely information for the purpose of determining each Eurocurrency Rate. The Agent shall give prompt notice to the applicable Borrower and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.08(a) or Section 2.08(b) and the applicable rate, if any, furnished by the Eurocurrency Reference Banks for the purpose of determining the applicable interest rate under Section 2.03(a) or Section 2.08(b).

                  SECTION 2.10. VOLUNTARY CONVERSION OR CONTINUATION OF COMMITTED ADVANCES.

                  (a) Each Borrower may on any Business Day, upon notice given to the Agent not later than 1:00 P.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion or continuance and subject to the provisions of Sections 2.02 and 2.11, (1) Convert all Committed Advances of one Type (other than Eurocurrency Advances in a Major Currency (other than Dollars) or an Alternative Currency) comprising the same Committed Borrowing made to such Borrower into Advances of another Type denominated in Dollars and
(2) upon the expiration of any Eurocurrency Interest Period applicable to Committed Advances which are Eurocurrency Advances, continue all such Advances as Eurocurrency Advances and the succeeding Eurocurrency Interest Period(s) of such continued Advance shall commence on the last day of the Eurocurrency Interest Period of the Advance to be continued; provided, however, that any Conversion of any Eurocurrency Advances into Base Rate Advances shall be made on, and only on, the last day of a Eurocurrency Interest Period for such Eurocurrency Advances. Each such notice of a continuation or Conversion shall, within the restrictions specified above, specify (i) the date of such continuation or Conversion, (ii) the Committed Advances to be continued or Converted, (iii) if such continuation is of, or such Conversion is into Eurocurrency Rate Advances, the duration of the Eurocurrency Interest Period for such Committed Advance and (iv) that no Event of Default has occurred and is continuing.

                  (b) Subject to Section 2.11(c), if upon the expiration of the then existing Eurocurrency Interest Period applicable to any Committed Advance which is a Eurocurrency Advance, the Borrower that received such Advance shall not have delivered a notice of continuation or Conversion in accordance with this Section 2.10, then such Advance shall upon such expiration automatically be Converted to a Base Rate Advance; provided, however, that if such Advance is a Eurocurrency Advance in a Major Currency (other than Dollars) or an Alternative Currency and no Potential Event of Default shall have occurred and be continuing, then, such Advance shall upon such expiration automatically continue as a Eurocurrency Advance in such Major Currency or Alternative Currency with a Eurocurrency Interest Period ending one month after such expiration, or if earlier, ending on the Termination Date.

                  (c) After the occurrence of and during the continuance of a Potential Event of Default or an Event of Default, a Borrower that received an Advance may not elect to have such Advance be made or continued as, or Converted to, a Eurocurrency Advance, in each case after the expiration of any Eurocurrency Interest Period then in effect for that Advance.

                  SECTION 2.11. PREPAYMENTS.

                  (a) Any Borrower may, upon notice to the Agent given not later than 11:00 A.M. (New York time) (i) on the date of prepayment in the case of Base Rate Advances, (ii) at least two Business Days' prior to the date of prepayment in the case of Eurocurrency Advances in Dollars and (iii) at least three Business Days' prior to the date of prepayment in the case of Eurocurrency Advances in a Major Currency (other than Dollars) or an Alternative Currency, stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given such Borrower shall, prepay the outstanding principal amounts of the Advances described in such notice together with accrued interest to the date of such prepayment on the principal amount prepaid and pay any amounts pursuant to Section 9.04(b); provided, however, that each partial prepayment shall be in an aggregate principal amount not less than $1,000,000 (or the equivalent thereof in any Major Currency or Alternative Currency) in the case of prepayments of Eurocurrency Advances and $500,000 in the case of prepayments of Base Rate Advances and in increments of $500,000 in excess thereof. No Borrower shall have any right to prepay Bid Advances except as specified in the Notice of Bid Borrowing relating thereto.

                  (b) If on any day the aggregate principal amount of all Advances then outstanding together with the Letter of Credit Usage exceeds the total of the Commitments, the Borrowers shall on such day prepay an aggregate principal amount of Advances ratably to the Lenders in an amount at least equal to such excess, with accrued interest to the date of such prepayment on the principal amount prepaid.

                  (c) If on any date the Agent shall have determined that the dollar equivalent value (as determined in accordance with Section 2.17) of the Total Utilization of Commitments exceeds 103% of the Maximum Permitted Aggregate Commitment due to a change in applicable rates of exchange between Dollars and Major Currencies (other than Dollars) or Alternative Currencies, then the Agent shall give notice to the Borrowers that a prepayment is required under this Section, and the Borrowers agree thereupon to make prepayments of Committed Borrowings such that, after giving effect to such prepayment the dollar equivalent value of the Total Utilization of Commitments does not exceed the Maximum Permitted Aggregate Commitment; provided that with respect to any Committed Borrowing relating to a Eurocurrency Advance, the Borrowers may make any such required prepayments at the end of the applicable Eurocurrency Interest Period.

                  SECTION 2.12. INCREASED COSTS, ETC.

                  (a) If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements, in the case of Eurocurrency Advances, included in the Eurocurrency Reserve Percentage) in or in the interpretation of any law or regulation (other than any law or regulation imposing a tax on or measured by net income that is imposed by the country (or any political subdivision thereof) in which the Lender suffering the increased cost described below is organized, has its principal executive office or has its Applicable Lending Office, and any withholding tax with respect to such a tax) or (ii) the compliance with any future guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurocurrency Advances (which increase in cost shall be determined by such Lender's reasonable allocation of the aggregate of such cost increases resulting from such event), then the Borrower that received such Advance shall from time to time, within 10 days after demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided that, before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such additional cost and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

                  (b) If any Lender (other than the Designated Bidders) reasonably determines that, after the date hereof, the adoption or compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender's commitment to lend hereunder and other commitments of this type or the issuance or continuation of the Letters of Credit hereunder, and such Lender reasonably determines that the rate of return on its or such controlling corporation's capital as a consequence of Advances made by such Lender is reduced to a level below that which such Lender or such controlling corporation would have achieved but for the occurrence of such circumstances, then, within 10 days after demand by such Lender (with a copy of such demand to the Agent), the Borrower that received such Advance shall pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation for such reduction in rate of return, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender's commitment to lend hereunder or to issue or continue the Letters of Credit hereunder.

                  (c) If any change in any law or regulation or in the interpretation thereof by any court or administrative or governmental authority charged with the administration thereof shall either (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against letters of credit or similar instruments issued by, or assets held by, or deposits in or for the account of, any Issuing Bank or (ii) impose on any Issuing Bank any other condition regarding this Agreement as it pertains to the Letters of Credit, and the result of any event referred to in the preceding clause (i) or
(ii) shall be to increase the cost to any Issuing Bank of issuing or maintaining any Letter of Credit or any participation therein (which increase in cost shall be determined by Agent's reasonable allocation of the aggregate of such cost increases resulting from such event), then, within 10 days after demand by an Issuing Bank, the applicable Borrower shall pay to such Issuing Bank, from time to time as specified by such Issuing Bank, additional amounts that shall be sufficient to compensate the Issuing Bank for such increased cost.

                  (d) If any Issuing Bank reasonably determines that compliance with any future guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required to be maintained by such Issuing Bank or any corporation controlling such Issuing Bank, and such Issuing Bank reasonably determines that the amount of such capital is increased by or based upon the existence of the commitment of the Issuing Bank to issue or join in or cause the issuance or acceptance of Letters of Credit hereunder and other commitments of the same type and such Issuing Bank reasonably determines that the rate of return on its or such controlling corporation's capital as a consequence of such Letters of Credit issued by such Issuing Bank is reduced to a level below that which such Issuing Bank or such controlling corporation would have achieved but for the occurrence of such circumstances, then, within 10 days after demand by such Issuing Bank (with a copy to the Agent), the applicable Borrower shall pay to such Issuing Bank from time to time such additional amounts as may be specified by such Issuing Bank as sufficient to compensate it for such reduction in the rate of return, to the extent that such Issuing Bank reasonably determines such increase in capital to be allocable to the existence of any such commitment of such Issuing Bank hereunder or to the issuance or maintenance of any Letters of Credit hereunder.

                  (e) Each Lender and Issuing Bank will notify the applicable Borrower and the Agent of any event occurring after the date of this Agreement which will entitle such Lender or Issuing Bank to compensation pursuant to this
Section 2.12 as promptly as practicable after it obtains knowledge thereof specifying the event giving rise to such claim and setting out in reasonable detail an estimate (without prejudice) of the basis and computation of such claim. Upon receipt of such notice and of such further notice as may be required pursuant to the final sentence of this subsection (e), the applicable Borrower shall compensate such Lender or Issuing Bank in accordance with this Section
2.12 from the date such costs are incurred (including, without limitation, where such costs are retroactively applied); provided that the applicable Borrower shall not be required to compensate a Lender or Issuing Bank for costs incurred earlier than 180 days prior to the date of the notice required to be delivered to the applicable Borrower pursuant to this subsection (e). As soon as practicable after the delivery of the initial notice pursuant to this subsection
(e), such requesting Lender or the Issuing Bank shall furnish the applicable Borrower with a certificate setting forth in reasonable detail the basis and amount of each request by it for compensation under this Section 2.12, and such amount shall promptly be paid by the applicable Borrower.

                  (f) If any Lender or Issuing Bank requests compensation from a Borrower under this Section 2.12, such Borrower shall have the right, with the assistance of the Agent, to seek one or more substitute banks or financial institutions (which may be one or more of the Lenders) to purchase the Advances and Letters of Credit and assume the Commitments of such Lender or Issuing Bank. If (i) such substitute banks or financial institutions are acceptable to the Agent and the Company and (ii) no Event of Default or Potential Event of Default shall have occurred and be continuing and (iii) all amounts due and owing such Lender or Issuing Bank, as the case may be, in respect of the Obligations shall have been paid, then the Borrowers, the Agent, such Lender, such Issuing Bank and such substitute banks or financial institutions shall execute and deliver an appropriately completed Assignment and Acceptance pursuant to Section 9.08(b) hereof to effect the assignment of rights to and the assumption of obligations by such substitute banks or financial institutions; provided that if such substitute bank or financial institution is not a Lender, the Company shall pay to the Agent an administrative fee as reasonably determined by the Agent, but in no event in excess of $3,000. Upon such purchase and assumption by such substituted banks or financial institutions, the obligations of such requesting Lender or Issuing Bank shall be discharged; provided that such requesting Lender or Issuing Bank shall be entitled to compensation under this Section 2.12 for any costs incurred by it prior to its replacement.

                  SECTION 2.13. PAYMENTS AND COMPUTATIONS.

                  (a) Each Borrower shall make each payment hereunder, except with respect to principal of, interest on, and other amounts relating to, Advances denominated in a Major Currency (other than Dollars) or an Alternative Currency, not later than 1:00 P.M. (New York City time) on the day when due in Dollars to the Agent in same day funds by deposit of such funds to the Agent's account maintained at the Payment Office for Dollars. Each Borrower shall make each payment hereunder with respect to principal of, interest on, and other amounts relating to Advances denominated in a Major Currency (other than Dollars) or an Alternative Currency not later than 1:00 P.M. (at the Payment Office for such Major Currency or Alternative Currency) on the day when due in such Major Currency or Alternative Currency to the Agent in same day funds by deposit of such funds to the Agent's account maintained at such Payment Office. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or fees ratably (other than amounts payable in respect of interest on Advances made by Agent for the account of another Lender pursuant to Section 2.02 or pursuant to Section 2.03, 2.12 or 2.14, which amounts will be distributed to the Lenders in accordance with their respective interests) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office in respect of an Advance made by the Agent for the account of another Lender pursuant to Section 2.02(a) equal to the Eurocurrency Rate plus one-eighth of the amount of interest payable in excess of the Eurocurrency Rate to Agent for the account of its Applicable Lending Office and the remaining seven-eighths of the amount of interest payable in excess of the Eurocurrency Rate to such other Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement; provided that payments with respect to reimbursement obligations under Letters of Credit shall be apportioned among the parties which have a pro rata share; provided further that all principal and interest payments in respect of any Bid Advances shall be apportioned ratably among the Lenders making such Advances in accordance with their respective outstanding principal amount of such Advances. Upon its acceptance of an Assignment and Acceptance, Increased Commitment Acceptance or New Commitment Acceptance and recording of the information contained therein in the Register pursuant to Section 9.08, from and after the effective date specified in such document, the Agent shall make all payments hereunder in respect of the interest assigned thereby to the Lender assignee thereunder, Lender or Accepted Lender thereunder and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

                  (b) Each Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made by such Borrower to the Agent when due hereunder, to charge from time to time against any or all of such Borrower's accounts with such Lender any amount so due.

                  (c) All computations of interest based on the Base Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurocurrency Rate, the Federal Funds Rate or the Fixed Rate and of commitment fees shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or commitment fees are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

                  (d) Except as otherwise provided in Section 2.02(a), each Notice of Committed Borrowing and each acceptance of a Bid Borrowing shall be irrevocable and binding on the Borrower requesting such proposed Borrowing. In the case of any Committed Borrowing and any Bid Borrowing which is comprised of Eurocurrency Advances or Fixed Rate Advances, the Borrower requesting such proposed Borrowing shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Committed Borrowing or acceptance of a Bid Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Committed Borrowing or Bid Borrowing when such Advance, as a result of such failure, is not made on such date.

                  (e) Except as otherwise provided in Section 2.02(a), unless the Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Agent the amount required to be made available by such Lender as part of such Borrowing, the Agent may assume that such Lender has made such amount available to the Agent on the date of such Borrowing in accordance with Section 2.02(a) or 2.03(b), as the case may be, and the Agent may, in reliance upon such assumption, make available to the Borrower requesting the proposed Borrowing on such date a corresponding amount. If and to the extent that such Lender shall not have so made such amount available to the Agent, such Lender and the Borrower requesting the proposed Borrowing severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Agent, at (i) in the case of such Borrower, the interest rate or rates applicable to such amount and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender's Advance or Advances as part of such Borrowing for purposes of this Agreement.

                  (f) In determining the duration of Eurocurrency Interest Periods under this Agreement, (i) Eurocurrency Interest Periods commencing on the same date for Advances comprising part of the same Borrowing shall be of the same duration, (ii) whenever the last day of any Eurocurrency Interest Period would otherwise occur on a day other than a Business Day, the last day of such Eurocurrency Interest Period shall occur on the next succeeding Business Day, provided, that if such extension of time would cause the last day of any Eurocurrency Interest Period to occur in the next following calendar month, such last day shall occur on the next preceding Business Day, and (iii) any Eurocurrency Interest Period which would otherwise end after the Termination Date shall end on the Termination Date.

                  (g) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be, provided, that, if such extension would cause payment of interest on or principal of Eurocurrency Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

                  (h) Unless the Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Lenders hereunder that such Borrower will not make such payment in full, the Agent may assume that such Borrower has made such payment in full on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that a Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.

                  (i) All payments received by the Agent shall be applied to the payment of interest before application to principal. The amount of each payment shall be applied (i) first, to outstanding Committed Advances due to the full extent thereof, (ii) second, to amounts due under Section 2.18 pro rata to the full extent thereof, (iii) third, to outstanding Bid Advances due to the full extent thereof, and (iv) fourth, to any other amounts due under this Agreement.

                  SECTION 2.14. TAXES.

                  (a) Any and all payments by any Borrower or the Agent hereunder shall be made, in accordance with Section 2.13, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding,

                  (i) in the case of each Lender, the Agent and the Co-Agent, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender, the Agent or the Co-Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction of such Lender's Applicable Lending Office or any political subdivision thereof and

                (ii) in the case of any assignment by a Lender to an Eligible Assignee pursuant to Section 9.08, or any change by a Lender of an Applicable Lending Office in one jurisdiction to an Applicable Lending Office in another jurisdiction, any excess in the withholding tax applicable to such Eligible Assignee, or such new Applicable Lending Office, over the withholding tax (other than any withholding tax excluded from the definition of Taxes under clause (i) or this clause
         (ii) of Section 2.14(a)) applicable to the former Lender, or the former Applicable Lending Office, in each case as determined under laws (including, without limitation, any treaty, law, rule, regulation or determination) applicable to the former Lender and such Eligible Assignee, or the former Applicable Lending Office and such new Applicable Lending Office, and in effect on the date of such assignment, or such change in Applicable Lending Office, but not including any increase in withholding tax resulting from any subsequent change in such laws

(all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If a Borrower or the Agent shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Agent, (i) the sum payable by such Borrower shall be increased as may be necessary so that after such Borrower or the Agent has made all required deductions (including deductions applicable to additional sums payable under this Section 2.14) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower or the Agent shall make such deductions and (iii) such Borrower or the Agent shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

                  (b) In addition, each Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies imposed by any taxing authority of the United States or any political subdivision thereof which arise from any payment made by such Borrower or by the Agent hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement (hereinafter referred to as "Other Taxes").

                  (c) Each Borrower will indemnify each Lender and the Agent for the full amount of Taxes or Other Taxes (to the extent specifically attributable to Borrowings made by such Borrower) (including, without limitation, any Taxes or Other Taxes (to the extent specifically attributable to Borrowings made by such Borrower) imposed by any jurisdiction on amounts payable under this Section 2.14) paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor.

                  (d) Within 30 days after the date of any payment by a Borrower of Taxes, such Borrowers will furnish to the Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing payment thereof.

                  (e) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each initial Lender and on the date of the Assignment and Acceptance or New Commitment Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter if requested in writing by a Borrower (but only so long as such Lender remains lawfully able to do so), shall provide such Borrower with Internal Revenue Service form 1001 or 4224, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from "Taxes" as defined in Section 2.14(a).

                  (f) For any period with respect to which a Lender has failed to provide a Borrower with the appropriate form described in Section 2.14(e) (other than if such failure is due to a change in law occurring subsequent to the date on which a form originally was required to be provided, or if such form otherwise is not required under the first sentence of subsection (e) above), such Lender shall not be entitled to indemnification under Section 2.14(a) with respect to Taxes imposed by the United States; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, such Borrower shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes.

                  (g) Notwithstanding any contrary provisions of this Agreement, in the event that a Lender that originally provided such form as may be required under Section 2.14(e) thereafter ceases to qualify for complete exemption from United States withholding tax, such Lender may assign its interest under this Agreement to any assignee (with the prior approval of the Company which shall not be unreasonably withheld) and such assignee shall be entitled to the same benefits under this Section 2.14 as the assignor provided that the rate of United States withholding tax applicable to such assignee shall not exceed the rate then applicable to the assignor.

                  (h) Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in this Section 2.14 shall survive the payment in full of principal and interest hereunder.

                  (i) Each Lender will designate a different Lending Office if such designation will avoid the need for payment of, or will reduce the amount of, Taxes under this Section 2.14 and will not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. If any Lender shall have become entitled to receive any further payments of additional amounts pursuant to this Section 2.14 and shall not, after notice from the applicable Borrower, have designated a different Lending Office so as to avoid the need for such payments to such Lender, the Company shall have the right, with the assistance of the Agent, to seek one or more substitute banks or financial institutions (which may be one or more of the Lenders) reasonably satisfactory to the Agent and the Company to purchase the Advances and Letters of Credit and assume the Commitments of such Lender, and the Borrowers, the Agent, such Lender and such substitute banks or financial institutions shall execute and deliver an appropriately completed Assignment and Acceptance pursuant to Section 9.08(b) hereof to effect the assignment of rights to and the assumption of obligations by such substitute banks or financial institutions. Upon such purchase and assumption by such substituted banks or financial institutions, the obligations of such requesting Lender shall be discharged; provided that such requesting Lender shall be entitled to compensation under this Section 2.14 for all amounts owed to it pursuant to this Section prior to its replacement.

                  SECTION 2.15. SHARING OF PAYMENTS, ETC. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of the Committed Advances or Letters of Credit made by it (other than pursuant to Section 2.12 or 2.14) in excess of its ratable share of payments on account of the Committed Advances or Letters of Credit obtained by all the Lenders, as the case may be, such Lender shall forthwith purchase from the other Lenders, as the case may be, such participations in the Committed Advances or Letters of Credit made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them, provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (a) the amount of such Lender's required repayment to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.

                  SECTION 2.16. EVIDENCE OF DEBT.

                  (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Advance and Letter of Credit owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

                  (b) The Register maintained by the Agent pursuant to Section 9.08(j) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date, amount and tenor, as applicable, of each Borrowing and Letter of Credit made hereunder, the Type of Advances comprising such Borrowing and the Eurocurrency Interest Period applicable thereto and, if such Advances are Eurocurrency Advances, the currency in which such Advances are made and with respect to Letters of Credit the tenor of such obligations, (ii) the terms of each Assignment and Acceptance, Increased Commitment Acceptance and New Commitment Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder, and (iv) the amount of any sum received by the Agent from the Borrowers hereunder and each Lender's share thereof.

                  (c) The entries made in the Register shall be conclusive and binding for all purposes, absent manifest error.

                  (d) If, in the opinion of any Lender, a promissory note or other evidence of debt is required, appropriate or desirable to reflect or enforce the indebtedness of a Borrower resulting from the Committed Advances or Bid Advances made, or to be made, by such Lender to such Borrower, then, upon request of such Lender, such Borrower shall promptly execute and deliver to such Lender a promissory note substantially in the form of EXHIBIT F-1 in the case of Committed Advances and EXHIBIT F-2 in the case of Bid Advances, payable to the order of such Lender in an amount up to the maximum amount of Committed Advances or Bid Advances, as the case may be, payable or to be payable by such Borrower to such Lender from time to time hereunder.

                  SECTION 2.17. CURRENCY EQUIVALENTS. For purposes of the provisions of this Article II, (a) the equivalent in Dollars of any Major Currency (other than Dollars) or Alternative Currency shall be determined by using the quoted spot rate at which Citibank's principal office in London offers to exchange Dollars for such Major Currency or Alternative Currency in London at 11:00 A.M. (London time) two Business Days prior to the date on which such equivalent is to be determined, (b) the equivalent in any Major Currency or Alternative Currency of any other Major Currency or Alternative Currency shall be determined by using the quoted spot rate at which Citibank's principal office in London offers to exchange such Major Currency or Alternative Currency for the equivalent in Dollars of such other Major Currency or Alternative Currency in London at 11:00 A.M. (London time) two Business Days prior to the date on which such equivalent is to be determined, and (c) the equivalent in any Major Currency (other than Dollars) or Alternative Currency of Dollars shall be determined by using the quoted spot rate at which Citibank's principal office in London offers to exchange such Major Currency or Alternative Currency for Dollars in London at 11:00 A.M. (London time) two Business Days prior to the date on which such equivalent is to be determined.

                  SECTION 2.18. LETTERS OF CREDIT.

                  (a) LETTERS OF CREDIT. Any Borrower may request, in accordance with the provisions of this Section 2.18(a), that on and after the Closing Date, until the date which occurs 30 days before the Termination Date, the Issuing Banks issue Letters of Credit for the account of such Borrower in an aggregate face amount (including, without limitation, the face amount of any Existing Letters of Credit) not to exceed $50,000,000 outstanding at any one time, each such Letter of Credit to expire on or before (i) in the case of Standby Letters of Credit, the five year anniversary of its issuance and (ii) in the case of Commercial Letters of Credit, 360 days after the date of its issuance; provided that no Borrower shall request that the Issuing Banks issue any Letter of Credit if after giving effect to the issuance of such Letter of Credit, either (I) the Letter of Credit Usage shall exceed $50,000,000 outstanding or (II) the Total Utilization of Commitments shall exceed the aggregate Commitments then in effect; provided further, that a Syndicated Letter of Credit shall not be denominated in a currency other than Dollars; provided further, that for any Non-Syndicated Letter of Credit, the Issuing Bank shall be Citibank (or its Designated Issuer), and the provisions of
Section 2.18(c) shall apply to such Letter of Credit. The issuance of any Letter of Credit in accordance with the provisions of this Section 2.18 shall be given effect in the calculation of the Total Utilization of Commitments and the issuance of any Letter of Credit in accordance with the provisions of this
Section 2.18 shall require the satisfaction of each condition set forth in
Section 3.03.

                  The obligation of the Lenders and their Designated Issuers to issue each Syndicated Letter of Credit shall be several and not joint and the failure by any Lender or its Designated Issuer to issue such Letter of Credit shall not relieve the other Lenders and their Designated Issuers from their obligations to issue such Letters of Credit.

                  In order to facilitate the prompt issuance of all Letters of Credit, each Issuing Bank shall appoint the Agent and its Designated Issuer its Attorney-in-Fact with power to execute Letters of Credit on its behalf in accordance with this Agreement.

                  (b) NOTICE OF ISSUANCE. Whenever a Borrower desires the issuance of a Letter of Credit, it shall deliver to the Agent an executed request for such Letter of Credit in the form attached hereto as EXHIBIT G, by 2:00 P.M. (New York time) at least two Business Days in advance of the proposed date of issuance and the Agent shall give a copy thereof to each Issuing Bank, by 5:00 P.M. (New York time) at least two Business Days or such shorter period as may be agreed to by the Agent in any particular instance, in advance of the proposed date of issuance, specifying (i) the proposed date of issuance (which shall be a business day under the laws of the principal executive office of each of the applicable Issuing Bank(s)), (ii) the face amount of the Letter of Credit, (iii) the expiration date of the Letter of Credit, (iv) the name and address of the beneficiary, (v) whether the Letter of Credit requested is a Financial Standby Letter of Credit, a Performance Standby Letter of Credit or a Commercial Letter of Credit, (vi) whether the Letter of Credit requested is a Syndicated Letter of Credit or a Non-Syndicated Letter of Credit and (vii) the purpose for which such Letter of Credit is to be issued. Each request for a Letter of Credit shall be irrevocable when given.

                  Such written request shall certify that (i) after giving effect to the issuance of the Letter of Credit, the

Letter of Credit Usage will not exceed $50,000,000 and (ii) the Letter of Credit requested to be issued, when added to the then Total Utilization of Commitments, will not exceed the aggregate Commitments then available, as the amount available under the Commitments may be reduced from time to time pursuant to
Section 2.06 or limited from time to time pursuant to Section 2.01 and (iii)
Section 3.03 is satisfied on and as of the date of delivery of such notice, and shall specify a precise description of the documents and the verbatim text of any certificate to be presented by the beneficiary which, if presented by the beneficiary prior to the expiration date of the Letter of Credit, would require the applicable Issuing Bank(s) to make payment under the Letter of Credit; provided that such Letter of Credit shall be in the form of EXHIBIT H; and provided further that the applicable Issuing Bank(s), in their reasonable judgment (with the consent of the applicable Borrower which will not be unreasonably withheld), may require changes in any such documents and certificates and the Letter of Credit.

                  Upon receipt by the Agent of such notice and such other documents from the Borrower requesting the issuance of a Letter of Credit, if the request for the Letter of Credit satisfies the requirements set forth above, the Agent shall authorize the applicable Issuing Bank(s) to issue the Letters of Credit. If any of the applicable Issuing Bank(s), in its sole discretion, elects not to issue such Letter of Credit because issuance of such Letter of Credit may violate any applicable laws or any of the standard practices or policies of the Issuing Bank or any Lender relating to the issuance of letters of credit, such Issuing Bank shall promptly, and in any event within one Business Day of its receipt of the request for a Letter of Credit, so notify the Borrower and the Agent and no Letter of Credit will be issued; provided that, if (x) Citibank, as an Issuing Bank, did not so notify the Company of its election not to issue the Letter of Credit and (y) the Letter of Credit was requested to be a Syndicated Letter of Credit, then, at the request of the Company, the Agent or its Designated Issuer shall promptly prepare the requested Letter of Credit, and subject to the terms and conditions of this Section 2.18 and the applicable conditions of Article III, the requested Letter of Credit shall be executed by the Agent or its Designated Issuer on behalf of Citibank, as the Issuing Bank, and shall be delivered to the Company (or its designee) by the Agent or its Designated Issuer on the date of issuance specified by the Company, and such Letter of Credit shall be a Non-Syndicated Letter of Credit and subject to the provisions of Section 2.18(c). If no Issuing Bank notifies the Agent of its inability to issue the Letter of Credit, the Agent or its Designated Issuer shall promptly prepare the requested Letter of Credit with signature pages prepared for the Agent or its Designated Issuer to execute the Letter of Credit as Attorney-in-Fact for each Issuing Bank. Following such authorization, but subject in any event to the terms and conditions of this
Section 2.18 and the applicable conditions of Article III the requested Letter of Credit shall be executed by the Agent or its Designated Issuer on behalf of the Issuing Banks and shall be delivered to the Borrower (or its designee) by the Agent or its Designated Issuer on the date of issuance specified by the Borrower, which Letter of Credit shall have been issued by each Issuing Bank, severally and ratably, in accordance with its pro rata share of the Commitments then in effect.

                  (c) PARTICIPATION IN LETTERS OF CREDIT. The provisions of this
Section 2.18(c) shall apply to Non-Syndicated Letters of Credit.

                  (i) The Issuing Bank shall be deemed to have sold and transferred irrevocably and unconditionally to each Lender, without recourse or warranty, and each Lender shall be deemed to have purchased and received irrevocably and unconditionally, an undivided interest and participation to the extent of such Lender's pro rata share of the aggregate Commitments then in effect in each Letter of Credit and the Letter of Credit Usage in respect of such Letter of Credit, and any collateral therefor, automatically as and when the Letter of Credit is issued. In the event any reimbursement obligation in respect of a Letter of Credit is not paid to the Issuing Bank when due, the Issuing Bank shall promptly notify the Agent to that effect, and the Agent shall promptly notify the Lenders of the amount of such reimbursement obligation and each Lender shall promptly pay to the Issuing Bank, in same day funds, an amount equal to such Lender's pro rata share of the aggregate Commitments then in effect of the amount of such unpaid reimbursement obligation. Nothing in this
Section 2.18(c) shall be deemed to prejudice the right of any Lender to recover from the Issuing Bank any amounts made available by such Lender to the Issuing Bank pursuant to this Section 2.18(c) if the payment with respect to a Letter of Credit by the Issuing Bank in respect of which payment was made by such Lender constituted gross negligence or willful misconduct on the part of the Issuing Bank.

                  (ii) In the event that each Lender has paid all amounts payable by it under subsection (i) with respect to any reimbursement obligation in respect of any Letter of Credit, promptly after the Issuing Bank receives a payment from the applicable Borrower on account of a reimbursement obligation in respect of such Letter of Credit, the Issuing Bank shall promptly pay to the Agent, and the Agent shall promptly pay to each Lender, in same day funds, an amount equal to each Lender's pro rata share thereof.

                  (iii) Upon the request of any Lender, the Issuing Bank shall furnish to such Lender copies of any Letter of Credit and any other documents related thereto as may be reasonably requested by such Lender.

                  (iv) If any payment received on account of any reimbursement obligation in respect of a Letter of Credit and distributed to a Lender as a participant under this Section 2.18(c) is thereafter set aside, avoided or recovered from the Issuing Bank in connection with any receivership, liquidation, reorganization or bankruptcy proceeding relating to any Borrower, each Lender which received such distribution shall, upon demand by the Agent, pay to the Issuing Bank such Lender's pro rata share of the aggregate Commitment then in effect of the amount so set aside, avoided or recovered.

                  (v) No Lender shall have any right to look to or rely upon the Agent or the Issuing Bank or any other Lender for any determination or verification as to whether any condition set forth in this Section 2.18 or Sections 3.01 or 3.03 has been met.

                  (d) PAYMENT OF AMOUNTS DRAWN UNDER LETTERS OF CREDIT. In the event of any request for drawing under any Letter of Credit by the beneficiary thereof, the Agent shall immediately notify the applicable Borrower and the Issuing Banks, and such Borrower shall pay to the Agent for account of the Issuing Banks, an amount equal to the amount necessary to reimburse the Issuing Banks on the day on which such drawing is honored in an amount in same day funds equal to the amount which the Issuing Banks paid as a result of such drawing. If the amount in such Borrower's account with such Agent is insufficient to reimburse the Issuing Banks or such Borrower shall fail to reimburse the Issuing Banks on the date of any drawing under a Letter of Credit in an amount equal to the amount of such drawing paid by the Issuing Banks, (i) such Borrower shall be deemed to have given a Notice of Borrowing to the Agent requesting the Lenders to make Committed Advances that are Base Rate Advances on the date on which such drawing is honored in an amount equal to the amount of such drawing, and (ii) subject to satisfaction or waiver of the conditions specified in Article III, the Lenders shall, on the Business Day of such drawing, make Committed Advances that are Base Rate Advances in the amount of such drawing together with accrued interest thereon at the rate for Base Rate Advances from the date of drawing to the date of such Advances, the proceeds of which shall be applied directly by the Agent to reimburse the Issuing Banks for the amount of such drawing together with such accrued interest thereon; provided, that, if for any reason (other than the wrongful failure of the Lenders to make Advances) proceeds of Advances are not received by any Issuing Bank on such date in an amount equal to the amount of such drawing paid by such Issuing Bank, together with accrued interest thereon, such Borrower shall reimburse the Issuing Bank, within three Business Days of the date of such drawing, in an amount in same day funds equal to the excess of the amount of such drawing over the amount of such Advances, if any, that are so received, plus accrued interest thereon. Interest on all amounts not reimbursed to the Issuing Banks on the date of such drawing shall accrue at the rates set forth in Section 2.08(c).

                  (e) CONTINUANCE OF EXISTING LETTERS OF CREDIT AS LETTERS OF CREDIT. Notwithstanding anything to the contrary in this Agreement, subject to the terms and conditions of this Agreement and in reliance on the representations and warranties of the Borrowers set forth herein, as of the Closing Date all Existing Letters of Credit shall be continued as Letters of Credit under this Agreement and shall be deemed for all purposes (other than as described below) to have been issued under and pursuant to the terms of this Agreement; provided that solely with respect to the Existing Letters of Credit, the provisions contained in Section 2.18 of the Existing Credit Agreement (other than with respect to fees) and the Fourth Amendment to the Existing Credit Agreement, dated as of February 17, 1995, and each other provision or definition contained in the Existing Credit Agreement necessary to allow each party to realize the full benefits of such Section 2.18 of the Existing Credit Agreement, are hereby incorporated by reference into this Agreement as if set forth herein in full; provided further that Bank of America Illinois (formerly known as Continental Bank N.A.) shall execute this Agreement and become a party hereto (and have all rights and benefits in relation hereto) with respect to this
Section 2.18(e) and the Existing Letters of Credit which it has issued and shall be deemed to be an Issuing Bank with respect to such Letters of Credit. With respect to Existing Letters of Credit each Lender shall be deemed to and hereby agrees to, have irrevocably purchased from each Issuing Bank (other then itself) which issued such Existing Letter of Credit a participation in such Existing Letter of Credit and drawings thereunder in an amount equal to such Lender's pro rata share (with respect to the Commitments) of the maximum amount that is or at any time may become available to be drawn thereunder.

                  On a monthly basis, the Agent shall notify each Lender of the amount of each such Lender's respective participations in the Existing Letters of Credit determined in accordance with this Section 2.18(e).

                  If a Borrower shall fail to reimburse any Issuing Bank as provided in Section 2.18(c) in an amount equal to the amount of any drawing honored by an Issuing Bank under an Existing Letter of Credit issued by it together with accrued interest thereon, the Issuing Bank shall promptly give notice thereof to the Agent, which shall promptly notify each Lender of the unreimbursed amount of such drawing together with accrued interest thereon and of such Lender's respective participation in the unreimbursed amount therein based on such Lender's pro rata share of the Commitments. Each Lender shall make available to the Agent for the account of the Issuing Bank an amount equal to its respective participation in the unreimbursed amount, in same day funds, at the office of the Issuing Bank specified in such notice, not later than 12:00 Noon (New York City time) on the Business Day next following the date notified by the Issuing Bank. The day of payment by each Lender to the Issuing Bank and the day of notice by the Issuing Bank to each Lender shall be both a Business Day and a business day under the laws of the jurisdiction of each such Lender. If any Lender fails to make available to the Issuing Bank the amount of such Lender's participation in such Existing Letter of Credit as provided in this Section 2.18(e), the Issuing Bank shall be entitled to recover such amount on demand from such Lender, together with interest (to the extent such interest is not received from the applicable Borrower) until such amount is recovered at the Federal Funds Rate. Nothing in this Section 2.18(e) shall be deemed to prejudice the right of any Lender to recover from the Issuing Bank any amounts made available by such Lender to the Issuing Bank pursuant to this Section 2.18(e) if the payment with respect to an Existing Letter of Credit by the Issuing Bank in respect of which payment was made by such Lender constituted gross negligence or willful misconduct on the part of the Issuing Bank. Each Issuing Bank shall distribute to each other Lender which has paid all amounts payable by it under this Section 2.18 with respect to any Existing Letter of Credit issued by the Issuing Bank such other Lender's pro rata share (with respect to the Commitments) of all payments received by the Issuing Bank from the applicable Borrower or any of its Subsidiaries in reimbursement of drawings honored by the Issuing Bank under such Existing Letter of Credit when such payments are received. Each Borrower shall be liable to the Lenders for all of the principal and interest made available by the Lenders to the Issuing Bank for such Borrower's account pursuant to this Section and interest on all amounts made available by Lenders to the Issuing Bank shall accrue at the rates set forth in
Section 2.08(c). All such principal and interest amounts shall be part of the Obligations.

                  (f) COMPENSATION. Each Borrower agrees to pay to the Agent for the account of the Lenders (or if specified in writing to the Agent by any Lender its Designated Issuer), ratably, according to their respective pro rata share of the Commitments, with respect to each Letter of Credit issued (provided that the fees described in clauses (iv) and (v) below shall be paid solely to Citibank or the Agent, as applicable Designated Issuer for its own account):

                  (i) if a Commercial Letter of Credit, a Commercial Letter of Credit issuance fee equal to 0.20% of the maximum amount available to be drawn under such Commercial Letter of Credit, payable on the issuance date;

                  (ii) if a Standby Letter of Credit, a Standby Letter of Credit fee (x) in the case of any Financial Standby Letter of Credit, equal to the Standby L/C Rate and (y) in the case of any Performance Standby Letter of Credit, equal to the Standby L/C Rate minus 0.10% per annum, in each case of the maximum amount available to be drawn under such Standby Letter of Credit on the basis of the actual number of days elapsed in a (360-day) year, payable quarterly in arrears; notwithstanding any provisions contained in this Section 2.18(f)(ii), following the occurrence and during the continuance of an Event of Default described in Section 6.01(a), Section 6.01(e), Section 6.01(f) or Section 6.01(c) with respect to the reference therein to Sections 5.02(a), (b), (c), (d), (e), (f), (g), (h), (i), (j), (k), (l), (m) or
         (n),to the extent permitted by applicable law, the Standby Letter of Credit fees shall be in an amount until paid in full at a rate per annum that is 2% above the fees otherwise payable pursuant to this
         Section 2.18(f)(ii);

                  (iii) with respect to drawings made under any Letter of Credit, interest, payable on demand, on the amount paid by the Issuing Bank in respect of each such drawing from the date of the drawing through the date such amount is reimbursed by the Borrower (including any such reimbursement out of the proceeds of Base Rate Advances pursuant to Section 2.18(c)) at a rate equal to the Base Rate in effect from time to time; provided, however, that after the occurrence and during the continuance of an Event of Default described in Section 6.01(a) or Section 6.01(c) with respect to the reference therein to
         Section 5.02(a), (b), (c), (d), (e), (f), (g), (h), (i), (j), (k), (l),
         (m) or (n), such unreimbursed drawing shall bear interest, from the date on which such Event of Default shall have occurred until such amount is paid in full, payable on demand, at a rate per annum equal at all times to 2.0% per annum over the Base Rate in effect from time to time;

                  (iv) if a Standby Letter of Credit issued by Citibank, as the Issuing Bank, a fronting fee equal to 0.10% per annum of the maximum amount available to be drawn under such Standby Letter of Credit on the basis of the actual number of days elapsed in a (360-day) year, payable quarterly in arrears; and

                  (v) negotiation, amendment, presentation, administrative, documentary, transfer, cancellation and processing charges and other charges in accordance with the Agent's Designated Issuer's standard schedule for such charges from time to time in effect.

                  Promptly upon receipt by the Agent or its Designated Issuer of any amount described above, the Agent or its Designated Issuer shall distribute
(a) with respect to amounts in clauses (i), (ii) or (iii), to each Lender (or its Designated Issuer) its pro rata share (with respect to the Commitments) of such amount, (b) with respect to amounts in clause (iv) to Citibank, as the Issuing Bank and (c) with respect to amounts in clause (v), to the Agent. All amounts provided for by this Section 2.18(f) are payable notwithstanding any cancellation or prepayment of any Letter of Credit issued hereunder.

                  (g) OBLIGATIONS ABSOLUTE. The obligation of each Borrower to reimburse each Issuing Bank for drawings made under the Letters of Credit issued by it at the request of such Borrower and the obligations of the Lenders under
Section 2.18(d) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances:

                  (i) any lack of validity or enforceability of any Letter of Credit or any other agreement or instrument relating thereto;

                  (ii) the existence of any claim, setoff, recoupment, defense or other right that any Borrower, any of its Subsidiaries or any Issuing Bank may have at any time against any beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom any such transferee may be acting), any Issuing Bank (other than in respect of the gross negligence or wilful misconduct of such Issuing
         Bank) or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Borrower or one of its Subsidiaries and the beneficiary for which the Letter of Credit was procured);

                  (iii) any draft, demand, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                  (iv) payment by the Agent or any Issuing Bank under any Letter of Credit against presentation of a demand, draft or certificate or other document that does not comply with the terms of such Letter of Credit; provided that such payment does not constitute gross negligence or willful misconduct of the Issuing Bank;

                  (v) the occurrence of any Material Adverse Effect;

                  (vi) any breach by any Borrower, any of its Subsidiaries, the Agent or any Issuing Bank of this Agreement or any other documents executed pursuant to this Agreement;

                  (vii) the fact that an Event of Default or a Potential Event of Default shall have occurred and be continuing; or

                  (viii) any other circumstance or happening whatsoever that is similar to any of the foregoing.

                  (h) INDEMNIFICATION; NATURE OF ISSUING BANK'S DUTIES. In addition to amounts payable as elsewhere provided in this Section 2.18, each Borrower hereby agrees to protect, indemnify, pay and hold the Agent, the Lenders and the Issuing Banks harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees and allocated costs of internal counsel) that the Agent, the Lenders or the Issuing Banks may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit, or
(ii) the failure of any Issuing Bank to honor a drawing under any Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions are herein called "Government Acts").

                  As among the Borrowers, the Agent, the Lenders and the Issuing Banks, the Borrowers assume all risks of the acts and omissions of, or misuse of the Letters of Credit issued by the Agent or the Issuing Banks by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, subject to the last paragraph of this Section 2.18(h), the Agent and the Issuing Banks shall not be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of such Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason or for the identity of any purported transferee or assignee of any beneficiary thereof;
(iii) for failure of the beneficiary of any such Letter of Credit to comply fully with immaterial conditions required in order to draw upon such Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) for errors in interpretation of technical terms;
(vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) for the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; and
(viii) for any consequences arising from causes beyond the control of the Agent or the Issuing Banks, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of any of the Agents or any Issuing Bank's rights or powers hereunder.

                  In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted to be taken by the Agent or any Issuing Bank under or in connection with the Letters of Credit issued by it or the related certificates, if taken or omitted in good faith, and to the extent not with gross negligence or willful misconduct, shall not put the Agent or any Issuing Bank under any resulting liability to the Borrowers or any of their Subsidiaries.

                  Notwithstanding anything to the contrary contained in this
Section 2.18(h), no Borrower shall have any obligation to indemnify the Agent, the Lenders or any Issuing Bank in respect of any liability incurred by Agent, the Lenders or any Issuing Bank arising solely out of the gross negligence or willful misconduct of such entity.

                  (i) AGENT AND ITS DESIGNATED ISSUER. The Agent or its Designated Issuer, on behalf of the Issuing Banks shall be responsible only to determine that the documents and certificates required to be delivered under each Letter of Credit have been delivered and that they comply on their face with the requirements of that Letter of Credit. The Agent's Designated Issuer shall be fully protected for its actions hereunder and have all of the benefits and immunities provided to the Agent hereunder and in Article VII with respect to any acts taken or omissions suffered in connection with this Section 2.18 and for such purposes the Designated Issuer shall be deemed to be the "Agent" in
Article VII.

                  (j) COMPUTATION OF INTEREST. Interest payable pursuant to this
Section 2.18 shall be computed on the basis of a 360-day year and the actual number of days elapsed in the period during which it accrues.

                  (k) REPORTS. The Agent shall furnish to each Issuing Bank, on or before the fifth Business Day of each month, a written report setting forth the average daily aggregate maximum amount available to be drawn (assuming compliance with all conditions to drawing) during the preceding month under all Letters of Credit.

                  (l) TERMINATION. On or before the Termination Date, the Borrowers shall pay to Agent an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit outstanding on the Termination Date as set forth in Section 6.02.

                  SECTION 2.19. USE OF PROCEEDS.

                  (a) BORROWINGS AND LETTERS OF CREDIT. The proceeds of the Borrowings may be used by the Borrower to refinance the Existing Credit Agreement and for general corporate purposes including Non-Hostile Acquisitions otherwise permitted under this Agreement. Letters of Credit may be for general corporate purposes, including, without limitation, to support the issuance of bid, performance and advance payment bonds subject to the limitations set forth in Section 2.18.

                  (b) MARGIN REGULATIONS. No portion of the proceeds of any Borrowings or Letters of Credit under this Agreement shall be used by any Borrower or any of the Borrower's Subsidiaries in any manner which might cause the borrowing or the application of such proceeds to violate, or require any Lender to make any filing or take any other action under, Regulation G, Regulation U, Regulation T, or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Securities Exchange Act of 1934, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

                                   ARTICLE III
                              CONDITIONS OF LENDING

                  SECTION 3.01. CONDITIONS PRECEDENT TO INITIAL ADVANCES. (A) INITIAL ADVANCES TO THE COMPANY. The obligation of each Lender (other than the Designated Bidders) to make its initial Advance to the Company is subject to the following conditions precedent:

                  (a) The Agent shall have received on or before the day of the initial Borrowing the following, each dated such day, in form and substance satisfactory to the Agent and in sufficient copies for each Lender:

                  (i) Certified copies of the resolutions of the Executive Committee of the Board of Directors of the Company approving this Agreement, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement;

                  (ii) A certificate of the Secretary or an Assistant Secretary of the Company certifying the names and true signatures of the officers of the Company authorized to sign this Agreement and the other documents to be delivered hereunder;

                  (iii) Certified copies of Company's Certificate of Incorporation, together with good standing certificates from the state of its incorporation and its principal place of business, each to be dated a recent date prior to the Closing Date;

                  (iv) Copies of the Company's Bylaws, certified as of the Closing Date by its Secretary or an Assistant Secretary;

                  (v) Executed originals of this Agreement and the other documents required to be delivered hereunder on or before the effective date hereof and to which the Company is a party;

                  (vi) A favorable opinion of Debevoise & Plimpton, substantially in the form of EXHIBIT I hereto and Senior Counsel for the Company, substantially in the form of EXHIBIT J hereto;

                  (vii) A favorable opinion of O'Melveny & Myers, counsel for the Agent, substantially in the form of EXHIBIT K hereto;

                  (viii) Evidence of endorsements concerning each insurance policy of the Company and its Subsidiaries which shall be in form and substance satisfactory to Agent;

                  (ix) An executed original of a Subsidiary Guaranty, substantially in the form of EXHIBIT L annexed hereto, from each Subsidiary of the Company that is required to enter into a Subsidiary Guaranty pursuant to Section 5.01(b);

                  (x) Certified copies of the resolutions of the Board of Directors of each Subsidiary of the Company referenced in clause (ix) above approving its

         Subsidiary Guaranty, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to its Subsidiary Guaranty;

                  (xi) A certificate of the Secretary or an Assistant Secretary of each Subsidiary of the Company referenced in clause (ix) above (or, in the case of a foreign Subsidiary, a similar officer for companies in such foreign country) certifying the names and true signatures of the officers of the Company authorized to sign its Subsidiary Guaranty and the other documents to be delivered hereunder;

                  (xii) Certified copies of the Certificate of Incorporation of each Subsidiary of the Company referenced in clause (ix) above, together with good standing certificates from the state of its incorporation and its principal place of business, each to be dated a recent date prior to the Closing Date (or, with respect to foreign Subsidiaries, such appropriate similar documents for companies in such foreign country);

                  (xiii) Copies of the Bylaws of each Subsidiary of the Company referenced in clause (ix) above (or, with respect to foreign Subsidiaries, such appropriate similar documents for companies in such foreign country), certified as of the Closing Date by its Secretary or an Assistant Secretary (or, in the case of a foreign Subsidiary, a similar officer for companies in such foreign country); and

                  (xiv) Such other instruments, information or documents as the Agent may reasonably request.

                  (b) The Company shall have paid to the Agent, for distribution (as appropriate) to the Agent and the Lenders, the fees and expenses payable on the Closing Date.

                  (c) The Company shall have delivered to the Agent an officers' certificate, in form and substance satisfactory to the Agent, to the effect that the representations and warranties in Article IV hereof are true, correct and complete in all material respects on and as of the Closing Date to the same extent as though made on and as of that date.

                  (d) All "Commitments" (as defined in the Existing Credit Agreement) shall have been terminated and all Obligations thereunder shall have been paid in full, except for the Existing Letters of Credit that are continued under this Agreement.

                  (b) INITIAL ADVANCE TO A DESIGNATED SUBSIDIARY. The obligation of each Lender to make an initial Advance to a Designated Subsidiary is subject to the condition precedent that the Agent shall have received on or before the day of such Borrowing the following, each dated such day (unless otherwise stated), in form and substance satisfactory to the Agent and in sufficient copies for each Lender:

                  (i) Certified copies of the resolutions of the Board of Directors of the Designated Subsidiary approving this Agreement, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement;

                  (ii) A certificate of the Secretary or an Assistant Secretary of the Designated Subsidiary (or, in the case of a foreign Subsidiary, a similar officer for companies in such foreign country) certifying the names and true signatures of the officers of the Designated Subsidiary authorized to sign this Agreement and the other documents to be delivered hereunder;

                  (iii) Certified copies of the Designated Subsidiary's Certificate of Incorporation, together with good standing certificates from the state of its incorporation and its principal place of business (if applicable), each to be dated a recent date prior to the date of the initial Advance to such Designated Subsidiary (or, with respect to foreign Subsidiaries, such appropriate similar documents for companies in such foreign country);

                  (iv) Copies of the Designated Subsidiary's Bylaws (or, with respect to foreign Subsidiaries, such appropriate similar documents for companies in such foreign country), certified as of the date of the initial Advance to such Designated Subsidiary by its Secretary or an Assistant Secretary (or, in the case of a foreign Subsidiary, a similar officer for companies in such foreign country) ;

                  (v) Executed originals of this Agreement, the Borrower Designation and Acceptance, a Subsidiary Guaranty and the other documents to which the Designated Subsidiary is a party; and

                  (vi) The Agent shall have received such other opinions of counsel, instruments, information or documents as the Agent or the Majority Lenders may reasonably request.

                  SECTION 3.02. CONDITIONS PRECEDENT TO EACH COMMITTED BORROWING. The obligation of each Lender to make an Advance on the occasion of each Borrowing (including the initial Committed Borrowing) shall be subject to the further conditions precedent that on the date of such Borrowing (a) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing and acceptance by the Borrower requesting such Borrowing of the proceeds of such Borrowing shall constitute a representation and warranty by such Borrower that on the date of such Borrowing such statements are true):

                  (i) The representations and warranties contained in Article IV are correct on and as of the date of such Borrowing (except (x) to the extent that such representations and warranties expressly relate solely to an earlier date and then shall be correct as of such date and (y) that the representation and warranty set forth in Section 4.03 as to lack of material adverse change is made since the date of the then most recent financial statement delivered pursuant to Section 5.01 (a)(ii)), before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and

                  (ii) No event has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom, which constitutes an Event of Default or a Potential Event of Default.

                  SECTION 3.03. CONDITIONS TO ALL LETTERS OF CREDIT. The obligation of the Issuing Banks to issue any Letter of Credit hereunder and the issuance of any Letter of Credit by the Issuing Banks hereunder are subject to prior or concurrent satisfaction of all of the following conditions:

                  (a) INITIAL ADVANCE CONDITIONS. On or before the date of issuance of the initial Letter of Credit pursuant to this Agreement, each of the conditions set forth in Section 3.01 shall have been satisfied.

                  (b) NOTICE REQUESTING ISSUANCE. On or before the date of issuance of each Letter of Credit, Agent shall have received, in accordance with the provisions of Section 2.18, a notice requesting the issuance of such Letter of Credit, all other information specified in Section 2.18 and such other documents and information as the Issuing Banks may reasonably require in connection with the issuance of such Letter of Credit.

                  (c) GENERAL ADVANCE CONDITIONS. On the date of issuance of each Letter of Credit, all conditions precedent described in Section 3.02 shall be satisfied to the same extent as though the issuance of such Letter of Credit were the making of a Borrowing and the date of issuance of such Letter of Credit were a date of the funding of such Borrowing.

                  SECTION 3.04. CONDITIONS PRECEDENT TO EACH BID BORROWING. The obligation of each Lender which is to make a Bid Advance on the occasion of a Bid Borrowing (including the initial Bid Borrowing) to make such Bid Advance as part of such Bid Borrowing is subject to the conditions precedent that (a) on or before the date of such Bid Borrowing pursuant to this Agreement, each of the conditions set forth in Sections 3.01 and 3.02 shall have been satisfied and (b) the Agent shall have received, by telecopier, telex or cable, the written Notice of Bid Borrowing with respect thereto.


                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

                  SECTION 4.01. DUE INCORPORATION, ETC. Each of the Company and the Subsidiary Guarantors is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction indicated next to such corporation's name on SCHEDULE 4.01 as supplemented and has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted, and to execute and deliver, and to perform all of its obligations under, any Loan Document to which it is a party, and the transactions and documents contemplated hereby to which it is a party. Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation in good standing in all jurisdictions in which it owns or leases assets and property or in which the conduct of its business requires it to so qualify or be licensed, except where the failure to so qualify or be licensed would not have a Material Adverse Effect. Each Subsidiary of the Company on the date hereof is set forth on SCHEDULE 4.01.

                  SECTION 4.02. AUTHORIZATION OF BORROWING, ETC.

                  (a) AUTHORIZATION OF BORROWING, NO CONFLICT. The execution, delivery and performance by the Company and each Subsidiary of the Company that is a party to a Loan Document of the Loan Documents, the payment and performance of all Obligations, and the issuance, delivery and payment of the Letters of Credit and the consummation of the transactions contemplated hereby are within each such entity's corporate powers, have been duly authorized by all necessary corporate action by Company and each Subsidiary of Company which is a party to a Loan Document, do not contravene (i) the

Company's and such Subsidiary's certificate of incorporation or by-laws, or (ii) any law, rule, regulation (including, without limitation, Regulation G, U or X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award or any contractual restriction binding on or affecting the Company or such Subsidiary or any of its properties, and do not result in or require the creation of any lien, security interest or other charge or encumbrance upon or with respect to any of its properties; neither the Company nor any of its Subsidiaries is in default under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination, award or restriction, in any respect which is likely to have a Material Adverse Effect.

                  (b) GOVERNMENTAL CONSENTS. No authorization, consent, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is currently or is reasonably expected to be required on the part of the Company or any Subsidiary of the Company that is a party to a Loan Document for the due execution, delivery or performance by the Company or any of its Subsidiaries of any Loan Document, the payment and performance of the Obligations by the Company or any of its Subsidiaries, and the issuance, delivery and payment of the Letters of Credit and the consummation of the transactions contemplated hereby, except such authorizations, consents, approvals, other actions, notices or filings which, if not obtained, either (i) would not adversely affect the ability of the Company and each of its Subsidiaries that is a party to a Loan Document to perform the transactions contemplated by the Loan Documents, or (ii) would not have a Material Adverse Effect.

                  (c) DUE EXECUTION AND DELIVERY; BINDING OBLIGATIONS. This Agreement and each other Loan Document, if any, have been, or will be, duly executed and delivered by the Company and each of its Subsidiaries which is a party thereto. This Agreement and each other Loan Document, if any, and the Obligations are, or will be, legally valid and binding obligations of the Company and each of its Subsidiaries which is a party thereto, enforceable against the Company or such Subsidiary in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

                  SECTION 4.03. FINANCIAL CONDITION. The consolidated balance sheets of the Company and its Subsidiaries at September 30, 1995 and the related consolidated statements of income and cash flows, copies of which have been furnished to each Lender, were prepared in conformity with GAAP. All such financial statements do and all financial statements delivered to Lenders pursuant to Section 5.01 hereof after the Closing Date will fairly present the consolidated financial position of the Company and its Subsidiaries as at the respective dates thereof and the consolidated results of operations and cash flows of the Company and its Subsidiaries for each of the periods covered thereby, subject, in the case of any unaudited interim financial statements, to changes resulting from normal year-end adjustments. Since December 31, 1994 there has been no material adverse change in the business, condition (financial or otherwise), operations or properties of Company or the Company and its Subsidiaries taken as a whole.

                  SECTION 4.04. ABSENCE OF LITIGATION; LITIGATION DESCRIPTION. No actions, suits, investigations, litigation or proceedings are pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or the properties of the Company or any such Subsidiary before any court, arbitrator or governmental agency, department, commission, board, bureau or instrumentality, domestic or foreign, (a) that would have a Material Adverse Effect, or (b) which purports to affect the legality, validity or enforceability of this Agreement and any other Loan Document.

                  SECTION 4.05. PAYMENT OF TAXES. The Company and each of its Subsidiaries have filed or caused to be filed all tax returns (Federal, state, local and foreign) required to be filed and paid all amounts of taxes shown thereon to be due, including interest and penalties, except for (a) such taxes as are being contested in good faith and by proper proceedings and with respect to which appropriate reserves are being maintained by the Company or any such Subsidiary, as the case may be or (b) those the failure to pay which would not have a Material Adverse Effect.

                  SECTION 4.06. GOVERNMENTAL REGULATION. The Company is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940, each as amended, or to any Federal or state statute or regulation limiting its ability to incur indebtedness for money borrowed. No Subsidiary is subject to any regulation that would limit the ability of the Company to enter into or perform its obligations under this Agreement.

                  SECTION 4.07. NOT A PURPOSE CREDIT. The Company and its Subsidiaries are not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation G, U or X issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Advance or Letter of Credit, will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

                  SECTION 4.08. ERISA.

                  (a) No ERISA Event which might result in liability to PBGC (other than for premiums payable under Title IV of ERISA) has occurred or is reasonably expected to occur with respect to any Pension Plan.

                  (b) Schedule B (Actuarial Information) to the December 31, 1994 annual report (Form 5500 Series) for each Pension Plan, copies of which have been filed with the Internal Revenue Service and furnished to the Agent, is complete and accurate and fairly presents the funding status of such Pension Plan, and since the date of such Schedule B there has been no material adverse change in such funding status.

                  (c) Neither the Company nor any ERISA Affiliate has incurred, or is reasonably expected to incur, any Withdrawal Liability to any Multiemployer Plan.

                  (d) Neither the Company nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no Multiemployer Plan is reasonably expected to be in reorganization or to be terminated within the meaning of Title IV of ERISA.

                  SECTION 4.09. DISCLOSURE. No representation or warranty of the Company or any Subsidiary of the Company contained in any Loan Document (including any Schedule furnished in connection herewith) or any other document, certificate or written statement furnished to the Agent, the Co-Agent or any Lender by or on behalf of the Company for use in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact (known to the Company in the case of any documents not furnished by it) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which the same were made. The projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the Persons responsible for preparing such projections and pro forma financial information to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There are no facts known to the Company (other than matters of a general economic nature) that have had or could reasonably be expected to have a Material Adverse Effect that have not been disclosed herein or in the other documents, certificates and written statements referred to in this Section 4.09.

                  SECTION 4.10. INSURANCE. The Company and its Subsidiaries have in full force insurance coverage of their respective properties, assets and business (including casualty, general liability, products liability and business interruption insurance) that is (i) no less protective in any material respect than the insurance the Company and its Subsidiaries have carried in accordance with their past practices or (ii) prudent given the nature of the business of the Company and its Subsidiaries and the prevailing practice among companies similarly situated.

                  SECTION 4.11. ENVIRONMENTAL MATTERS. (a) The Company and each of its Subsidiaries is in compliance in all material respects with all Environmental Laws the non-compliance with which can reasonably be expected to have a Material Adverse Effect and (b) there has been no "release or threatened release of a hazardous substance" (as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. ss. 9601 et seq.) or any other release, emission or discharge into the environment of any hazardous or toxic substance, pollutant or other materials from the Company's or its Subsidiaries' property other than as permitted under applicable Environmental Law and other than those which would not have a Material Adverse Effect. Other than disposals for which the Company has been indemnified in full or disposals prior to the Closing Date which would not have a Material Adverse Effect, all "hazardous waste" (as defined by the Resource Conservation and Recovery Act, 42 U.S.C. ss.6901 et seq. (1976) and the regulations thereunder, 40 CFR Part 261 ("RCRA")) generated at the Company's or any Subsidiaries' properties and removed for disposal have in the past been and shall continue to be disposed of at sites which maintain valid permits under RCRA and any applicable state or local Environmental Law.

                  SECTION 4.12. PERFORMANCE OF AGREEMENTS. Neither the Company nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants, or conditions contained in any contractual obligation of the Company or of such Subsidiary, except where the consequences, direct or indirect, of such default or defaults, if any, has not had and could not reasonably be expected to have a Material Adverse Effect and no condition exists that, with the giving of due notice or the lapse of time or both, would constitute such a default, except where the consequences, direct or indirect, of such default, if any, has not had and could not reasonably be expected to have a Material Adverse Effect.


                                    ARTICLE V
                            COVENANTS OF THE COMPANY

                  SECTION 5.01. AFFIRMATIVE COVENANTS. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder and until the expiration, the cancellation and the payment in full or cash collateralization of all Letters of Credit, the Company will, unless the Majority Lenders shall otherwise consent in writing:

                  (A) REPORTING REQUIREMENTS. Furnish to the Lenders:

                  (i) as soon as available and in any event within 50 days after the end of each of the first three quarters of each fiscal year of the Company, consolidated balance sheets of the Company and its Subsidiaries as of the end of such quarter and consolidated statements of income and cash flows of the Company and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief accounting officer of the Company as fairly presenting the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations for the periods indicated, subject to changes resulting from audit and normal year-end adjustment;

                  (ii) as soon as available and in any event within 100 days after the end of each fiscal year of the Company, a copy of the annual audit report for such year for the Company and its Subsidiaries, containing financial statements (including a consolidated balance sheet, consolidated statements of income and shareholders' equity and cash flows of Company and its Subsidiaries) for such year certified by Price Waterhouse LLP or other nationally recognized independent public accountants acceptable to the Majority Lenders. The certification shall be unqualified (as to going concern, scope of audit and disagreements over the accounting or other treatment of offsets) and shall state that such consolidated financial statements present fairly the financial position of Company and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise stated therein) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

                  (iii) together with each delivery of the reports of Company and its Subsidiaries pursuant to subsections (i) and (ii) above, a compliance certificate for the quarter or year, as applicable, executed by the chief accounting officer of the Company (A) stating that the signer has reviewed the terms of this Agreement and has made, or caused to be made under his or her supervision, a review in reasonable detail of the transactions and condition of Company and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signer does not have knowledge of the existence as at the date of the compliance certificate, of any condition or event that constitutes an Event of Default or Potential Event of Default or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Company has taken, is taking and proposes to take the respect thereto, and (B) demonstrating in reasonable detail compliance during (as required thereunder) and at the end of such accounting periods with certain of the restrictions contained in Section 5.02(a), (c), (d) and
         (f);

                  (iv) together with each delivery of Company's annual report pursuant to subsection (ii) above, a written statement by the independent public accountants giving the report thereon (A) stating that their audit examination has included a review of the terms of the Agreement as they relate to accounting matters and (B) stating whether, in connection with their audit examination, any condition or event that constitutes an Event of Default or Potential Event of Default has come to their attention, and if such a condition or event has come to their attention, specifying the nature and period of existence thereof; provided, that such accountants shall not be liable by reason of any failure to obtain knowledge of any such Event of Default or Potential Event of Default that would not be disclosed in the course of a reasonable audit examination;

                  (v) as soon as available and in any event within 60 days after the beginning of each fiscal year, a copy of the annual business and financial plan (including forecasts) of the Company and its consolidated Subsidiaries, for such fiscal year and for the next two fiscal years on an annual basis, in form and substance reasonably satisfactory to the Agent;

                  (vi) as soon as possible and in any event within five days after any Responsible Officer of the Company becoming aware of the occurrence of any Change of Control and of each Event of Default and of each Potential Event of Default continuing on the date of such statement, a statement of the chief accounting officer of the Company setting forth details of such Event of Default or event and the action which the Company has taken and proposes to take with respect thereto;

                  (vii) promptly after any significant change in accounting policies or reporting practices, notice and a description in reasonable detail of such change;

                  (viii) promptly and in any event within 30 days after the Company or any ERISA Affiliate becomes aware that any ERISA Event referred to in clause (i) of the definition of ERISA Event with respect to any Pension Plan has occurred which might result in liability to the PBGC a statement of the chief accounting officer of the Company describing such ERISA Event and the action, if any, that the Company or such ERISA Affiliate has taken or proposes to take with respect thereto;

                  (ix) promptly and in any event within 10 days after the Company or any ERISA Affiliate becomes aware that any ERISA Event (other than an ERISA Event referred to in (viii) above) with respect to any Pension Plan has occurred which might result in liability to the PBGC, a statement of the chief accounting officer of the Company describing such ERISA Event and the action, if any, that the Company or such ERISA Affiliate has taken or proposes to take with respect thereto;

                  (x) promptly and in any event within five Business Days after receipt thereof by the Company or any ERISA Affiliate from the PBGC, copies of each notice from the PBGC of its intention to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan;

                  (xi) promptly and in any event within seven Business Days after receipt thereof by the Company or any ERISA Affiliate from the sponsor of a Multiemployer Plan, a copy of each notice received by the Company or any ERISA Affiliate concerning (w) the imposition of Withdrawal Liability by a Multiemployer Plan, (x) the determination that a Multiemployer Plan is, or is expected to be, in reorganization within the meaning of Title IV of ERISA, (y) the termination of a Multiemployer Plan within the meaning of Title IV of ERISA or (z) the amount of liability incurred, or expected to be incurred, by the Company or any ERISA Affiliate in connection with any event described in clause (w), (x) or (y) above;

                  (xii) promptly after the commencement thereof, notice of all material actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Company or any of its Subsidiaries, of the type described in Section 4.04;

                  (xiii) promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports that Holding, the Company or any of its Subsidiaries sends to its stockholders generally, and copies of all regular, periodic and special reports, and all registration statements, that Holding, the Company or any of its Subsidiaries files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or with any national securities exchange;

                  (xiv) promptly after the furnishing thereof, copies of any material correspondence, statement or report furnished to any other holder of the securities of Holding, Company or any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 5.01;

                  (xv) promptly after the occurrence thereof, notice of the receipt by the Company or any of its Subsidiaries of any notice, order, directive or other communication from a governmental authority alleging violations of or noncompliance with any Environmental Law which could reasonably be expected to have a Material Adverse Effect; and

                  (xvi) such other information respecting the condition or operations, financial or otherwise, of the Company or any of its Subsidiaries as any Lender through the Agent may from time to time reasonably request.

                  (b) GUARANTIES. The Company will cause each of its Subsidiaries promptly to execute and deliver a Subsidiary Guaranty, substantially in the form of EXHIBIT L annexed hereto, in favor of the Agent for the benefit of the Lenders, together with such other documents and agreements including, without limitation, legal opinions and resolutions as the Agent or the Majority Lenders may reasonably request, in the event (i) the Consolidated Total

Assets of such Subsidiary accounts for greater than 10% of the Consolidated Total Assets of the Company and its Subsidiaries, or (ii) the Company, directly or indirectly (including, without limitation, by guaranteeing Debt of a Subsidiary), advances, lends or contributes to such Subsidiary an aggregate amount in excess of $5,000,000, or (iii) the proceeds of any Advances or the issuance of any Letters of Credit are used to, directly or indirectly, to benefit such Subsidiary in an aggregate amount in excess of $5,000,000, or (iv) such Subsidiary is a Designated Subsidiary.

                  (c) CORPORATE EXISTENCE, ETC. Company will, and will cause each of its Subsidiaries to, at all times maintain its fundamental business and preserve and keep in full force and effect its corporate existence (except as permitted under Section 5.02(e) hereof) and all rights, franchises and licenses necessary or desirable in the normal conduct of its business; provided, however, that the Company shall not be required to maintain any such rights, franchises or licenses or the corporate existence of any Subsidiary (other than any Subsidiary Guarantor) if the failure to do so could not reasonably be expected to have a Material Adverse Effect.

                  (d) ACCESS AND VISITATION RIGHTS. The Company will and will cause each of its Subsidiaries to, upon reasonable notice and at any reasonable time during normal business hours and from time to time, permit the Agent or any of the Lenders or any agents or representatives thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Company and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Company and any of its Subsidiaries with any of their officers or directors and independent public accountants (and by this provision the Company authorizes said accountants to discuss with the Lenders the finances and affairs of the Company and its Subsidiaries), provided that the Company shall have the right to have a representative of the Company present at any such discussion with such officers, directors and independent public accountants.

                  (e) PAYMENT OF TAXES, ETC.

                  (i) The Company will and will cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (x) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (y) all lawful claims that, if unpaid, might by law become a lien upon their property, provided, however, that neither the Company nor any such Subsidiary shall be required to pay or discharge any such tax, assessment, charge or claim (A) that is being contested in good faith and by proper proceedings and for which appropriate reserves are being maintained, or (B) the failure to pay or discharge which would not have a Material Adverse Effect.

                  (ii) The Company will not, nor will it permit any of its Subsidiaries to, file or consent to the filing of a consolidated or combined income tax return with any Person (other than the Company or any of its Subsidiaries or Holding; provided that if the Company and its Subsidiaries file a consolidated income tax return with Holding, the Company and its Subsidiaries shall not be required to pay a greater amount than they would have had to pay if they had not filed with Holding).

                  (f) MAINTENANCE OF PROPERTIES, ETC. The Company will and will cause each of its Subsidiaries to maintain and preserve, all of its properties with respect to which failure to so maintain and preserve would have a Material Adverse Effect.

                  (g) COMPLIANCE WITH LAWS, ETC. The Company will, and will cause each of its Subsidiaries to, perform and promptly comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority (including, without limitation, all Environmental Laws and ERISA) other than those with which the failure to comply would not have a Material Adverse Effect.

                  (h) MAINTENANCE OF INSURANCE. The Company will and will cause each of its Subsidiaries to maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks (i) as are usually insured by companies engaged in similar businesses and owning similar properties in the same general areas in which the Company or such Subsidiary operates, (ii) with responsible and reputable insurance companies or associations reasonably satisfactory to Lenders and (iii) subject to market availability and reasonable price, in amounts no less protective than past practices.

                  (i) EMPLOYMENT OF TECHNOLOGY, DISPOSAL OF HAZARDOUS WASTE, ETC. The Company will and will cause each of its Subsidiaries to (i) employ in connection with its use of its property appropriate technology (including, without limitation, appropriate secondary containment) to maintain compliance with any applicable Environmental Law, (ii) take all actions identified as necessary to comply with Environmental Law, (iii) dispose of any and all "hazardous waste" generated at any of its properties only at facilities and with carriers maintaining valid permits under RCRA and any applicable state and local Environmental Law, and (iv) use best efforts to obtain certificates of disposal from all contractors employed by the Company in connection with the transport or disposal of any "hazardous waste" generated at any of its properties except, with respect to each of the foregoing clauses (i) through (iv) where the failure to perform or comply with any of the foregoing would not have a Material Adverse Effect.

                  (j) KEEPING OF BOOKS, ETC. The Company will, and will cause each of its Subsidiaries to, keep proper books of record and accounts, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and each of its Subsidiaries in accordance with GAAP consistently applied and consistent with prudent business practices.

                  (k) FURTHER ASSURANCES. The Company will and will cause each of its Subsidiaries to promptly, upon request by the Agent or any Lender through the Agent, correct, any defect or error that may be discovered in any Loan Document or in the execution, acknowledgment or recordation thereof. Promptly upon request by the Agent or any Lender through the Agent, the Company also will, and will cause each Subsidiary to, do, execute, acknowledge, deliver, record, and will cause any such Subsidiary to promptly do, execute, acknowledge, deliver, record, rerecord any and all such further acts, termination statements, certificates, assurances and other instruments as the Agent or any Lender through the Agent may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document, and (ii) to better assure, convey, grant, assign, transfer, preserve, protect and confirm unto the Agent and the Lenders the rights granted or now or hereafter intended to be granted to the Agent and/or the Lenders under any Loan Document or under any other instrument executed in connection with any Loan Document to which the Company is or may become a party.

                  SECTION 5.02. NEGATIVE COVENANTS. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder and until the expiration, cancellation and payment in full or cash collateralization of all Letters of Credit, without the written consent of the Majority Lenders:

                  (a) DEBT. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume, or otherwise become or remain directly or indirectly liable with respect to, any Debt, except:

                  (i) Debt incurred pursuant to this Agreement;

                  (ii) any Subsidiary Guaranty;

                  (iii) Debt in respect of Capital Lease Obligations;

                  (iv) Contingent Obligations permitted by Section 5.02(d);

                  (v) the Company and its Subsidiaries may remain liable with respect to the existing Debt of the Company and its Subsidiaries described in SCHEDULE 5.02(A) and refinancing thereof; provided that such refinanced Debt shall be on terms no less favorable to the Company (other than in respect to market interest rate changes) and its Subsidiaries than the Debt being replaced and after giving effect thereto would not result in a Potential Event of Default or Event of Default;

                  (vi) the Company and its Subsidiaries may become and remain liable with respect to intercompany Debt; provided that all of the intercompany Debt of the Company to any Subsidiary of the Company shall be subordinated to the Obligations in accordance with the terms set forth in EXHIBIT O;

                  (vii) Debt of any Person which becomes a Subsidiary of the Company or is merged into the Company or any Subsidiary of the Company in an amount permitted under Section 5.02(c)(iii); and provided such Debt existed at the time such Person became a Subsidiary of the Company or was so merged and was not created in contemplation of such event and before and immediately after giving effect to such event no Event of Default shall exist and the Company shall be in compliance with Section 5.02(f); provided further that any Debt of a Person that is merged into the Company, is only permitted to the extent it is unsecured unless after giving effect to such merger the Company is in compliance with
         Section 5.02(b);

                  (viii) without duplication of clauses (iii), (v) and (vii) of this Section 5.02(a), the Company and its Subsidiaries may become and remain liable with respect to purchase money Debt in an aggregate principal amount outstanding at any time not in excess of 15% of Consolidated Tangible Net Worth of the Company and its Subsidiaries (as shown on the most recent financial statements delivered pursuant to
         Section 5.01(a)(i) or (ii)); provided that such Debt is secured only by the property purchased with such Debt; provided further that the loan-to-value ratio of such Debt does not exceed 100% with respect to personal property and 80% with respect to real property, in each case, at the time of incurrence of any such Debt;

                  (ix) the Subsidiaries of the Company may become and remain liable with respect to Debt if such Debt is permitted by the last proviso of this Section 5.02(a);

                  (x) the Company and its Subsidiaries may become and remain liable in respect of industrial revenue bonds issued on behalf of the Company or its Subsidiaries;

                  (xi) Debt permitted by Section 5.02(n); and

                  (xii) without duplication of any of the foregoing clauses, the Company may create, incur, assume or suffer to exist Debt; provided that such Debt is not secured by any assets of the Company or any of its Subsidiaries other than as permitted by Section 5.02(b);

provided that, notwithstanding clauses (i) through (xii) of this Section 5.02(a), the Subsidiaries of the Company may not create, incur, assume or suffer to exist any Restricted Subsidiary Debt in an aggregate principal amount outstanding at any time exceeding 20% of Consolidated Tangible Net Worth of the Company and its Subsidiaries (as shown on the most recent financial statements delivered pursuant to Section 5.01(a)(i) or (ii)); provided further that, transactions of the type permitted by Section 5.02(n) shall not count against any of the quantitative baskets set forth in this Section 5.02(a).

                  (b) LIENS AND RELATED MATTERS.

                  (i) The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien, or file or execute or agree to the execution of any financing statement, on or with respect to, the assets of Company or any Subsidiary (including any document or instrument in respect of goods or accounts receivable), whether now owned or hereafter acquired, or any income or profits therefrom, except:

                           (A) Liens for taxes, assessments or other
                  governmental charges or levies not yet due and payable, and not required to be paid by the Company or any of its Subsidiaries under Section 5.01(e);

                           (B) statutory Liens of landlords and Liens of
                  carriers, warehousemen, mechanics, workmen, employees, materialmen and other Liens imposed by law and not required to be paid by the Company or any of its Subsidiaries under
                  Section 5.01(e);

                           (C) Liens (other than any Lien imposed by ERISA)
                  incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

                           (D) minor Liens on the property or assets of the
                  Company or any of its Subsidiaries which do not in the aggregate materially detract from the value of such property or assets or materially impair their use in the operation of the business of the Company or such Subsidiary, as the case may be;

                           (E) the rights of set-off and banker's liens granted
                  or confirmed to the Lenders under this Agreement or any other Loan Document and rights of set-off and banker's liens granted or confirmed to the holders of other Debt permitted under this Agreement or any other Loan Document;

                           (F) any Liens in existence on property of any Person
                  at the time such Person becomes a Subsidiary of the Company or is merged into any Subsidiary of the Company and not created in contemplation of such event;

                           (G) attachment, judgment and other similar Liens
                  arising in connection with legal proceedings, provided that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being contested in good faith by appropriate proceedings; and provided that any such judgment does not constitute an Event of Default;

                           (H) Liens created by (x) any Subsidiary of the
                  Company in favor of the Company or (y) any Subsidiary of the Company in favor of another Subsidiary of the Company, securing obligations of such Subsidiary owing to the Company or another Subsidiary of the Company (which Liens by their terms may not be transferred except to the Company or another Subsidiary of the Company);

                           (I) Liens created hereunder or under any other Loan
                  Document;

                           (J) Easements, rights-of-way, zoning and similar
                  restrictions and other similar charges or encumbrances now or hereafter existing not interfering with the ordinary conduct of business of the Company or any of its Subsidiaries;

                           (K) Liens and security interests securing purchase
                  money Debt permitted under subsection 5.02(a)(viii) and Liens and security interests which are Capital Lease Obligations; provided, however, that no Lien or security interest referred to in this clause (K) shall extend to or cover any property other than the related property being acquired or leased (as the case may be);

                           (L) Liens on real or personal property required in
                  connection with the issuance of industrial revenue bonds on behalf of the Company or its Subsidiaries;

                           (M) Liens existing on the Closing Date securing Debt
                  listed on SCHEDULE 5.02(A) and any refinancings thereof permitted pursuant to Section 5.02(a)(v);

                           (N) Liens created or incurred in connection with
                  transactions permitted by Section 5.02(n); and

                           (O) without duplication of any of the foregoing
                  clauses, other Liens securing obligations of the Company or its Subsidiaries in an aggregate outstanding principal amount not exceeding $5,000,000 at any time.

                  (ii) The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or remain a party to any agreement prohibiting the creation, incurrence or assumption of any Lien on or with respect to any assets of the Company, or any Subsidiary, whether now owned or hereafter acquired, or any income or profits therefrom, except for such prohibitions contained in (A) this Agreement and (B) instruments governing any Debt permitted under
         Section 5.02(a).

                  (iii) The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or permit to exist or become effective any restriction of any kind on the ability of any Subsidiary to (A) pay dividends or make any other distribution on or with respect to any of its stock or other ownership interests owned by the Company or any Subsidiary of Borrower, (B) pay any Debt owed to the Company or any

         Subsidiary of the Company, (C) make loans or advances to Borrower or any other Subsidiary of the Company, or (D) transfer any of its assets to the Company or any Subsidiary of the Company, except for such prohibitions contained in this Agreement and for such prohibitions contained in the Senior Debt Documents, and with respect to clause (D) only, such prohibitions contained in the Dutch Facility.

                  (c) INVESTMENTS AND ACQUISITIONS. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person or make, or commit to make any acquisition (whether by purchase of capital stock or assets, merger or otherwise), except:

                  (i) (A) cash, (B) Securities with maturities of one year or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof or Securities of comparable credit quality issued by foreign governments, (C) bank instruments, each with maturities of one year or less from the date of acquisition of any Lender or any other commercial bank having capital and surplus in excess of $300,000,000 and having a rating on commercial paper issued by such commercial bank of at least A-2 by S&P or P-2 by Moody's (or if at such time neither is issuing ratings, then a comparable rating of such other nationally recognized rating agency as shall be approved by Majority Lenders) or a comparable credit in a foreign country, (D) commercial paper of an issuer rated at least A-2 by S&P or P-2 by Moody's (or if at such time neither is issuing ratings, then a comparable rating of such other nationally recognized rating agency as shall be approved by Majority Lenders), (E) repurchase agreements fully collateralized by any obligation referred to above obligating any Lender or any other commercial bank having capital and surplus in excess of $300,000,000 and having a rating on commercial paper issued by such commercial bank of at least A-2 by S&P or P-2 by Moody's (or if at such time neither is issuing ratings, then a comparable rating of such other nationally recognized rating agency as shall be approved by Majority Lenders) or a comparable credit in a foreign country to repurchase such obligation not later than 90 days after the purchase of such obligation, (F) Securities of the Company and its Subsidiaries held in their respective treasuries, (G) preferred stock commonly known as Dutch Auction Preferred Stock, Capital Market Preferred Stock, Remarketable Preferred Stock, Variable Rate Preferred Stock or other similar terms; provided that in each case such preferred stock has the highest rating given by S&P or Moody's (or if at such time neither is issuing ratings, then the highest rating of such other nationally recognized rating agency as shall be approved by Majority Lenders), and (H) money market programs of investment companies regulated under the Investment Company Act of 1940, as amended, which, at the time of acquisition by the Company or a Subsidiary, if rated, are (or if such money market programs are not rated the underlying investments of which are) rated A-1 by S&P or P-1 by Moody's (or if at such time neither is issuing ratings, then a comparable rating of such other nationally recognized rating agency as shall be approved by Majority Lenders); provided that such money market programs invest only in investments of the type described in this clause (i);

                  (ii) Investments that constitute intercompany Debt and are otherwise permitted by Section 5.02(a); provided that all of the Debt of the Company to any Subsidiary of the Company shall be expressly subordinated to the Obligations in accordance with the terms set forth in EXHIBIT O;

                  (iii) Non-Hostile Acquisitions by the Company or any of its Subsidiaries of assets constituting a business unit or the capital stock of any Person provided that (a) the Company is the surviving entity following such acquisition of assets or capital stock, (b) the Company continues in the same type of business currently conducted without material changes in the nature of its business and (c) the Company is capable of incurring additional Debt in connection with such acquisition of assets or capital stock without violating any debt or covenant restrictions and without creating an Event of Default;

                  (iv) the Company and its Subsidiaries may make and maintain Investments in Subsidiaries;

                  (v) Investments in Joint Ventures existing on the Closing Date and set forth on SCHEDULE 5.02(C)(V), and after the Closing Date Investments in Joint Ventures not listed on SCHEDULE 5.02(C)(V) ("Additional Joint Ventures"); provided that (A) any such Joint Venture is in and continues in the same type of business as is conducted by the Company on the Closing Date, (B) none of the Company or any Subsidiary Guarantor is a general partner (or would be liable to the extent of a general partner) of any such Joint Venture and (C) at the time of any Investment in an Additional Joint Venture the aggregate Investments made by the Company and its Subsidiaries in Additional Joint Ventures (after giving effect to the Investment to be made) shall not exceed

         30% of the Consolidated Tangible Net Worth of the Company and its Subsidiaries;

                  (vi) Investments in connection with transactions permitted by
         Section 5.02(n); and

                  (vii) without duplication of any of the foregoing clauses, other Investments in an aggregate principal amount not exceeding $5,000,000 in any fiscal year; provided that any acquisition must be a Non-Hostile Acquisition.

                  (d) CONTINGENT OBLIGATIONS. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or become or be liable with respect to any Contingent Obligation, except:

                  (i) the Company and its Subsidiaries may become and remain liable with respect to guaranties resulting from endorsement of negotiable instruments for collection or deposit in the ordinary course of business;

                  (ii) any Subsidiary of the Company may create and become liable with respect to its respective Subsidiary Guaranty;

                  (iii) the Borrowers may become and remain liable with respect to reimbursement obligations under the Letters of Credit and the Company may become and remain liable with respect to any other Contingent Obligation created hereunder or under any other Loan Document;

                  (iv) the Company and its Subsidiaries may become and remain liable with respect to any swap agreement, cap agreement, collar agreement or other similar agreement or arrangement designed to protect the Company or any of its Subsidiaries against fluctuations in interest rates or commodity prices;

                  (v) the Company may become and remain liable with respect to guaranties relating to (x) any Debt of its Subsidiaries set forth on
         SCHEDULE 5.02(A) and any refinancings thereof permitted pursuant to
         Section 5.02(a)(v) and (y) without duplication, Debt of its Subsidiaries in an aggregate outstanding amount not to exceed at any time 20% of Consolidated Tangible Net Worth (as shown on the most recent financial statements delivered pursuant to Section 5.01(a)(i) or
         (ii));

                  (vi) the Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations relating to advance payment guaranties, rent guaranties with respect to leases and performance guaranties;

                  (vii) the Company and its Subsidiaries may become and remain liable with respect to reimbursement obligations under letters of credit other than Letters of Credit issued hereunder;

                  (viii) the Subsidiaries of the Company may become and remain liable with respect to Contingent Obligations of the type described in clause (v) of the definition of "Debt" in respect of Debt of the Company or a Subsidiary of the Company if such Contingent Obligation is permitted by the last sentence of this Section 5.02(d);

                  (ix) Contingent Obligations created in connection with transactions permitted by Section 5.02(n); and

                  (x) the Company and its Subsidiaries may create, incur, assume or suffer to exist any obligations, contingent or otherwise (including, without limitation, obligations as account party under any unsecured letters of credit other than the Letters of Credit), solely in respect of surety and performance bonds and similar obligations; provided that the aggregate amount of all such obligations (including those outstanding on the date hereof) does not exceed $75,000,000 for the Company and its Subsidiaries; provided further that such obligations are incurred in the ordinary course of the business of the Company and its Subsidiaries. The surety and performance bonds in effect on the date hereof are set forth on SCHEDULE 5.02(D)(X);

provided that, notwithstanding clauses (i) through (x) of this Section 5.02(d), the Subsidiaries of the Company may not create, incur, assume or suffer to exist any Restricted Subsidiary Debt in an aggregate principal amount outstanding at any time exceeding 20% of Consolidated Tangible Net Worth of the Company and its Subsidiaries (as shown on the most recent financial statements delivered pursuant to Section 5.01(a)(i) or (ii)); provided further that, transactions of the type permitted by Section 5.02(n) shall not count against any of the quantitative baskets set forth in this Section 5.02(d).

                  (e) RESTRICTIONS ON FUNDAMENTAL CHANGES. The Company will not, and will not permit any of its Subsidiaries to merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or any portion of its assets or the assets of any division (whether now owned or hereafter acquired) to any Person, except if no

Event of Default or Potential Event of Default has occurred and is continuing or would result from the following:

                  (i) the Company or any Subsidiary of the Company may merge or consolidate with or into another entity (including any Subsidiary of the Company); provided that with respect to any merger with the Company, the Company shall be the continuing or surviving corporation and with respect to all other mergers, the continuing or surviving corporation shall be a Subsidiary of the Company;

                  (ii) the Company and its Subsidiaries may sell or otherwise dispose of inventory in the ordinary course of business;

                  (iii) the Company and its Subsidiaries may dispose of used, obsolete, worn out or surplus property in the ordinary course of business;

                  (iv) without duplication of any of the foregoing clauses, the Company or any of its Subsidiaries may dispose of up to 15% of its Consolidated Total Assets during any twelve (12) month period or up to 30% of its Consolidated Total Assets from September 30, 1995 until the date of such disposition, and, if the net proceeds from any such disposition are in excess of the lesser of those limitations, such excess shall either be: (i) reinvested in the business of the Company or such Subsidiary within 12 months from the date of the receipt of the proceeds from such disposition, or (ii) (A) applied first to repay outstanding Committed Advances, and second to repay outstanding Bid Advances and (B) the Commitments shall be permanently reduced on a pro rata basis in an amount equal to the amount of such net proceeds;

                  (v) any Wholly-Owned Subsidiary may transfer any assets to the Company or to another Wholly-Owned Subsidiary and any other Subsidiary may transfer any assets to the Company or to another Wholly-Owned Subsidiary;

                  (vi) the Company and its Subsidiaries may sell or dispose of assets permitted by Section 5.02(n); and

                  (vii) the Company may transfer certain of its assets to Wholly-Owned Subsidiaries of the Company in the manner and subject to the terms and conditions set forth in Section 5.02(o);

provided that, transactions of the type permitted by Section 5.02(n) shall not count against any of the quantitative baskets set forth in this Section 5.02(e).

                  (f) FINANCIAL COVENANTS.

                  (i) Minimum Consolidated Tangible Net Worth. The Company will not permit Consolidated Tangible Net Worth at the end of any fiscal quarter to be less than (i) $88,000,000 plus (ii) 50% of the sum of Consolidated Net Income for each fiscal quarter beginning with the fourth fiscal quarter of fiscal year 1995 (without reduction for losses) plus (iii) 50% of Equity Proceeds received by the Company after September 30, 1995.

                  (ii) Adjusted Consolidated Total Debt to Consolidated Total Capitalization. The Company will not permit the ratio of Adjusted Consolidated Total Debt to Consolidated Total Capitalization to exceed at any time 0.55:1.00.

                  (iii) Minimum Fixed Charge Coverage Ratio. The Company will not permit the ratio of Consolidated Gross Cash Flow to Consolidated Fixed Charges for the four consecutive fiscal quarters ending on the last day of each fiscal quarter to be less than 2.50:1.00.

                  (g) DIVIDENDS, ETC. The Company will not, and will not permit any of its Subsidiaries to, declare or pay any dividends, purchase, redeem, retire or otherwise acquire for value any of its capital stock now or hereafter outstanding, or any warrants or other rights to acquire such stock, return any capital to its stockholders as such, or make any distribution of assets to its stockholders as such, or permit any of its Subsidiaries to purchase, redeem, retire or otherwise acquire for value any stock of the Company or any warrants or other rights to acquire such stock, except that:

                  (i) the Company may declare and deliver dividends and distributions payable in common stock of the Company;

                  (ii) Subsidiaries wholly-owned by the Company except for directors' qualifying shares or foreign qualifying shares (each a "Wholly-Owned Subsidiary") may declare, pay and deliver dividends and distributions payable in cash, common stock or other assets to the Company or any other Subsidiary of the Company; and

                  (iii) so long as no Event of Default or Potential Event of Default has occurred and is continuing or would be caused thereby, the Company or any Subsidiary of the Company may purchase, redeem, retire or otherwise acquire for value its capital stock and may declare and pay dividends payable in cash on its capital stock.

                  (h) CHANGE IN BUSINESS. Subject to Section 5.02(e), the Company will not and will not permit any division or Subsidiary to make, any material change in the nature or conduct of their respective businesses as carried on at the date hereof, except as a result of any sales of assets permitted under this Agreement.

                  (i) ACCOUNTING CHANGES. The Company will not and will not permit any division or Subsidiary to make or permit, any significant change in accounting policies or reporting practices, except for any such change required or permitted by GAAP.

                  (j) PLAN TERMINATIONS. The Company will not and will not permit any ERISA Affiliate to terminate, any Pension Plan so as to result in liability of the Company or any ERISA Affiliate to the PBGC in excess of $5,000,000, or permit to exist any event or condition which reasonably presents a material risk of a termination by the PBGC of any Pension Plan with respect to which the Company or any ERISA Affiliate would, in the event of such termination, incur liability to the PBGC in excess of $5,000,000.

                  (k) EMPLOYEE BENEFIT COSTS AND LIABILITIES. The Company will not and will not permit any ERISA Affiliate to create or suffer to exist, (i) any Insufficiency with respect to a Pension Plan or any Withdrawal Liability with respect to a Multiemployer Plan if, immediately after giving effect to such Insufficiency or Withdrawal Liability, the aggregate amount of Insufficiencies and Withdrawal Liabilities of all Pension Plans and Multiemployer Plans, respectively, of the Company and its ERISA Affiliates exceeds $10,000,000 or
(ii) any liability with respect to welfare plans (as defined in Section 3(1) of ERISA) if, immediately after giving effect to such liability, the aggregate annualized costs (including, without limitation, the cost of insurance premiums) with respect to such plans of the Company and its ERISA Affiliates in any fiscal year of the Company would exceed $10,000,000.

                  (l) CHARTER AND BYLAWS. The Company will not and will not permit any Subsidiary Guarantor to amend, modify or change in any manner, the Certificate of Incorporation or the Bylaws of the Company or any such Subsidiary other than an amendment to the Certificate of Incorporation or Bylaws which would not materially impair the interests or the rights of the Lenders under any Loan Document.

                  (m) TRANSACTIONS WITH SHAREHOLDERS AND AFFILIATES. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any direct or indirect holder of 5% or more of any class of equity Securities of the Company or any Subsidiary, on terms that are less favorable to the Company or that Subsidiary, as the case may be, then those that might be obtained at the time from Persons who are not such a holder or affiliate; provided that the foregoing restriction shall not apply to (i) any transaction between the Company and any Wholly-Owned Subsidiary or between any of its Wholly-Owned Subsidiaries or (ii) reasonable and customary fees paid to members of the Boards of Directors, officers, employees or consultants of the Company and its Subsidiaries for services rendered to the Company or any such Subsidiary in the ordinary course of business, together with customary indemnities in connection therewith and in accordance with applicable law, (iii) amounts payable under the contractual agreements listed in SCHEDULE 5.02(M),
(iv) contributions to employee benefit plans of the Company or its Subsidiaries, and (v) dividends and distributions permitted under Section 5.02(g).

                  (n) SALES OF ACCOUNTS RECEIVABLE. The Company may, and may permit its Subsidiaries to: (i) in any calendar year, sell, without recourse, accounts receivable arising in the ordinary course of business in an aggregate face amount not exceeding $25,000,000, (ii) in any calendar year, sell, with recourse, accounts receivable arising in the ordinary course of business in an amount not exceeding 10% of Consolidated Tangible Net Worth as at the beginning of such calendar year and (iii) enter into one or more transactions or programs (each such transaction or program being referred to herein as a "RECEIVABLES PROGRAM") involving (x) the sale or other financing by the Company or any of its Subsidiaries, without recourse based solely upon a default by one or more account debtors in the payment of any accounts receivable included in the applicable Receivables Program, of accounts receivable arising in the ordinary course of business of Company or any of its Subsidiaries or (y) the incurrence by Company or any of its Subsidiaries of Non-Recourse Debt secured by Liens on accounts receivable arising in the ordinary course of business of Company or any of its Subsidiaries if the Company shall have delivered to each Lender, at least 15 Business Days prior to the consummation of any Receivables Program, a copy of the proposed terms and conditions of such Receivables Program and, if within the 15 Business Day period the Majority Lenders shall not have objected; provided that in the case of clauses (i) and (ii) above, such sale of accounts receivable shall be for a net cash sales price of no less than 70% of the face amount thereof; and provided further that, the Company and its Subsidiaries shall not sell or otherwise finance any accounts receivable pursuant to a Receivables Program if the aggregate amount of the Receivables Programs at the time of any such sale or financing would exceed 50% of the aggregate amount of the accounts receivable of the Company and its Subsidiaries at such time (after giving effect to any sales permitted by clauses
(i) and (ii) but without giving effect to sales made under such Receivables Programs).

                  (o) TRANSFERS OF ASSETS TO WHOLLY-OWNED SUBSIDIARIES.

                  (i) The Company and its Subsidiaries may transfer the assets, businesses and operations described below to the respective Wholly-Owned Subsidiaries of the Company described below, subject to the terms and conditions contained herein:

                  (A) the Company and its Subsidiaries may transfer to a Wholly-Owned Subsidiary of the Company incorporated in the State of California (the "Intellectual Property Subsidiary") assets consisting of intellectual property, such as patents, trademarks and rights under licensing agreements (the "Intellectual Property");

                  (B) the Company and its Subsidiaries may transfer to a Wholly-Owned Subsidiary of the Company incorporated in the State of Delaware (the "Seal Subsidiary") all or substantially all of the assets, business and operations (other than the Intellectual Property) comprising the Company's Seal Division within the United States, including a manufacturing plant in Temecula, California, and service centers located throughout the United States; provided that no assets, business or operations comprising a part of the Company's Pump Division shall be transferred to the Seal Subsidiary;

                  (C) the Company and its Subsidiaries may transfer to a Wholly-Owned Subsidiary of the Company incorporated in the State of Pennsylvania or Delaware (the "Pennsylvania Subsidiary") the service centers and sales offices (and the business and operations associated therewith) located in Pennsylvania;

                  (D) the Company and its Subsidiaries may transfer to a Wholly-Owned Subsidiary of the Company incorporated in the State of Oklahoma or Delaware (the "Oklahoma Subsidiary") the service centers and sales offices (and the business and operations associated therewith) located in Oklahoma together with the Pump Division's manufacturing plant located in Tulsa, Oklahoma; and

                  (E) the Company and its Subsidiaries may transfer the service centers and sales offices (and the business and operations associated therewith) located in Texas to a Texas limited partnership (the "Texas Partnership"), the sole general partner of which is a Wholly-Owned Subsidiary of the Company incorporated in the State of California (the "Texas General Partner") and the sole limited partner of which is the Company.

                  (ii) At the time of each transfer described above, the Subsidiary of the Company receiving such assets shall execute and deliver to the Agent a Subsidiary Guaranty, substantially in the form of Exhibit L annexed hereto, in favor of the Agent for the benefit of the Lenders, together with such other documents and agreements, including without limitation, charter documents, incumbency certificates, resolutions and legal opinions, as the Agent or the Majority Lenders may reasonably request.

                  (iii) Notwithstanding anything to the contrary contained in
         Section 5.02(a), the Company will not permit any of the Seal Subsidiary, the Intellectual Property Subsidiary, the Pennsylvania Subsidiary, the Oklahoma Subsidiary, the Texas Partnership or the Texas General Partner to, directly or indirectly, create, incur, assume or otherwise become or remain directly or indirectly liable with respect to, any Debt except:

                  (A) Debt incurred pursuant to this Agreement;

                  (B) any Subsidiary Guaranty;

                  (C) in the case of each of the foregoing Subsidiaries except the Intellectual Property Subsidiary, Debt in respect of Capital Lease Obligations;

                  (D) Contingent obligations permitted by Subsections 5.02(d)(i), (ii), (iii) and (vi) and obligations, contingent or otherwise, solely in respect of surety and performance bonds;

                  (E) intercompany Debt owing to the Company;

                  (F) in the case of each of the foregoing Subsidiaries except the Intellectual Property Subsidiary, purchase money Debt, subject to the restrictions contained in Section 5.02(a)(viii);

                  (G) in the case of each of the foregoing Subsidiaries except the Intellectual Property Subsidiary, Debt in connection with industrial revenue bonds issued on behalf of such Subsidiary; and

                  (H) in the case of each of the foregoing Subsidiaries except the Intellectual Property Subsidiary, Debt permitted by
                  Section 5.02(n).

                                   ARTICLE VI
                                EVENTS OF DEFAULT

                  SECTION 6.01. EVENTS OF DEFAULT. If any of the following events ("Events of Default") shall occur and be continuing:

                  (a) FAILURE TO MAKE PAYMENTS WHEN DUE. Any Borrower shall fail to pay any principal of any Advance when the same becomes due and payable, whether at stated maturity, by acceleration, by notice of prepayment or otherwise; failure to pay when due any amount payable to an Issuing Bank in reimbursement of any drawing under any Letter of Credit; or failure to pay any interest on any Advance or any other fees or other Obligations due under this Agreement within three Business Days of the date due; or

                  (b) BREACH OF WARRANTY. Any representation or warranty made by a Borrower herein or by a Borrower (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made or deemed made; or

                  (c) BREACH OF CERTAIN COVENANTS. (i) A Borrower shall fail to perform or observe any term, covenant or agreement contained in Sections 5.01(c), 5.02(a), (b), (c), (d), (e), (g), (h), (i), (j), (k), (m) or (n)
hereof, or (ii) a Borrower shall fail to perform or observe any term, covenant or agreement contained in Sections 5.01(a)(v), (g), (h), (i), or 5.02(f) or (l) if such failure shall remain unremedied for 10 days after the earlier of (i) the day on which a Responsible Officer of a Borrower first obtains knowledge of such failure, or (ii) the day on which written notice thereof shall have been given to any Borrower by the Agent or any Lender, or (iii) a Borrower or any of its Subsidiaries shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or in any other Loan Document, on its part to be performed or observed if such failure shall remain unremedied for 30 days after the earlier of (i) the day on which a Responsible Officer of a Borrower first obtains knowledge of such failure, or (ii) the day on which written notice thereof shall have been given to any Borrower by the Agent or any Lender; or

                  (d) DEFAULT IN OTHER AGREEMENTS. A Borrower or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt which is outstanding in a principal amount of at least $5,000,000 (or its equivalent in any Major Currency or Alternative Currency) in the aggregate (but excluding Debt arising under this Agreement) of such Borrower or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

                  (e) BANKRUPTCY; ETC. Any Borrower or any of Material Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against a Borrower or any of its Material Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or a Borrower or any Material Subsidiaries of the Company shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

                  (f) JUDGMENTS AND ATTACHMENTS. Any judgment or order for the payment of money in excess of $5,000,000 (or its equivalent in any Major Currency or Alternative Currency) shall be rendered against any Borrower or any of its Subsidiaries, such judgment or order shall remain unsatisfied for a period of at least 30 days and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect. Any non-monetary judgment or order shall be rendered against any Borrower or any or its Subsidiaries that is materially adverse to the Company and its Subsidiaries taken as a whole, such judgment or order shall remain unsatisfied for a period of at least 30 days and either (i) enforcement proceedings shall have been commenced by any Person upon such judgment or order or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

                  (g) GUARANTIES. Any provision of any Subsidiary Guaranty after delivery thereof or otherwise shall for any reason cease to be valid and binding on any Subsidiary of the Company executing such Subsidiary Guaranty or such Subsidiary shall so state in writing; or

                  (h) ERISA.

                  (i) Any ERISA Event with respect to a Pension Plan shall have occurred and, 30 days after notice thereof shall have been given to the Company by the Agent, (x) such ERISA Event shall still exist and (y) the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Pension Plan and the Insufficiency of any and all other Pension Plans with respect to which an ERISA Event shall have occurred and then exist (or in the case of a Pension Plan with respect to which an ERISA Event described in clause (iii) through (vi) of the definition of ERISA Event shall have occurred and then exist, the liability related thereto) is equal to or greater than $5,000,000; or

                  (ii) The Company or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Company and its ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $5,000,000; or

                  (iii) The Company or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Company and its ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan year of such Multiemployer Plan immediately preceding the plan year in which the reorganization or termination occurs by an amount exceeding $2,000,000;

then, and in any such event, the Agent (i) shall at the request, or may with the consent, of Lenders owed 51% or more of the aggregate unpaid principal amount of the Committed Advances then outstanding or, if no Committed Advances are then outstanding, Lenders having 51% or more of the Commitments, by notice to the Borrowers, declare the obligation of each Lender to make Advances and issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of Lenders owed 51% or more of the aggregate unpaid principal amount of the Committed Advances then outstanding or, if no Committed Advances are then outstanding, Lenders having 51% or more of the Commitments, by notice to the Borrowers, declare all the Advances then outstanding, an amount equal to the maximum amount which may at any time be drawn under all Letters of Credit then outstanding, all interest thereon and all other Obligations payable under this Agreement to be forthwith due and payable, whereupon the Advances then outstanding, an amount equal to the maximum amount which may at any time be drawn under all Letters of Credit then outstanding, all such interest and all such other Obligations shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Borrower or any Material Subsidiaries of the Company under the Bankruptcy Code or similar law, (A) the obligation of each Lender to make Advances and issue Letters of Credit shall automatically be terminated and (B) the Advances then outstanding, an amount equal to the maximum amount which may at any time be drawn under all Letters of Credit then outstanding, all such interest and all such other Obligations shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the each Borrower; provided that notwithstanding the foregoing so long as any Letter of Credit remains outstanding, all amounts received with respect to Letters of Credit shall be held by Agent as cash collateral pursuant to the terms of Section 6.02.

                  SECTION 6.02. ACTIONS IN RESPECT OF LETTERS OF CREDIT.

                  (a) If, at any time and from time to time, any Letters of Credit shall have been issued by an Issuing Bank or a Lender hereunder and either an Event of Default shall have occurred and be continuing or the Termination Date shall have occurred, then, upon the occurrence of any of such events, the Agent may, and upon the request of the Issuing Banks or of the Majority Lenders shall, whether in addition to the taking by the Agent of any of the actions described in Section 6.01 or otherwise, make demand upon the Borrowers to, and forthwith upon such demand the Borrowers will, pay to the Agent for its benefit and the ratable benefit of the Lenders in same day funds at the Agent's office designated in such demand, for deposit in a special cash collateral account, which shall be an interest bearing account (the "Letter of Credit Collateral Account") to be maintained for the benefit of the Agent and the ratable benefit of the Lenders at such place as shall be designated by the Agent, an amount in cash equal to the maximum amount that may at any time be drawn under all Letters of Credit outstanding on such Date (whether or not any beneficiary shall have presented, or shall be entitled at such time to present the drafts and other documents required to draw under such Letter of Credit) (the "Letter of Credit Obligations").

                  (b) The Borrowers hereby pledge and assign to the Agent for its benefit and the ratable benefit of the Lenders, and grants to the Agent for its benefit and the ratable benefit of the Lenders, a lien on and a security interest in the following collateral (the "Letter of Credit Collateral"):

                  (i) the Letter of Credit Collateral Account, all cash deposited therein, and all certificates and instruments, if any, from time to time representing or evidencing the Letter of Credit Collateral Account;

                  (ii) all notes, certificates of deposit and other instruments from time to time hereafter delivered to or otherwise possessed by the Agent for or on behalf of any Borrower in substitution for or in respect of any or all of the then existing Letter of Credit Collateral;

                  (iii) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing Letter of Credit Collateral; and

                  (iv) to the extent not covered by clauses (i) through (iii) above, all proceeds of any or all of the foregoing Letter of Credit Collateral.

The lien and security interest granted hereby secures the payment of all obligations of the Borrowers and its Subsidiaries now or hereafter existing hereunder and under any other Loan Document.

                  (c) Each Borrower agrees that it will not (i) sell or otherwise dispose of any interest in the Letter of Credit Collateral or (ii) create or permit to exist any lien, security interest or other charge or encumbrance upon or with respect to any of the Letter of Credit Collateral, except for the security interest created by this Section 6.02.

                  (d) The Agent may, in it sole discretion, without notice to any Borrower except as required by law and at any time from time to time, charge, set off and otherwise apply all or any part of, first, the Letter of Credit Obligations relating to Letters of Credit, and second, the Obligations of any Borrower or any of its Subsidiaries now or hereafter existing under any of the Loan Documents, against the Letter of Credit Collateral Account or any part thereof, in such order as the Agent shall elect. The Agent agrees promptly to notify such Borrower after any such setoff and application made by the Agent, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Agent under this Section 6.02(d) are in addition to other rights and remedies (including, without limitation, other rights of setoff) which the Agent may have.

                  (e) On a quarterly basis, so long as no Event of Default exists, the Agent shall pay over any funds in the Letter of Credit Collateral Account which are in excess of the Letter of Credit Obligations to the Company (or to whomsoever may be lawfully entitled to receive such funds).


                                   ARTICLE VII
                           THE AGENT AND THE CO-AGENT

                  SECTION 7.01. AUTHORIZATION AND ACTION. Each Lender hereby appoints and authorizes the Agent and the Co- Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent or the Co-Agent, as the case may be, by the terms hereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Debt resulting from the Advances), neither the Agent nor the Co-Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of Lenders owed 51% or more of the aggregate unpaid principal amount of the Committed Advances then outstanding (or if no Committed Advances are at the time outstanding, upon the instructions of Lenders having 51% or more of the Commitments), and such instructions shall be binding upon all Lenders; provided, however, that neither the Agent nor the Co-Agent shall be required to take any action which exposes the Agent or the Co-Agent, as the case may be, to personal liability or which is contrary to this Agreement or applicable law. The Agent agrees to give to each Lender prompt notice of each notice given to it by a Borrower pursuant to the terms of this Agreement.

                  SECTION 7.02. AGENT'S AND CO-AGENT'S RELIANCE, ETC. Neither the Agent nor the Co-Agent nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent and the Co-Agent: (a) may treat the Lender that made any Advance as the holder of the Debt resulting therefrom until the Agent receives and accepts an Assignment and Acceptance entered into by such Lender, as assignor, and an Eligible Assignee, as assignee, as provided in
Section 9.08; (b) may consult with legal counsel (including counsel for the Borrowers), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Borrowers or to inspect the property (including the books and records) of the Borrowers; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (f) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

                  SECTION 7.03. CUSA, ABN AMRO AND AFFILIATES. With respect to any Commitment of, or any Advances made by, CUSA, ABN AMRO or any of their respective affiliates, CUSA, ABN AMRO and each such affiliate shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent, the Co- Agent or an affiliate thereof; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include CUSA, ABN AMRO and each such affiliate in its individual capacity. CUSA, ABN AMRO and their respective affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrowers, any of its subsidiaries and any Person who may do business with or own securities of the Borrowers or any such subsidiary, all as if CUSA or ABN AMRO were not the Agent or the Co-Agent and without any duty to account therefor to the Lenders.

                  SECTION 7.04. LENDER CREDIT DECISION. Each Lender acknowledges that it has, independently and without reliance upon the Agent, the Co-Agent or any other Lender and based on the financial statements referred to in Section
4.03 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent, the Co-Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

                  SECTION 7.05. INDEMNIFICATION. The Lenders (other than the Designated Bidders) agree to indemnify the Agent and the Co-Agent (to the extent not reimbursed by the Borrowers), ratably according to the respective aggregate principal amount of Committed Advances then owing to each of them (or if no such Advances are at the time outstanding or if any such Advances are then owing to Persons which are not Lenders, ratably according to the respective amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent or the Co-Agent, as the case may be, in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent or the Co-Agent, as the case may be, under this Agreement, provided that no Lender shall be liable for any portion of -------- such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's or the Co-Agent's, as the case may be, gross negligence or willful misconduct. Without limitation of the foregoing, each Lender (other than the

Designated Bidders) agrees to reimburse the Agent and the Co-Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Agent or the Co-Agent, as the case may be, in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent or the Co-Agent, as the case may be, is not reimbursed for such expenses by the Borrowers.

                  SECTION 7.06. SUCCESSOR AGENT. The Agent may resign at any time by giving written notice thereof to the Lenders and the Company and may be removed at any time with or without cause by the Majority Lenders, such resignation or removal to be effective upon acceptance of appointment by a successor Agent as provided herein. Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent's giving of notice of resignation or the Majority Lenders' removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a bank recognized as a bank under the laws of the United States and having a combined capital and surplus of at least $100,000,000. The Borrower shall have the right to consent to the appointment of the successor Agent, which consent shall not be unreasonably withheld. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. The Co-Agent may resign at any time by giving written notice thereof to the Lenders, the Agent and the Borrower, and may be removed at any time with or without cause by the Majority Lenders.


                                  ARTICLE VIII
                               THE PARENT GUARANTY

                  SECTION 8.01. GUARANTY OF THE GUARANTIED OBLIGATIONS. The Company hereby irrevocably and unconditionally guaranties, as primary obligor and not merely as surety, the due and punctual payment in full of all Guarantied Obligations when and as the same shall become due, whether at stated maturity, by required prepayment or declaration of (or in certain circumstances automatic) acceleration (including amounts that would become due but for the operation of the automatic stay under
Section 362(a) of the Bankruptcy Code, 11 U.S.C. ss. 362(a)). The term "Guarantied Obligations" is used herein in its most comprehensive sense and includes:

                  (a) any and all obligations of the Borrowers in respect of notes, advances, borrowings, loans, debts, interest, fees, costs, expenses (including, without limitation, legal fees and expenses of counsel), indemnities and liabilities of whatsoever nature now or hereafter made, incurred or created, whether absolute or contingent, liquidated or unliquidated, whether due or not due, arising under or in connection with this Agreement, including those arising under successive borrowing transactions under this Agreement which shall either continue such obligations of the Borrowers or from time to time renew them after they have been satisfied; and

                  (b) those expenses set forth in Section 8.07 hereof.

                  This Article VIII, as it may be amended, amended and restated, supplemented or otherwise modified from time to time, is sometimes referred to herein as the "Parent Guaranty" or this "Parent Guaranty".

                  SECTION 8.02. LIABILITY OF THE COMPANY. The Company agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than indefeasible payment in full of the Guarantied Obligations. In furtherance of the foregoing and without limiting the generality thereof, the Company agrees as follows:

                  (a) This Parent Guaranty is a guaranty of payment when due and not of collectibility.

                  (b) The obligations of the Company hereunder are independent of the obligations of the Borrowers hereunder and the obligations of any other guarantor of the obligations of the Borrowers hereunder, and a separate action or actions may be brought and prosecuted against the Company whether or not any action is brought against the Borrowers or any of such other guarantors and whether or not the Borrowers are joined in any such action or actions.

                  (c) The Company's payment of a portion, but not all, of the Guarantied Obligations shall in no way limit, affect, modify or abridge the Company's liability for any portion of the Guarantied Obligations which has not been paid. Without limiting the generality of the foregoing, if the Agent is awarded a judgment in any suit brought to enforce the Company's covenant to pay a portion of the Guarantied Obligations, such judgment shall not be deemed to release the Company from its covenant to pay the portion of the Guarantied Obligations that is not the subject of such suit.

                  (d) The Agent, any Issuing Bank, any Designated Issuer or any Lender, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability of this Parent Guaranty or giving rise to any reduction, limitation, impairment, discharge or termination of the Company's liability hereunder, from time to time may (i) renew, extend (whether pursuant to Section 2.19 or otherwise), accelerate (in accordance with the terms of this Agreement), increase (in accordance with the terms of this Agreement) the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guarantied Obligations with the agreement of the applicable Borrower obligated therefor, (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guarantied Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guarantied Obligations and take and hold security for the payment of this Parent Guaranty or the Guarantied Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guarantied Obligations, any other guaranties of the Guarantied Obligations, or any other obligation of any Person with respect to the Guarantied Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of the Agent, any Issuing Bank, any Designated Issuer or any Lender in respect of this Parent Guaranty or the Guarantied Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that Agent, Issuing Banks, Designated Issuers or Lenders, or any of them, may have against any such security, as Agent in its discretion may determine consistent with this Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Company against the Borrowers or any security for the Guarantied Obligations; and (vi) exercise any other rights available to it hereunder.

                  (e) This Parent Guaranty and the obligations of the Company hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than indefeasible payment in full of the Guarantied Obligations), including without limitation the occurrence of any of the following, whether or not the Company shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising hereunder, at law, in equity or otherwise) with respect to the Guarantied Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guarantied Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including without limitation provisions relating to events of default) of this Agreement, or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guarantied Obligations, in each case whether or not in accordance with the terms of this Agreement or any agreement relating to such other guaranty or security; (iii) the Guarantied Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received from the proceeds of any security for the Guarantied Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guarantied Obligations) to the payment of indebtedness other than the Guarantied Obligations, even though the Agent, the Issuing Banks, the Designated Issuers or the Lenders, or any of them, might have elected to apply such payment to any part or all of the Guarantied Obligations; (v) any Lender's, Issuing Bank's, Designated Issuer's or Agent's consent to the change, reorganization or termination of the corporate or partnership structure or existence of the Borrowers or any of its Subsidiaries and to any corresponding restructuring of the Guarantied Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guarantied Obligations;

         (vii) any defenses which the Borrowers may allege or assert against the Agent, any Issuing Bank, any Designated Issuer or any Lender in respect of the Guarantied Obligations, including but not limited to statute of frauds, statute of limitations, and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of the Company as an obligor in respect of the Guarantied Obligations.

                  SECTION 8.03. WAIVERS BY THE COMPANY. The Company hereby waives, for the benefit of the Lenders, the Issuing Banks, the Designated Issuers and the Agent:

                  (a) any right to require the Agent, the Issuing Banks, the Designated Issuers or the Lenders, as a condition of payment or performance by the Company, to (i) proceed against the Borrowers, any other guarantor of the Guarantied Obligations or any other Person, (ii) proceed against or exhaust any security held from the Borrowers, any other guarantor of the Guarantied Obligations or any other Person,
         (iii) proceed against or have resort to any balance of any deposit account or credit on the books of the Agent, any Issuing Bank, any Designated Issuer or any Lender in favor of the Borrowers or any other Person, or (iv) pursue any other remedy in the power of the Agent, any Issuing Bank, any Designated Issuer or any Lender whatsoever;

                  (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrowers including, without limitation, any defense based on or arising out of the lack of validity or the unenforceability of the Guarantied Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrowers from any cause other than indefeasible payment in full of the Guarantied Obligations;

                  (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal;

                  (d) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of this Parent Guaranty and any legal or equitable discharge of the Company's obligations hereunder, (ii) the benefit of any statute of limitations affecting the Company's liability hereunder or the enforcement hereof, and (iii) promptness, diligence and any requirement that the Agent, any Issuing Bank, any Designated Issuer or any Lender protect, secure, perfect or insure any security interest or lien or any property subject thereto;

                  (e) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance of this Parent Guaranty, notices of default hereunder or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guarantied Obligations or any agreement related thereto, notices of any extension of credit to the Borrowers and notices of any of the matters referred to in Section
         8.02 and any right to consent to any thereof; and

                  (f) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Parent Guaranty.

                  SECTION 8.04. PAYMENT BY THE COMPANY. The Company hereby agrees, in furtherance of the foregoing and not in limitation of any other right which the Agent or any other Person may have at law or in equity against the Company by virtue hereof, upon the failure of the Borrowers to pay any of the Guarantied Obligations when and as the same shall become due, whether at stated maturity, by required prepayment or declaration of (or, in certain circumstances, automatic) acceleration, (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. ss. 362(a)), the Company will forthwith pay, or cause to be paid, in cash, to the Agent for the benefit of Lenders, the Issuing Banks and the Designated Issuers, an amount equal to the sum of the unpaid principal amount of all Guarantied Obligations then due as aforesaid, accrued and unpaid interest on such Guarantied Obligations (including, without limitation, interest which, but for the filing of a petition in bankruptcy with respect to the Borrowers, would have accrued on such Guarantied Obligations, whether or not a claim is allowed against the Borrowers for such interest in any such bankruptcy proceeding) and all other Guarantied Obligations then owed to the Agent and/or the Lenders, the Issuing Banks or the Designated Issuers as aforesaid.

                  SECTION 8.05. SUBROGATION. Until the Guarantied Obligations shall have been indefeasibly paid in full, the Company shall withhold exercise of (a) any right of subrogation, (b) any right of contribution the Company may have against any other guarantor of the Guarantied Obligations, (c) any right to enforce any remedy which the Agent, any Issuing Bank, any Designated Issuer or any Lender now has or may hereafter have against the Borrowers or (d) any benefit of, and any right to participate in, any security now or hereafter held by the Agent , any Issuing Bank, any Designated Issuer or any Lender. The Company further agrees that, to the extent that its agreement to defer exercising any of its rights of subrogation and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation the Company may have against the Borrowers or against any collateral or security, and any rights of contribution the Company may have against any other guarantor, shall be junior and subordinate to any rights the Agent, the Issuing Banks, the Designated Issuers or the Lenders may have against the Borrowers, to all right, title and interest the Agent, the Issuing Banks, the Designated Issuers or the Lenders may have in any such collateral or security, and to any right the Agent, the Issuing Banks, the Designated Issuers or the Lenders may have against such other guarantor. The Agent, on behalf of the Lenders, the Issuing Banks and the Designated Issuers, may use, sell or dispose of any item of collateral or security as it sees fit without regard to any subrogation rights the Company may have, and upon any such disposition or sale any rights of subrogation the Company may have shall terminate. If any amount shall be paid to the Company on account of such subrogation rights at any time when all Guarantied Obligations shall not have been paid in full, such amount shall be held in trust for the Agent on behalf of Lenders, the Issuing Banks and the Designated Issuers and shall forthwith be paid over to the Agent for the benefit of the Lenders, the Issuing Banks and the Designated Issuers to be credited and applied against the Guarantied Obligations in accordance with the terms of this Agreement or any applicable security agreement.

                  SECTION 8.06. SUBORDINATION OF OTHER OBLIGATIONS. Any indebtedness of the Borrowers or any Subsidiary of the Borrowers now or hereafter held by the Company is hereby subordinated in right of payment to the Guarantied Obligations, and any such indebtedness of the Borrowers or any Subsidiary of the Borrowers to the Company collected or received by the Company after an Event of Default resulting from a payment default has occurred and is continuing or after an acceleration of the Guarantied Obligations shall be held in trust for the Agent on behalf of the Lenders, the Issuing Banks and the Designated Issuers and shall forthwith be paid over to the Agent for the benefit of the Lenders, the Issuing Banks and the Designated Issuers to be credited and applied against the Guarantied Obligations but without affecting, impairing or limiting in any manner the liability of the Company under any other provision of this Parent Guaranty.

                  SECTION 8.07. EXPENSES. The Company agrees to pay, or cause to be paid, and to save the Agent, the Issuing Banks, the Designated Issuers and the Lenders harmless against liability for, any and all reasonable costs and out-of-pocket expenses (including fees and disbursements of counsel) incurred or expended by the Agent, any Issuing Bank, any Designated Issuer or any Lender in connection with the enforcement of or preservation of any rights under this Parent Guaranty.

                  SECTION 8.08. CONTINUING GUARANTY; TERMINATION OF PARENT GUARANTY. This Parent Guaranty is a continuing guaranty and shall remain in effect until all of the Guarantied Obligations shall have been indefeasibly paid in full, the Commitments of all of the Lenders shall have terminated, and the obligations of the Issuing Banks to issue Letters of Credit shall have terminated.

                  SECTION 8.09. AUTHORITY OF THE COMPANY OR THE BORROWERS. It is not necessary for the Lenders, the Issuing Banks, the Designated Issuers or the Agent to inquire into the capacity or powers of the Company or the Borrowers or the officers, directors or any agents acting or purporting to act on behalf of any of them.

                  SECTION 8.10. FINANCIAL CONDITION OF THE BORROWERS. Any Advances may be granted to the Borrowers or continued from time to time without notice to or authorization from the Company regardless of the financial or other condition of the Borrowers at the time of any such grant or continuation. The Lenders, the Issuing Banks, the Designated Issuers and the Agent shall have no obligation to disclose or discuss with the Company their assessment, or the Company's assessment, of the financial condition of the Borrowers. The Company has adequate means to obtain information from the Borrowers on a continuing basis concerning the financial condition of the Borrowers and its ability to perform its obligations hereunder, and the Company assumes the responsibility for being and keeping informed of the financial condition of the Borrowers and of all circumstances bearing upon the risk of nonpayment of the Guarantied Obligations. The Company hereby waives and relinquishes any duty on the part of the Agent, any Issuing Bank, any Designated Issuer or any Lender to disclose any matter, fact or thing relating to the business, operations or conditions of the Borrowers now known or hereafter known by the Agent, any Issuing Bank, any Designated Issuer or any Lender.

                  SECTION 8.11. RIGHTS CUMULATIVE. The rights, powers and remedies given to the Lenders, the Issuing Banks, the Designated Issuers and the Agent by this Parent Guaranty are cumulative and shall be in addition to and independent of all rights, powers and remedies given to the Lenders, the Issuing Banks, the Designated Issuers and the Agent by virtue of any statute or rule of law or under this Agreement or any agreement between the Company and the Lenders, the

Issuing Banks, the Designated Issuers and/or the Agent or between the Borrowers and the Lenders, the Issuing Banks, the Designated issuers and/or the Agent. Any forbearance or failure to exercise, and any delay by any Lender, any Issuing Bank, any Designated Issuer or the Agent in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

                  SECTION 8.12. BANKRUPTCY; POST-PETITION INTEREST; REINSTATEMENT OF THE PARENT GUARANTY. (a) The obligations of the Company under this Parent Guaranty shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of the Borrowers or by any defense which the Borrowers may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

                  (b) The Company acknowledges and agrees that any interest on any portion of the Guarantied Obligations which accrues after the commencement of any proceeding referred to in clause (a) above (or, if interest on any portion of the Guarantied Obligations ceases to accrue by operation of law by reason of the commencement of said proceeding, such interest as would have accrued on such portion of the Guarantied Obligations if said proceedings had not been commenced) shall be included in the Guarantied Obligations because it is the intention of the Company and the Agent that the Guarantied Obligations which are guarantied by the Company pursuant to this Parent Guaranty should be determined without regard to any rule of bankruptcy or other similar laws or which may relieve the Borrowers of any portion of such Guarantied Obligations. The Company will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay the Agent, or allow the claim of the Agent in respect of, any such interest accruing after the date on which such proceeding is commenced.

                  (c) In the event that all or any portion of the Guarantied Obligations are paid by the Borrowers, the obligations of the Company hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from the Agent, any Issuing Bank, any Designated Issuer or any Lender as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guarantied Obligations for all purposes under this Parent Guaranty.

                  SECTION 8.13. SET OFF. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, each Lender, each Issuing Bank, each Designated Issuer and the Agent is authorized at any time or from time to time, without notice (any such notice being hereby expressly waived), to set off and to appropriate and to apply any and all deposits (including but not limited to indebtedness evidenced by certificates of deposit, whether matured or unmatured, time or demand deposits, provisional or final deposits, or general deposits but not special deposits) and any other indebtedness of any Lender, any Issuing Bank, any Designated Issuer or the Agent owing to the Company and any other property of the Company held by any Lender, any Issuing Bank, any Designated Issuer or the Agent to or for the credit or the account of the Company against and on account of the Guarantied Obligations and liabilities of the Company to any Lender, any Issuing Bank, any Designated Issuer or the Agent under this Parent Guaranty.

                  SECTION 8.14. SUCCESSORS AND ASSIGNS. This Parent Guaranty is a continuing guaranty and shall be binding upon the Company and its successors and assigns. This Parent Guaranty shall inure to the benefit of the Lenders, the Issuing Banks, the Designated Issuers, the Agent and their respective successors and assigns. The Company shall not assign this Parent Guaranty or any of the rights or obligations of the Company hereunder without the prior written consent of all Lenders. To the extent the Guarantied Obligations are assigned in accordance with this Agreement, any Lender or Issuing Bank may, without notice or consent, assign its interest in this Parent Guaranty in whole or in part. The terms and provisions of this Parent Guaranty shall inure to the benefit of any permitted assignee or transferee of any rights and obligations under this Agreement, and in the event of such transfer or assignment the rights and privileges herein conferred upon the Lenders, the Issuing Banks, the Designated Issuers and the Agent shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof.

                  SECTION 8.15. FURTHER ASSURANCES. At any time or from time to time, upon the request of the Agent or Majority Lenders, the Company shall execute and deliver such further documents and do such other acts and things as the Agent or Majority Lenders may reasonably request in order to effect fully the purposes of this Parent Guaranty.

                                   ARTICLE IX
                                  MISCELLANEOUS

                  SECTION 9.01. AMENDMENTS, ETC. No amendment or waiver of any provision of this Agreement, nor consent to any departure by the Borrowers therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that any amendment, modification, termination or waiver of the principal amount of a Bid Advance or payments or prepayments by a Borrower in respect thereof, the scheduled maturity dates of a Bid Advance, the dates on which interest is payable and decreases in interest rates borne by the Bid Advances shall not be effective without the written concurrence of the Lender which has funded such Bid Advance; provided, further, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders (other than the Designated Bidders), do any of the following: (a) waive any of the conditions specified in Section 3.01, 3.02, or 3.03, (b) increase the Commitments of such Lenders or subject such Lenders to any additional obligations, (c) reduce the principal of, or interest on, the Committed Advances or Letters of Credit or any fees or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Committed Advances or Letters of Credit or any fees or other amounts payable hereunder, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Committed Advances, or the number of Lenders, which shall be required for the Lenders or any of them to take any action hereunder, (f) amend Section 6.01(a) or (e) or this Section 9.01, or (g) release the Parent Guaranty; provided, still further, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, waive any of the conditions specified in Section 3.04; and provided, still further, that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement.

                  SECTION 9.02. NOTICES, ETC. All notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic, telex or cable communication) and mailed, telecopied, telegraphed, telexed, cabled or delivered, if to a Borrower, at the Company's address at 200 Oceangate Boulevard, Suite 900, Long Beach, California 90802, Attention: Mr. Zohar Ziv; if to any Financial Institution, at its Domestic Lending Office specified opposite its name on SCHEDULE 1.01(A) HERETO; if to any other Lender, at its Domestic Lending Office specified in the Assignment and Acceptance, New Commitment Acceptance or Designation Agreement pursuant to which it became a Lender; and if to the Agent, at its address at 725 South Figueroa Street, Los Angeles, California 90017, Attention: Ms. Catherine Hudnall, Vice President, Corporate Capital Division; or, as to the Borrowers or the Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Agent. All such notices and communications shall, when mailed, telecopied, telegraphed, telexed or cabled, be effective when deposited in the mails, telecopied, delivered to the telegraph company, confirmed by telex answerback or delivered to the cable company, respectively, except that notices and communications to the Agent pursuant to Article II or VII shall not be effective until received by the Agent.

                  SECTION 9.03. NO WAIVER; REMEDIES. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

                  SECTION 9.04. COSTS, EXPENSES AND TAXES.

                  (a) The Borrower agrees to pay to the Agent, the Co-Agent and the Arranger on demand all costs and expenses in connection with the preparation, negotiation, execution, delivery, syndication, administration, modification and amendment of this Agreement and the other documents to be delivered hereunder, including, without limitation, all out-of-pocket expenses and the reasonable fees and expenses of counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under this Agreement. The Borrower further agrees to pay on demand all costs and expenses of the Agent, the Co-Agent, the Arranger and the Lenders, if any (including, without limitation, all out-of-pocket expenses and reasonable counsel fees and expenses and, without duplication, the allocated cost of in-house counsel), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the other documents to be delivered hereunder, including, without limitation, reasonable counsel fees and expenses in connection with the enforcement of rights under this Section 9.04(a). Any amounts owing to the Agent, the Co-Agent, the Arranger or any Lender under this Section 9.04(a) shall be paid by the Borrower upon presentation of a statement of account.

                  (b) If any payment of principal of any Eurocurrency Advance or Fixed Rate Advance is made by a

Borrower to or for the account of a Lender other than on the last day of the Eurocurrency Interest Period for such Advance or the maturity date for such Advance as specified in accordance with Section 2.03(f), as a result of a payment pursuant to Section 2.02(b)(i), acceleration of the maturity of the Advances pursuant to Section 6.01 or for any other reason, such Borrower shall, upon demand by any Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

                  SECTION 9.05. RIGHT OF SETOFF. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of a Borrower against any and all of the obligations of such Borrower now or hereafter existing under this Agreement, whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. Each Lender agrees promptly to notify such Borrower after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of setoff) which such Lender may have.

                  SECTION 9.06. JUDGMENT.

                  (a) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder or under any other Loan Document in any currency (the "Original Currency") into another currency (the "Other Currency") the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase the Original Currency with the Other Currency at London, England on the second Business Day preceding that on which final judgment is given.

                  (b) The obligation of a Borrower in respect of any sum due in the Original Currency from it to any Lender or the Agent hereunder shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Agent (as the case may be) of any sum adjudged to be so due in such Other Currency such Lender or the Agent (as the case may be) may in accordance with normal banking procedures purchase the Original Currency with such Other Currency; if the amount of the Original Currency so purchased is less than the sum originally due to such Lender or the Agent (as the case may be) in the Original Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Agent (as the case may be) against such loss, and if the amount of the Original Currency so purchased exceeds the sum originally due to any Lender or the Agent (as the case may be) in the Original Currency, such Lender or the Agent (as the case may be) agrees to remit to such Borrower such excess.

                  SECTION 9.07. BINDING EFFECT. This Agreement shall become effective when it shall have been executed by the Borrower and the Agent and when the Agent shall have been notified by each Financial Institution that such Financial Institution has executed it and thereafter shall be binding upon and inure to the benefit of the Borrowers, the Agent and each Lender and their respective successors and assigns, except that the Borrowers shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

                  SECTION 9.08. ASSIGNMENTS, DESIGNATIONS AND PARTICIPATIONS.

                  (a) Each Lender (other than the Designated Bidders) may assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Advances owing to it); provided, however, that, except in the case of assignments by a Lender to an affiliate of such Lender, (i) each such assignment shall be of a constant, and not a varying, percentage of all of the assigning Lender's rights and obligations under this Agreement (other than any right to make Bid Advances or Bid Advances owing to it), (ii) the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $10,000,000 and shall be an integral multiple of $1,000,000 in excess thereof,
(iii) each such assignment shall be to an Eligible Assignee, (iv) the Borrower shall consent to the assignee (which consent shall not be unreasonably withheld), (v) the Agent shall consent to such assignee (which consent shall not be unreasonably withheld) and (vi) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of $3000 (such fee shall not be paid by the Borrowers). Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto). If a Lender assigning all or a portion of its rights and obligations under this Agreement pursuant to this Section 9.08(a) (or its Designated Issuer) shall have issued a Syndicated Letter of Credit that remains outstanding at the time of such assignment, such Lender (or its Designated Issuer) shall be deemed to have sold and transferred irrevocably and unconditionally to the assignee, and such assignee shall be deemed to have purchased and received irrevocably and unconditionally, an undivided interest and participation to the extent of the interest being transferred to such assignee in such Letter of Credit, and the assignee's Commitment shall be deemed used by the amount of such participation for so long as such Letter of Credit remains outstanding and the assignor's remaining Commitment, if any, shall not be deemed used by the amount of such participation. In the event any reimbursement obligation in respect of such Letter of credit is not paid to such assigning Lender (or Designated Issuer) when due, the Lender shall promptly notify the assignee of the amount of such reimbursement obligation and such assignee shall promptly pay to the assigning Lender, in same day funds, an amount equal to such assignee's participation interest of the amount of such unpaid reimbursement obligation.

                  (b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto;

(ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or the performance or observance by any Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.03 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and
(vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

                  (c) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of EXHIBIT A hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.

                  (d) Each Lender (other than the Designated Bidders) may designate one or more banks or other entities to have a right to make Bid Advances as a Lender pursuant to Section 2.03; provided, however, that (i) no such Lender shall be entitled to make more than two such designations, (ii) each such Lender making one or more of such designations shall retain the right to make Bid Advances as a Lender pursuant to Section 2.03, (iii) each such designation shall be to a Designated Bidder and (iv) the parties to each such designation shall execute and deliver to the Agent, for its acceptance and recording in the Register, a Designation Agreement. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Designation Agreement, the designee thereunder shall be a party hereto with a right to make Bid Advances as a Lender pursuant to Section 2.03 and the obligations related thereto.

                  (e) By executing and delivering a Designation Agreement, the Lender making the designation thereunder and its designee thereunder confirm and agree with each other and the other parties hereto as follows: (i) such Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or the performance or observance by any Borrower or any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such designee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in
Section 4.03 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into the Designation Agreement; (iv) such designee will, independently and without reliance upon the Agent, such designating Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such designee confirms that it is a Designated Bidder; (vi) such designee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such designee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

                  (f) Upon its receipt of a Designation Agreement executed by a designating Lender and a designee representing that it is a Designated Bidder, the Agent shall, if such Designation Agreement has been completed and is substantially in the form of EXHIBIT E hereto, (i) accept such Designation Agreement, (ii) record the information contained therein in the Register and
(iii) give prompt notice thereof to the Borrower.

                  (g) Each Accepted Lender may submit a New Commitment Acceptance pursuant to the provisions of Section 2.05 hereof. Upon the execution, delivery, acceptance and recording of a New Commitment Acceptance, and the payment by the Accepted Lender to the Agent of a processing and recordation fee of $3,000, from and after the Increase Date related to such New Commitment Acceptance, the Accepted Lender shall be a party hereto and have the rights and obligations of a Lender hereunder.

                  (h) By executing and delivering an Increased Commitment Acceptance, the Lender thereunder agrees to make Committed Advances to the Borrowers pursuant to the terms of Section 2.01(a) in an aggregate amount not to exceed at any time outstanding the sum of (y) the amount set forth opposite such Lender's name on the signature pages hereof under the caption "Commitments" plus
(z) the aggregate amount of Proposed Increased Commitments set forth in such Increased Commitment Acceptance and each Increased Commitment Acceptance previously submitted by such Lender, if any.

                  By executing and delivering a New Commitment Acceptance, the Accepted Lender confirms with the other parties hereto as follows: (i) such Accepted Lender confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.03 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such New Commitment Acceptance; (ii) such Accepted Lender will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (iii) such Accepted Lender confirms that it is an Eligible Assignee; (iv) such Accepted Lender appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (v) such Accepted Lender agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

                  (i) Upon its receipt of a completed Increased Commitment Acceptance executed by a Lender, the Agent shall (i) accept such Increased Commitment Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Company provided, however, that if any reallocation of the Proposed Increased Commitment set forth in such Increased Commitment Acceptance is required pursuant to Sections 2.05 or 9.08(g), the Agent shall not accept such Increased Commitment Acceptance and such Lender shall resubmit to the Agent, within 5 Business Days of the Increase Date related to such Increased Commitment Acceptance, an Increased Commitment Acceptance setting forth such reallocated amount of the Proposed Increased Commitment.

                  Upon its receipt of a completed New Commitment Acceptance executed by an Accepted Lender representing that it is an Eligible Assignee, the Agent shall (i) accept such New Commitment Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower; provided, however, that if any reallocation of the Proposed New Commitment set forth in such New Commitment Acceptance is required pursuant to Sections 2.05 or 9.08(g), the Agent shall not accept such New Commitment Acceptance and such Lender shall resubmit to the Agent, within 5 Business Days of the Increase Date related to such New Commitment Acceptance, a New Commitment Acceptance setting forth such reallocated amount of the Proposed New Commitment.

                  (j) The Agent shall maintain at its address referred to in
Section 9.02 a copy of each Assignment and Acceptance, each Increased Commitment Acceptance, each New Commitment Acceptance and each Designation Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of each of the Lenders and, with respect to Lenders other than Designated Bidders, the Commitment of, and principal amount of the Advances owing to, each such Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for the purposes of this Agreement. The Register shall be available for inspection by the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice.

                  On each Increase Date, the Agent will calculate the appropriate adjustments to the Register to reflect the reallocation of outstanding Advances and Letters of Credit in accordance with the pro rata share of the then current aggregate Commitments of the Lenders set forth in the Register, and will (i) prior to 10:00 A.M. (New York City time) on such date (A) notify each Lender and the Borrower of the amounts of such reallocation of Advances and (B) notify each Lender of the amount, representing the portion of principal amount of outstanding Advances, which such Lender will either advance or receive as a result of such reallocation, and (ii) prior to the close of business in New York City on such date notify each Lender and the Borrower of the amounts of such reallocation of the Letter of Credit Usage. Immediately upon receipt of the notice from the Agent set forth in clause (i) above, but no later than 12:00 noon (New York City time) on such date, each Lender which is to make an Advance as described above shall make such amount available to the Agent in funds immediately available to the Agent. Promptly upon receipt of funds from a Lender making an Advance as set forth above, the Agent shall remit such amount to the Lender or Lenders entitled to receive such amount, pro-rata in proportion to the amounts to be received by them as determined above. The making of an Advance by a Lender as set forth above shall be deemed to be the making of an Advance to the Borrower on the date such funds are transmitted to the Agent. The receipt by a Lender of funds as set forth above shall be deemed to be a payment of Advances by the Borrower on the date such payment is received.

                  (k) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Advances owing to it); provided, however, that (i) such Lender's obligations under this Agreement (including, without limitation, its Commitment to the Borrowers hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrowers, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement (iv) no Lender shall grant any participation under which the participant shall have rights to require such Lender to take or omit to take any action hereunder or under the other Loan Documents or approve any amendment to or waiver of this Agreement or the other Loan Documents, except to the extent such amendment or waiver would: (A) extend the Termination Date of such Lender; or (B) reduce the interest rate or the amount of principal or fees applicable to Advances or the Commitment in which such participant is participating or change the date on which interest, principal or fees applicable to Advances or the Commitment in which such participant is participating are payable and (v) the Borrower shall not be required to pay any amount hereunder that is greater than the amount which it would have been required to pay had no such participation been sold.

                  (l) Any Lender may, in connection with any assignment or participation or proposed assignment, designation or participation pursuant to this Section 9.08, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrowers furnished to such Lender by or on behalf of the Borrowers; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any confidential information relating to the Borrowers received by it from such Lender.

                  (m) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and any promissory note or notes executed and delivered by a Borrower hereunder and held by such Lender) in favor of any Federal Reserve Bank in accordance with

Regulation A of the Board of Governors of the Federal Reserve System.

                  SECTION 9.09. CONSENT TO JURISDICTION.

                  (a) Each Borrower hereby irrevocably submits to the jurisdiction of any New York State or Federal court sitting in New York City and any appellate court from any thereof in any action or proceeding arising out of or relating to this Agreement, and each Borrower hereby irrevocably agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or in such Federal court. Each Borrower hereby irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of any such action or proceeding. Each Borrower hereby irrevocably appoints CT Corporation System (the "Process Agent"), with an office on the date hereof at 1633 Broadway, New York, New York 10019, United States, as its agent to receive on behalf of each Borrower and its property service of copies of the summons and complaint and any other process which may be served in any such action or proceeding. Such service may be made by mailing or delivering a copy of such process to each Borrower in care of the Process Agent at the Process Agent's above address with a copy to the Borrower at 200 Oceangate Boulevard, Suite 900, Long Beach, California 90802, Attention: Mr. Zohar Ziv and each Borrower hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. As an alternative method of service, each Borrower also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the Borrower at its address specified in Section 9.02, in accordance with the procedures for service by mail under New York law. Each Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

                  (b) Nothing in this Section 9.09 shall affect the right of the Agent or any Lender to serve legal process in any other manner permitted by law or affect the right of the Agent or any Lender to bring any action or proceeding against a Borrower or its property in the courts of any other jurisdictions including the Federal and State courts sitting in the State of California.

                  SECTION 9.10. WAIVER OF JURY TRIAL. EACH BORROWER, THE AGENT, THE CO-AGENT, THE DESIGNATED ISSUERS AND THE LENDERS HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT THE ADVANCES, LETTERS OF CREDIT, OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT

MATTER OF THIS AGREEMENT AND THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. Each Borrower, the Co-Agent, the Agent, the Designated Issuers and the Lenders each acknowledge that this waiver is a material inducement to enter into a business relationship, that each has already relied on the waiver in entering into this Agreement and that each will continue to rely on the waiver in their related future dealings. Each Borrower, the Agent, the Co-Agent, the Designated Issuers and the Lenders further warrant and represent that each has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE ADVANCES AND LETTERS OF CREDIT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

                  SECTION 9.11. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

                  SECTION 9.12. EXECUTION IN COUNTERPARTS. This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

                  SECTION 9.13. INDEMNIFICATION. The Borrower agrees to pay, and on demand to indemnify and hold harmless the Agent, the Co-Agent and each Lender and each Issuing Bank and their respective affiliates, and each of their respective successors, assigns, directors, officers, employees, servants, attorneys and agents (collectively, the "Indemnitees") from and against any and all claims, including claims based on strict liability in tort, damages, losses, liabilities, demands, suits, penalties, judgments, causes of action and all legal proceedings, whether civil, criminal, administrative or in arbitration, whether or not such Indemnitee is a party thereto, penalties, fines and other sanctions and expenses, including, without limitation fees and disbursements of counsel, which may be imposed on, incurred by or asserted against any
Indemnitee:

                  (a) by reason of or in connection with the execution, delivery, performance, administration or enforcement of this Agreement or any proposal, fee, or commitment letter relating thereto, or any transaction contemplated by this Agreement; or

                  (b) arising under or pursuant to activities of a Borrower that violate Environmental Laws; or

                  (c) arising out of or relating to the use of proceeds of the Advances or the Letters of Credit;

provided, however, that the Borrower shall not be liable to any Indemnitee for any portion of such claims, damages, liabilities and expenses that a court of competent jurisdiction shall have determined to have directly resulted from such Indemnitee's gross negligence or willful misconduct. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the immediately preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all indemnified liabilities incurred by the Indemnitees or any of them.

                  SECTION 9.14. CONFIDENTIALITY. Each Lender agrees, insofar as is legally possible, to use its best efforts to keep in confidence all financial data and other information relative to the affairs of the Company and its Subsidiaries heretofore furnished or which may hereafter be furnished to it pursuant to the provisions of this Agreement; provided, however, that this
Section 9.14 shall not be applicable to information otherwise disseminated to the public by the Company or its Subsidiaries; and provided further that such obligation of each Lender shall be subject to each Lender's (a) obligation to disclose such information pursuant to a request or order under applicable laws and regulations or pursuant to a subpoena or other legal process, (b) right to disclose any such information to bank examiners, its affiliates (including, without limitation, in the case of CUSA, Citicorp Securities, Inc., and in the case of ABN AMRO Bank N.V., ABN AMRO Securities (USA) Inc.) for use in connection with the review or supervision of this Agreement, banks, auditors, accountants and its counsel and other Lenders, and (c) right to disclose any such information, (i) in connection with the transactions set forth herein including assignments and sales of participation interests pursuant to Section
9.08 hereof or (ii) in or in connection with any litigation or dispute involving the Lenders and the Borrowers or any transfer or other disposition by such Lender of any of its Advances or other extensions of credit by such Lender to the Borrowers or any of their Subsidiaries, provided that information disclosed pursuant to this proviso shall be so disclosed subject to such procedures as are reasonably calculated to maintain the confidentiality thereof.

                  SECTION 9.15. INDEPENDENCE OF COVENANTS. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

                  SECTION 9.16. SURVIVAL OF WARRANTIES AND CERTAIN AGREEMENTS.

                  (a) All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement, the making of the Advances hereunder, and the issuance of the Letters of Credit.

                  (b) Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of the Borrowers set forth in Sections 2.02(b), 2.12, 2.14, 9.04 and 9.13 and the agreements of Lenders set forth in Sections 7.05 and 9.05 shall survive the payment of the Advances, the cancellation or expiration of the Letters of Credit and the termination of this Agreement.

                  SECTION 9.17. SEVERABILITY. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

                  SECTION 9.18. HEADINGS. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                            BW/IP INTERNATIONAL, INC.
                                            as a Borrower and Parent Guarantor


                                            By /s/ ZOHAR ZIV
                                               -------------------------------
                                               Title: Treasurer




                             Financial Institutions

                    Commitment

                   $26,000,000              CITICORP USA, INC.
                                            individually and as Agent


                                            By /s/ JOHN CLARK
                                               -------------------------------
                                               Title: Vice President and
                                                      Senior Credit Officer

                   $26,000,000              ABN AMRO BANK N.V.,
                                            individually and as Co-Agent


                                            By /s/ JOHN A. MILLER
                                               -------------------------------
                                               Title: Vice President


                                            By /s/ ELLEN M. COLEMAN
                                               -------------------------------
                                               Title: Assistant Vice President

                   $24,000,000              BANK OF AMERICA NATIONAL TRUST AND
                                            SAVINGS ASSOCIATION


                                            By /s/ GINA M. WEST
                                               -------------------------------
                                               Title: Vice President

                   $24,000,000              NATIONSBANK OF TEXAS, N.A.


                                            By /s/ JANET E. SOCKWELL
                                               -------------------------------
                                               Title: Vice President

                               Designated Issuers



                                            CITIBANK, N.A., as Designated
                                            Issuer for Citicorp USA, Inc.


                                            By /s/  MARJORIE FUTORNICK
                                               -------------------------------
                                               Title: Vice President

                          For Purposes of Section 2.18


                                            BANK OF AMERICA ILLINOIS (FORMERLY
                                            KNOWN AS CONTINENTAL BANK N.A.),
                                            not as a Lender but solely with
                                            respect to Section 2.18(e)


                                            By /s/ GINA M. WEST
                                               -------------------------------
                                               Title: Vice President